     As Filed with the Securities and Exchange Commission on March 6, 2001
                                                      Registration No. 333 -

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ----------------

                                BB&T CORPORATION
             (Exact name of registrant as specified in its charter)

      North Carolina                  6060                   56-0939887
      (State or other     (Primary Standard Industrial    (I.R.S. Employer
       jurisdiction       Classification Code Number)  Identification Number)
    of incorporation or
       organization)

                             200 West Second Street
                      Winston-Salem, North Carolina 27101
                                 (336) 733-2000
         (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

                            Jerone C. Herring, Esq.
                       200 West Second Street, 3rd Floor
                      Winston-Salem, North Carolina 27101
                                 (336) 733-2180
           (Name, address, including Zip Code, and telephone number,
                   including area code, of agent for service)

                 The Commission is requested to send copies of
                             all communications to:

           Peter A. Zorn, Esq.                  Lori M. Beresford, Esq.
  Womble Carlyle Sandridge & Rice, PLLC      Muldoon, Murphy & Faucette LLP
   200 West Second Street, 17th Floor          5101 Wisconsin Ave., N.W.
   Winston-Salem, North Carolina 27101            Washington, DC 20016

                               ----------------

  Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
                                               Proposed       Proposed
                                   Amount      maximum        maximum       Amount of
    Title of each class of         to be    offering price   aggregate     registration
  securities to be registered    registered    per unit    offering price      fee
---------------------------------------------------------------------------------------
Common Stock,
 par value $5.00 per share(1)..  6,320,378        (2)      $191,645,113(3)   $47,912
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------

(1) Each share of the registrant's common stock includes one preferred share purchase right.
(2) Not applicable.
(3) Computed in accordance with Rule 457(f) based on the average of the high ($18.50) and low ($18.25) sales price of the common stock of Virginia Capital Bancshares, Inc. on March 1, 2001 as reported on The Nasdaq National Market.
  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become ef-fective on such date as the Commission, acting pursuant to Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       Virginia Capital Bancshares, Inc.
                               400 George Street
                         Fredericksburg, Virginia 22404

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE  , 2001

                               ----------------

  Virginia Capital Bancshares, Inc. will hold a special meeting of shareholders
on       , June  , 2001 at 10:00 a.m. Eastern time, at the             , for
the following purposes:

  . To consider and vote on the proposed merger of Virginia Capital into BB&T Corporation. In the merger, each share of Virginia Capital common stock will be automatically converted into not less than 0.4958 or more than 0.6060 of a share of common stock of BB&T, plus cash in lieu of any fractional share of BB&T common stock, all as described in more detail in the accompanying proxy statement/prospectus. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement/prospectus.

  . To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

  Holders of Virginia Capital common stock as of the close of business on
      , 2001 are entitled to notice of the meeting and to vote at the meeting. If your shares are not registered in your own name, you will need additional documentation from the record holder in order to vote personally at the meet-ing.

  The proxy statement/prospectus follows this notice, and a proxy card is en-closed. To ensure that your vote is counted, please complete, sign, date and return the proxy card in the enclosed, postage-paid return envelope, whether or not you plan to attend the meeting in person. You may revoke your proxy at any time before it is voted at the meeting. If you attend the meeting, you may re-voke your proxy and vote your shares in person. However, attendance at the meeting will not of itself revoke a proxy.

                                          By Order of the Board of Directors

                                          Peggy J. Newman, Corporate Secretary

Fredericksburg, Virginia
       , 2001

   Please complete and sign the enclosed proxy and return it promptly in the envelope provided, whether or not you plan to attend the meeting.

                            [Virginia Capital logo]

                        Special Meeting of Shareholders

                 MERGER PROPOSAL -- YOUR VOTE IS VERY IMPORTANT

The Board of Directors of Virginia Capital Bancshares, Inc. has unanimously approved a merger combining Virginia Capital and BB&T Corporation. In the merger, you will receive not less than 0.4958 or more than 0.6060 of a share of BB&T common stock for each share of Virginia Capital common stock that you own, depending on the average reported closing price of BB&T common stock over the ten-trading day period ending on the day before the special meeting of Virginia Capital shareholders to vote on the merger.

You generally will not recognize gain or loss for federal income tax purposes on your receipt of the BB&T common stock.

The merger will join Virginia Capital's strengths as a community-oriented institution serving Fredericksburg, Virginia and the greater Washington D.C.- Baltimore metropolitan service area with BB&T's position as a leading bank throughout the Carolinas, West Virginia, Virginia, Washington D.C. and parts of Maryland, Georgia, Kentucky and Tennessee.

At the special meeting, you will consider and vote on the merger agreement. The merger cannot be completed unless holders of more than two-thirds of the shares of Virginia Capital common stock entitled to vote approve the merger agreement. Virginia Capital's Board of Directors believes the merger is in the best interests of Virginia Capital shareholders and unanimously recommends that the shareholders vote to approve the merger agreement. No vote of BB&T shareholders is required to approve the merger agreement.

BB&T common stock is listed on the New York Stock Exchange under the symbol "BBT." On April , 2001, the closing price of BB&T common stock was $ , making
the value of      of a share of BB&T common stock (which is what Virginia
Capital shareholders would receive for each share of Virginia Capital common stock if the average closing price of BB&T common stock over the ten-trading
day pricing period was $   ) equal to $   . This price will, however, fluctuate
between now and the merger.

The special meeting will be held at 10:00 a.m., Eastern time, on      , June  ,
2001 at the             .

This proxy statement/prospectus provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. In addition, this proxy statement/prospectus incorporates important business and financial information about BB&T and Virginia Capital from other documents that we have not included in the proxy statement/prospectus. You may obtain copies of these other documents without charge by requesting them in writing or by telephone at any time prior to [insert date five business days prior to meeting] from the appropriate company at the following addresses:

 BB&T Corporation   Virginia Capital
    Shareholder     Bancshares, Inc.
     Reporting      400 George Street
  Post Office Box    Fredericksburg,
       1290          Virginia 22404
  Winston-Salem,     (540) 899-5500
  North Carolina     Attn: Corporate
       27102            Secretary
  (336) 733-3021

Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you fail to return your proxy card and fail to vote in person, the effect will be the same as a vote against the merger agreement. Your vote is very important. You can revoke your proxy at any time before its exercise by filing written revocation with, or by delivering a later-dated proxy to, Virginia Capital's Corporate Secretary before the meeting or by attending the meeting and voting in person. If your shares are registered in street name, you will need additional documentation from the record holder to vote in person at the meeting.

On behalf of the Board of Directors of Virginia Capital, I urge you to vote "FOR" approval and adoption of the merger agreement.

                                               Samuel C. Harding, Jr., President
 Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the BB&T common stock to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

 The shares of BB&T common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

 This proxy statement/prospectus is dated       , 2001 and is expected to be
 first mailed to shareholders of Virginia Capital on or about       , 2001.

                               TABLE OF CONTENTS

A WARNING ABOUT FORWARD-LOOKING INFORMATION................................ iii

SUMMARY....................................................................   1

MEETING OF SHAREHOLDERS....................................................   9
  General..................................................................   9
  Who Can Vote at the Meeting..............................................   9
  Attending the Meeting....................................................   9
  Vote Required............................................................   9
  Voting and Revocation of Proxies.........................................  10
  Solicitation of Proxies..................................................  10
  Participants in Fredericksburg State Bank's Employee Stock Ownership
   Plan....................................................................  11
  Recommendation of the Virginia Capital Board.............................  11

THE MERGER.................................................................  12
  General..................................................................  12
  Background of and Reasons for the Merger.................................  12
  Opinion of Virginia Capital's Financial Advisor..........................  16
  Material Federal Income Tax Consequences of the Merger...................  21
  Exchange Ratio...........................................................  23
  Exchange of Virginia Capital Stock Certificates..........................  23
  The Merger Agreement.....................................................  24
  Interests of Virginia Capital's Directors and Officers in the Merger That
   Differ from Yours.......................................................  30
  Regulatory Considerations................................................  33
  Accounting Treatment.....................................................  34
  Stock Option Agreement...................................................  35
  Effect on Employee Benefit Plans and Stock Options.......................  37
  Restrictions on Resales by Affiliates....................................  39
  No Appraisal or Dissenters' Rights.......................................  40

INFORMATION ABOUT BB&T.....................................................  40
  General..................................................................  40
  Operating Subsidiaries...................................................  40
  Acquisitions.............................................................  41
  Capital..................................................................  42
  Deposit Insurance Assessments............................................  43
  Additional Information...................................................  43

INFORMATION ABOUT VIRGINIA CAPITAL.........................................  44

DESCRIPTION OF BB&T CAPITAL STOCK..........................................  44
  General..................................................................  44
  BB&T Common Stock........................................................  44
  BB&T Preferred Stock.....................................................  45
  Shareholder Rights Plan..................................................  45
  Other Anti-Takeover Provisions...........................................  47

COMPARISON OF THE RIGHTS OF BB&T SHAREHOLDERS AND VIRGINIA CAPITAL
 SHAREHOLDERS..............................................................  48
  Authorized Capital Stock.................................................  48
  Special Meetings of Shareholders.........................................  49

  Directors................................................................  49
  Dividends and Other Distributions........................................  49
  Shareholder Nominations and Shareholder Proposals........................  50
  Discharge of Duties; Exculpation and Indemnification.....................  51
  Mergers, Share Exchanges and Sales of Assets.............................  51
  Anti-takeover Statutes...................................................  52
  Amendments to Articles of Incorporation and Bylaws.......................  53
  Consideration of Business Combinations...................................  53
  Shareholders' Rights of Dissent and Appraisal............................  54
  Liquidation Rights.......................................................  54
  Limitations on Voting Rights.............................................  55

SHAREHOLDER PROPOSALS......................................................  55

OTHER BUSINESS.............................................................  55

LEGAL MATTERS..............................................................  55

EXPERTS....................................................................  56

WHERE YOU CAN FIND MORE INFORMATION........................................  56
  Appendix A--Agreement and Plan of Reorganization (excluding certain annexes)
  Appendix B--Fairness Opinion of Trident Securities [to be updated]

                  A WARNING ABOUT FORWARD-LOOKING INFORMATION

  BB&T and Virginia Capital have each made forward-looking statements in this document and in other documents to which this document refers that are subject to risks and uncertainties. These statements are based on the beliefs and as-sumptions of the management of BB&T and Virginia Capital and on information currently available to them or, in the case of information that appears under the heading "The Merger--Background of and Reasons for the Merger" on page , information that was available to management of BB&T and Virginia Capital as of the date of the merger agreement, and should be read in connection with the no-tices about forward-looking statements made by each of BB&T and Virginia Capi-tal in its reports filed under the Securities Exchange Act of 1934. Forward-looking statements include the information concerning possible or assumed fu-ture results of operations of BB&T or Virginia Capital set forth under "Summa-ry" and "The Merger--Background of and Reasons for the Merger" and statements preceded by, followed by or that include the words "believes," "expects," "as-sumes," "anticipates," "intends," "plans," "estimates" or other similar expres-sions. See "Where You Can Find More Information" on page .

  BB&T and Virginia Capital have made statements in this document and in other documents to which this document refers regarding estimated earnings per share of BB&T and Virginia Capital on a stand-alone basis, expected cost savings from the merger, the anticipated accretive effect of the merger and BB&T's antici-pated performance in future periods. With respect to estimated cost savings, BB&T has made assumptions about, among other things, the extent of operational overlap between BB&T and Virginia Capital, the amount of general and adminis-trative expense consolidation, costs relating to converting Virginia Capital's bank operations and data processing to BB&T's systems, the size of anticipated reductions in fixed labor costs, the amount of severance expenses, the extent of the charges that may be necessary to align the companies' respective ac-counting reserve policies and the costs related to the merger. The realization of cost savings are subject to the risk that the foregoing assumptions prove to be incorrect, and actual results may be materially different from those ex-pressed or implied by the forward-looking statements.

  Any statements in this document about the anticipated accretive effect of the merger and BB&T's anticipated performance in future periods are subject to var-ious risks relating to, among other things, the following:

  . expected cost savings from the merger or other previously announced mergers may not be fully realized or realized within the expected time frame;

  . the loss of deposits, customers or revenues following the merger or other previously announced mergers may be greater than expected;

  . competitive pressures among depository and other financial institutions may increase significantly;

  . costs or difficulties related to the integration of the businesses of BB&T and its merger partners, including Virginia Capital, may be greater than expected;

  . changes in the interest rate environment may reduce margins or the vol-umes or values of loans made or held;

  . general economic or business conditions, either nationally or in the states or regions in which BB&T and Virginia Capital do business, may be less favorable than expected, resulting in, among other things, a dete-rioration in credit quality or a reduced demand for credit;

  . legislative or regulatory changes, including changes in accounting stan-dards, may adversely affect the businesses in which BB&T and Virginia Capital are engaged;

  .  adverse changes may occur in the securities markets; and

  . competitors of BB&T and Virginia Capital may develop products that ena-ble them to compete more successfully than BB&T and Virginia Capital.

Management of each of BB&T and Virginia Capital believes the forward-looking statements about its company are reasonable. However, shareholders of Virginia Capital should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assump-tions. The future results and shareholder values of BB&T following completion of the merger may differ materially from those expressed or implied in these forward-looking statements. Many of the factors that will determine these re-sults and values are beyond BB&T's and Virginia Capital's ability to control or predict.

  All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to BB&T or Virginia Capital or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither BB&T nor Virginia Capital undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                                    SUMMARY

  This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is impor-tant to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire docu-ment and the documents to which we refer you. See "Where You Can Find More In-formation" on page .

Exchange Ratio to be not less than 0.4958 or more than 0.6060 of a Share of BB&T Common Stock for each Share of Virginia Capital Common Stock

  If the merger is completed, you will receive not less than 0.4958 or more than 0.6060 of a share of BB&T common stock for each share of Virginia Capital common stock you own, plus cash in lieu of any fractional share of BB&T common stock that would otherwise be issued. The portion of a share of BB&T common stock that you will receive will depend on the average reported closing price of BB&T common stock over the ten-trading day period ending on the day before the special meeting of Virginia Capital shareholders to vote on the merger:

  . if the average closing price is $37.31 or more, you will receive 0.4958 of a share of BB&T common stock for each share of Virginia Capital com-mon stock that you own;

  . if the average closing price is $30.53 or less, you will receive 0.6060 of a share of BB&T common stock for each share of Virginia Capital com-mon stock that you own; and

  . if the average closing price is greater than $30.53 and less than $37.31, you will receive a portion of a share of BB&T common stock equal to $18.50 divided by the average closing price for each share of Vir-ginia Capital common stock that you own.

  On April  , 2001, the closing price of BB&T common stock was $   . Because
the market price of BB&T common stock fluctuates, you will not know when you vote what the shares will be worth when issued in the merger.

No Federal Income Tax on Shares Received in Merger (Page  )

  Neither company is required to complete the merger unless it receives a legal opinion from BB&T's counsel to the effect that, based on certain facts, repre-sentations and assumptions, the merger will be treated as a "reorganization" for federal income tax purposes. Therefore, we expect that, for federal income tax purposes, you generally will not recognize any gain or loss on the conver-sion of shares of Virginia Capital common stock into shares of BB&T common stock. You will be taxed, however, if you receive any cash in lieu of a frac-tional share of BB&T common stock. Tax matters are complicated, and the tax consequences of the merger may vary among shareholders. We urge you to contact your own tax advisor to understand fully how the merger will affect you.

BB&T Dividend Policy Following the Merger

  BB&T currently pays regular quarterly dividends of $0.23 per share of its common stock and, over the past five years, has had a dividend payout ratio in the range of approximately 38% to 39.5% of recurring earnings and a compound annualized dividend growth rate of 14.9%. BB&T expects that it will continue to pay quarterly dividends consistent with this payout ratio, but may change that policy based on business conditions, BB&T's financial condition, earnings and other factors.

Virginia Capital Board Unanimously Recommends Shareholder Approval (Page  )

  The Virginia Capital Board of Directors believes that the merger is in the best interests of Virginia Capital shareholders and unanimously recommends that you vote "FOR" approval of the merger agreement. The Virginia Capital Board be-lieves that, as a result of the merger, you will be able to achieve greater value than you would if Virginia Capital remained independent.

Exchange Ratio Fair to Shareholders According to Virginia Capital's Financial Advisor (Page )

  Virginia Capital's financial advisor, Trident Securities, a Division of Mc-Donald Investments,

Inc., has given an opinion to the Virginia Capital Board that, as of [the date of this proxy statement/ prospectus], the exchange ratio in the merger is fair from a financial point of view to you as holders of Virginia Capital common stock. [to be updated] The full text of this opinion is attached as Appendix B to this proxy statement/prospectus. We encourage you to read the opinion care-fully to understand the assumptions made, matters considered and limitations of the review undertaken by Trident Securities in rendering its fairness opinion. Virginia Capital has agreed to pay Trident a fee equal to a percentage of the merger consideration received in the merger. Based on an assumed merger consid-eration value of $18.50 per share of Virginia Capital common stock, Trident's total fee would be approximately $765,000. Trident has received $145,000 as of the date of this proxy statement/ prospectus.

Virginia Capital Shareholders Do Not Have Dissent and Appraisal Rights (Page  )

  Under Virginia law, you do not have the right to dissent from the merger and to demand a statutory appraisal of the fair value of your shares of Virginia Capital common stock.

Meeting to be held June  , 2001 (Page  )

  Virginia Capital will hold the special shareholders' meeting at 10:00 a.m.,
Eastern time, on     , June  , 2001 at       , located at       . At the meet-
ing, you will vote on the merger agreement and conduct any other business that properly arises.

The Companies (Page  )

BB&T Corporation
200 West Second Street
Winston-Salem, North Carolina 27101
(336) 733-2000

  BB&T is a multi-bank holding company with more than $[60.9] billion in as-sets. It is the [fifth] largest financial holding company in the Southeast and, through its banking subsidiaries, operates [889] branch offices in the Caroli-nas, Georgia, Virginia, Maryland, West Virginia, Tennessee, Kentucky and Wash-ington, D.C. BB&T ranks [first] in deposit market share in West Virginia, [sec-ond] in North Carolina and [third] in South Carolina, and maintains a signifi-cant market presence in Virginia, Maryland, Georgia and Washington, D.C. [to be updated]

Virginia Capital Bancshares, Inc.
380 East Main Street
Fredericksburg, Virginia 22404
(550) 899-5500

  Virginia Capital Bancshares, Inc., with $532.7 million in assets, operates one banking office in Fredericksburg, Virginia, two banking offices in Spotsyl-vania County, Virginia and one banking office in Stafford County, Virginia through its banking subsidiary, Fredericksburg State Bank.

The Merger (Page  )

  In the merger, Virginia Capital will merge into BB&T, and Virginia Capital's banking subsidiary, through which it operates, will become a wholly owned sub-sidiary of BB&T. If the Virginia Capital shareholders approve the merger agree-ment at the special meeting, we currently expect to complete the merger in the [third] quarter of 2001.

  We have included the merger agreement as Appendix A to this proxy statement/prospectus. We encourage you to read the merger agreement in full, as it is the legal document that governs the merger.

More than Two-Thirds Virginia Capital Shareholder Vote Required (Page  )

  Approval of the merger agreement requires the affirmative vote of the holders of more than two-thirds of the outstanding shares of Virginia Capital common stock entitled to vote. If you fail to vote, it will have the effect of a vote against the merger agreement and the merger. At the record date, the directors and executive officers of Virginia Capital and their affiliates together owned about % of the Virginia Capital common stock entitled to vote at the meeting, and we expect them to vote their shares in favor of the merger agreement and the merger.

  Brokers who hold shares of Virginia Capital stock as nominees will not have authority to vote them on the merger unless the beneficial owners of those shares provide voting instructions. If you hold your shares in street name, please see the voting form provided by your broker for additional infor-mation regarding the voting of your shares. If your shares are not registered in your name, you will need additional documentation from your record holder to vote the shares in person.

  The merger does not require the approval of BB&T's shareholders.

Record Date Set at     , 2001; One Vote per Share of Virginia Capital Common
Stock (Page  )

  If you owned shares of Virginia Capital common stock at the close of busi-
ness on       , 2001, the record date, you are entitled to vote on the merger agreement and any other matters that may be properly considered at the meet-ing.

  On the record date, there were [9,289,280] shares of Virginia Capital common stock outstanding. At the meeting, you will have one vote for each share of Virginia Capital common stock that you owned on the record date.

Interests of Our Directors and Officers in the Merger that Differ From Your Interests (Page )

  When considering the recommendation of the Virginia Capital Board, you should be aware that some of Virginia Capital's directors and officers have interests in the merger that differ from, or are in addition to, the interests of other Virginia Capital shareholders. These interests exist because of rights under benefit and compensation plans maintained by Virginia Capital and, in the case of certain executive officers of Virginia Capital, under em-ployment agreements with Branch Banking and Trust Company of Virginia, BB&T's Virginia banking subsidiary ("Branch Bank-VA"), that will become effective upon completion of the merger.

  Stock-Based Benefit Plans. As a result of the merger, restricted stock and stock options awarded under Virginia Capital's 1999 Stock-Based Incentive Plan will vest. Directors and executive officers of Virginia Capital currently hold [291,956] shares of unvested restricted stock and unvested stock options to acquire [729,906] shares of Virginia Capital common stock.

  Employment Agreements. Virginia Capital's President, Samuel C. Harding, Jr., and Executive Vice President, Secretary and Treasurer, Peggy J. Newman, have agreed to employment agreements with Branch Bank-VA that will become effective upon completion of the merger pursuant to which each will become a Senior Vice President of Branch Bank-VA. Each agreement provides for an employment term to extend until the later of March 31, 2002 or the sixty-first day after the con-version of Virginia Capital's data services systems to BB&T's data services systems at an annual base salary at least equal to $251,750, plus additional payments if the data services systems conversion is substantially completed and the employee remains with BB&T through the end of the employment term. Each agreement also provides for a five-year consulting term following the em-ployment term during which Mr. Harding and Ms. Newman will receive additional amounts.

  Each employment agreement may also provide for severance payments and other benefits if employment is terminated following the merger.

  Fredericksburg, Virginia Advisory Board. The members of the Virginia Capital Board who execute a noncompetition agreement with BB&T will be offered a posi-tion on BB&T's local advisory board for the Fredericksburg, Virginia area. For at least two years after the merger, the advisory board members will receive fees equal in amount to the retainer and schedule of attendance fees for di-rectors of Virginia Capital in effect on December 1, 2000.

  The material terms and financial provisions of these arrangements are de-scribed under the heading "Interests of Virginia Capital's Directors and Offi-cers in the Merger That Differ From Yours" on page . The Virginia Capital Board was aware of these and other interests and considered them when it ap-proved and adopted the merger agreement.

Regulatory Approvals We Must Obtain for the Merger to Occur (Page  )

  We cannot complete the merger unless the Board of Governors of the Federal Reserve System approves it. We have filed an application with the Federal Reserve Board seek-ing its approval. In addition, the merger is subject to the approval of, or no-tice to, certain state regulatory authorities, and we have made the necessary filings with those authorities.

  Although we do not know of any reason why we would not obtain these regula-tory approvals in a timely manner, we cannot be certain when we will obtain them or that we will obtain them at all. [to be updated]

Other Conditions that Must be Satisfied for the Merger to Occur (Page  )

  A number of other conditions must be met for us to complete the merger, in-cluding:

  .  approval of the merger agreement by the Virginia Capital shareholders;

  . receipt of the opinion of BB&T's counsel concerning the tax consequences of the merger;

  . the continuing accuracy of the parties' representations in the merger agreement; and

  . the continuing effectiveness of the registration statement filed with the Securities and Exchange Commission covering the shares of BB&T com-mon stock to be issued in the merger.

Termination and Amendment of the Merger Agreement (Page  )

  We can agree at any time to terminate the merger agreement without completing the merger. Either company can also unilaterally terminate the merger agreement if:

  .  the merger is not completed by October 31, 2001;

  .  any condition that must be satisfied to complete the merger is not met;
     or

  . the other company violates, in a material way, any of its representa-tions, warranties or obligations under the merger agreement and the vio-lation is not cured in a timely fashion.

  Generally, the company seeking to terminate cannot itself be in violation of the merger agreement in a manner that would allow the other party to terminate the merger agreement.

  In addition:

  . BB&T can terminate the merger agreement if the Virginia Capital Board withdraws, modifies, conditions or refuses to make its recommendation that the Virginia Capital shareholders vote to approve the merger agree-ment; and

  .  Virginia Capital can terminate the merger agreement if:

    . the value of the portion of a share of BB&T common stock to be received for each share of Virginia Capital common stock (based on the average closing price of BB&T common stock over the ten-trading day pricing period) is less than $16.53; and

    . BB&T does not notify Virginia Capital in a timely manner that it will increase the merger consideration in the form of cash, BB&T common stock or a combination of cash and BB&T common stock so that the consideration to be received for each share of Virginia Capital common stock equals $16.53.

  We can agree to amend the merger agreement in any way, except that after the shareholders' meeting we cannot decrease the consideration that you will re-ceive in the merger. Either company can waive any of the requirements of the other company contained in the merger agreement, except that neither company can waive any required regulatory approval. Neither company intends to waive the condition that it receives a tax opinion. If a tax opinion from BB&T's counsel is not available and the Virginia Capital Board determines to proceed with the merger, Virginia Capital will inform you and ask you to vote again on the merger agreement.

Option Agreement (Page  )

  As a condition to its offer to acquire Virginia Capital, and to discourage other companies from attempting to acquire Virginia Capital, BB&T required Virginia Capital to grant BB&T a stock option that allows BB&T to buy up to 1,848,560 shares of Virginia Capital's common stock. The exercise price of the option is $15.00 per share. Generally, BB&T can exercise the option only if another party attempts to ac-quire control of Virginia Capital. As of the date of this document, we do not believe that has occurred.

BB&T to Use Purchase Accounting Treatment (Page  )

  BB&T expects to account for the merger using the purchase method of account-ing. Under the purchase method, BB&T will record, at fair value, the acquired assets and assumed liabilities of Virginia Capital. To the extent the total purchase price exceeds the fair value of assets acquired and liabilities as-sumed, BB&T will record goodwill. Any goodwill will be amortized over the pe-riod of the expected benefit. BB&T will include in its consolidated results of operations the results of Virginia Capital's operations after the merger is completed.

Share Price Information (Page  )

  Virginia Capital common stock is traded on the Nasdaq National Market under the symbol "VCAP" and BB&T common stock is listed on the New York Stock Ex-change under the symbol "BBT." On January 23, 2001, the last full trading day before public announcement of the proposed merger, Virginia Capital common stock closed at $20.50, and BB&T common stock closed at $37.3125. On April ,
2001, Virginia Capital common stock closed at $   , and BB&T common stock
closed at $   .

Listing of BB&T Common Stock

  BB&T will list the shares of its common stock to be issued in the merger on the New York Stock Exchange.

Comparative Market Prices and Dividends

  BB&T common stock is listed on the New York Stock Exchange under the symbol "BBT," and Virginia Capital common stock is included in the Nasdaq National Market under the symbol "VCAP." The table below shows the high and low sales prices of BB&T common stock and the high and low bid prices for Virginia Capi-tal common stock and cash dividends paid per share for BB&T and Virginia Capi-tal for the last two fiscal years plus the interim period. The merger agreement restricts Virginia Capital's ability to increase dividends. See page .

                                         BB&T              Virginia Capital
                               ------------------------ -----------------------
                                                 Cash                    Cash
                                High     Low   Dividend  High    Low   Dividend
                               ------- ------- -------- ------- ------ --------
Quarter Ended
  March 31, 2001.............. $       $        $0.23   $       $       $0.11
  June 30, 2001 (through April
    , 2001)...................
Quarter Ended
  March 31, 2000.............. 29.25   21.6875   0.20   16.3125 13.00    0.21
  June 30, 2000............... 31.875  23.875    0.20   16.3125 13.875   0.11
  September 30, 2000.......... 30.4375 23.8125   0.23   17.50   15.00    0.11
  December 31, 2000........... 38.25   26.5625   0.23   17.3125 15.50    0.11
    For year 2000............. 38.25   21.6875   0.86   17.50   13.00    0.54
Quarter Ended
  March 31, 1999.............. 40.625  34.5625   0.175  13.875  12.625   0.10
  June 30, 1999............... 40.25   33.50     0.175  15.438  11.875   0.10
  September 30, 1999.......... 36.6875 30.1875   0.20   17.125  14.75    0.10
  December 31, 1999........... 37.125  27.1875   0.20   16.50   14.375   0.10
    For year 1999............. 40.625  27.1875   0.75   17.125  11.875   0.40

  The table below shows the closing price of BB&T common stock and Virginia Capital common stock on January 23, 2001, the last full trading day before pub-lic announcement of the proposed merger.

     BB&T historical.................................................. $37.3125
     Virginia Capital historical...................................... $  20.50
     Virginia Capital pro forma equivalent*........................... $  18.50

--------
* calculated by multiplying BB&T's per share closing price by an assumed ex-change ratio of 0.4958, which is what the exchange ratio would be if the av-erage reported closing price of BB&T common stock over the ten-trading day pricing period is equal to the closing price on January 23

Selected Consolidated Financial Data

  We are providing the following information to help you analyze the financial aspects of the merger. We derived this information from BB&T's and Virginia Capital's audited financial statements for 1996 through 2000 and unaudited fi-nancial statements for the three months ended March 31, 2001. [to be updated] The information provided for BB&T has been restated to include the accounts of FCNB Corp, which BB&T acquired on January 8, 2001 in a transaction accounted for as a pooling of interests. [to be updated] This information is only a sum-mary, and you should read it in conjunction with our historical financial statements (and related notes) contained in the annual and quarterly reports and other documents that we have filed with the Securities and Exchange Commis-sion. See "Where You Can Find More Information" on page . You should not rely on the three-month information for BB&T or Virginia Capital as being indicative of results expected for the entire year or for any future interim period.

                     BB&T--Historical Financial Information
              (Dollars in thousands, except for per share amounts)

                              As of/For the
                           Three Months Ended
                                March 31,                  As of/For the Years Ended December 31,
                         ----------------------- -----------------------------------------------------------
                            2001        2000        2000        1999        1998        1997        1996
                         ----------- ----------- ----------- ----------- ----------- ----------- -----------
Net interest income..... $           $           $           $ 1,932,948 $ 1,759,705 $ 1,623,329 $ 1,486,488
Net income..............                                         705,574     651,744     501,726     467,309
Basic earnings per
 share..................                                            1.78        1.67        1.29        1.21
Diluted earnings per
 share..................                                            1.75        1.64        1.27        1.18
Cash dividends paid per
 share..................                                            0.75        0.66        0.58        0.50
Book value per share....                                           10.19       10.17        9.12        8.62
Total assets............                                      53,000,836  48,190,494  43,606,211  38,612,527
Long-term debt..........                                       6,073,428   5,499,873   4,183,462   2,611,973

               Virginia Capital--Historical Financial Information
              (Dollars in thousands, except for per share amounts)

                           As of/For the
                           Three Months
                          Ended March 31,   As of/For the Years Ended December 31,/1/
                         ----------------- --------------------------------------------
                           2001     2000     2000     1999     1998     1997     1996
                         -------- -------- -------- -------- -------- -------- --------
Net interest income..... $        $  5,373 $ 20,765 $ 21,877 $ 17,265 $ 17,086 $ 16,463
Net income..............             2,080    7,978    9,040    1,396    6,425    4,581
Basic earnings per
 share/1/...............               .22      .91      .88       --       --       --
Diluted earnings per
 share/1/...............               .22      .91      .88       --       --       --
Cash dividends paid per
 share/1/...............               .21      .54      .40       --       --       --
Book value per
 share/1/...............             16.08    16.74    15.98       --       --       --
Total assets............           537,078  532,675  541,639  576,676  471,920  469,917
Long-term debt..........             5,000        0    5,000    5,000    8,000    8,000

--------
/1/Virginia Capital was formed on September 4, 1998 as the holding company for its banking subsidiary, which converted from mutual to stock form in December 1998.

Comparative Per Share Data

  We have summarized below the per share information for our companies on a historical, pro forma combined and equivalent basis. You should read this in-formation in conjunction with our historical financial statements (and related notes) contained in the annual and quarterly reports and other documents we have filed with the Securities and Exchange Commission. See "Where You Can Find More Information" on page .

  The pro forma combined information gives effect to the merger accounted for as a purchase, assuming that 0.6060 of a share of BB&T common stock is issued for each outstanding share of Virginia Capital common stock. Pro forma equiva-lent of one Virginia Capital common share amounts are calculated by multiplying the pro forma combined basic and diluted earnings per share, BB&T's historical per share dividend and the pro forma combined shareholders' equity by an as-sumed exchange ratio of 0.6060 of a share of BB&T common stock so that the per share amounts equate to the respective values for one share of Virginia Capital common stock. You should not rely on the pro forma information as being indica-tive of the historical results that we would have had if we had been combined or the future results that we will experience after the merger, nor should you rely on the three-month information as being indicative of results expected for the entire year or for any future interim period.

                                             As of/For the      As of/For the
                                           Three Months Ended    Year Ended
                                             March 31, 2001   December 31, 2000
                                           ------------------ -----------------
Earnings per common share
  Basic
    BB&T historical.......................
    Virginia Capital historical...........                           0.91
    Pro forma combined....................
    Pro forma equivalent of one Virginia
     Capital common share.................
  Diluted
    BB&T historical.......................
    Virginia Capital historical...........                           0.91
    Pro forma combined....................
    Pro forma equivalent of one Virginia
     Capital common share.................
Cash dividends declared per common share
  BB&T historical.........................
  Virginia Capital historical.............                           0.54
  Pro forma combined......................
  Pro forma equivalent of one Virginia
   Capital common share...................
Shareholders' equity per common share
  BB&T historical.........................
  Virginia Capital historical.............                          16.74
  Pro forma combined......................
  Pro forma equivalent of one Virginia
   Capital common share...................

                            MEETING OF SHAREHOLDERS

General

  We are providing this proxy statement/prospectus to Virginia Capital share-
holders of record as of      , 2001, along with a form of proxy that the Vir-
ginia Capital Board is soliciting for use at a special meeting of shareholders
of Virginia Capital to be held on      , June  , 2001 at 10:00 a.m., Eastern
time, at                         . At the meeting, the shareholders of Virginia
Capital will vote upon a proposal to approve the agreement and plan of reorga-nization dated as of January 23, 2001 and related agreement and plan of merger pursuant to which Virginia Capital would merge into BB&T. In this proxy statement/prospectus, we refer to agreement and plan of reorganization and re-lated agreement and plan of merger as the "merger agreement." Proxies may be voted on other matters that may properly come before the meeting, if any, at the discretion of the proxy holders. The Virginia Capital Board knows of no such other matters except those incidental to the conduct of the meeting. A copy of the merger agreement is attached as Appendix A.

Who Can Vote at the Meeting

  You are entitled to vote your Virginia Capital common stock if the records of
Virginia Capital show that you held your shares on      , 2001, which is the
record date. On the record date, there were [9,289,280] shares of Virginia Cap-
ital common stock outstanding, held by approximately     holders of record.
Each such share of Virginia Capital common stock is entitled to one vote on each matter submitted at the meeting, except that, pursuant to Virginia Capi-tal's articles of incorporation, no shareholder who beneficially owns more than 10% of Virginia Capital's outstanding shares of common stock will be entitled to vote the shares held in excess of 10% of Virginia Capital's outstanding shares of common stock. As of the date of this proxy statement/prospectus, we do not believe that any Virginia Capital shareholder beneficially owns more than 10% of Virginia Capital's outstanding shares of common stock.

Attending the Meeting

  If you are a beneficial owner of Virginia Capital common stock held by a bro-ker, bank or other nominee (i.e., in "street name"), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Virginia Capital common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

  Approval of the merger agreement requires the affirmative vote of the holders of more than two-thirds of the outstanding shares of Virginia Capital common stock entitled to vote. If you do not vote your shares, it will have the same effect as a vote "against" the merger agreement.

  The proposal to adopt the merger agreement is a "non-discretionary" item, meaning that brokerage firms may not vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, shares held in street name that have been designated by brokers on proxy cards as not voted with respect to that proposal ("broker non-vote shares") will not be counted as votes cast on it. Shares with respect to which proxies have been marked as abstentions also will not be counted as votes cast on that proposal.

  Action on other matters, if any, that are properly presented at the meeting for consideration of the shareholders will be approved if a quorum is present and the votes cast favoring the action exceed the votes cast opposing the ac-tion. A quorum will be present if a majority of the outstanding shares of Vir-ginia Capital common stock entitled to vote is represented at the meeting in person or by proxy. Shares with respect to which proxies have been marked as abstentions and broker non-vote shares will be treated as shares present for purposes of determining whether a quorum is present. The Virginia Capital Board is not aware of any other business to be presented at the meeting other than matters incidental to the conduct of the meeting.

  Because approval of the merger agreement requires the affirmative vote of the holders of more than two-thirds of the outstanding shares of Virginia Capital common stock entitled to vote, abstentions and broker non-vote shares will have the same effect as votes against the merger. Accordingly, the Virginia Capital Board urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage prepaid envelope.

  You should not send in your stock certificates with your proxy cards. See "The Merger--Exchange of Virginia Capital Stock Certificates" on page .

  As of the record date, the directors and executive officers of Virginia Capi-
tal and their affiliates beneficially owned a total of     shares, or    , of
the issued and outstanding shares of Virginia Capital common stock (not includ-ing shares that may be acquired pursuant to the exercise of stock options). The directors and executive officers of BB&T, their affiliates, BB&T and its sub-sidiaries owned no shares of Virginia Capital common stock, excluding shares that might be deemed to be owned in connection with the stock option agreement described under the heading "Stock Option Agreement" on page .

Voting and Revocation of Proxies

  The shares of Virginia Capital common stock represented by properly completed proxies received at or before the time for the meeting (or any adjournment) will be voted as directed by the respective shareholders unless the proxies are revoked as described below. If no instructions are given, executed proxies will be voted "FOR" approval of the merger agreement. Proxies marked "FOR" approval of the merger agreement and executed but unmarked proxies will be voted in the discretion of the proxy holders named therein as to any proposed adjournment of the meeting. Proxies that are voted "AGAINST" approval of the merger agreement will not be voted in favor of any motion to adjourn the meeting to solicit more votes in favor of the merger. If any other matters are properly presented at the meeting and voted upon, the proxies solicited hereby will be voted on those matters at the discretion of the proxy holders named therein.

  You may revoke your proxy at any time before the vote is taken at the meet-ing. To revoke your proxy, you must either: deliver before the meeting a writ-ten revocation of your proxy or a later-dated proxy to Virginia Capital's Cor-porate Secretary at Virginia Capital's principal executive offices; or attend the meeting, revoke your proxy and vote your shares in person. Your attendance at the meeting will not automatically revoke your proxy. If you hold your shares in street name, please see the voting form provided by your broker for additional information regarding the voting of your shares.

  Your broker may allow you to deliver your voting instructions via the tele-phone or the internet. Please see the voting instruction form from your broker. If your shares are not registered in your name, you will need additional docu-mentation from your record holder to vote the shares in person.

Solicitation of Proxies

  BB&T and Virginia Capital will each pay 50% of the cost of printing this proxy statement/prospectus, and Virginia Capital will pay all other costs of soliciting proxies. Directors, officers and other employees of Virginia Capital or its subsidiaries may solicit proxies personally, by telephone or facsimile or otherwise. None of these people will receive any special compensation for solicitation activities. Virginia Capital will arrange with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such brokerage firms and other custodians, nominees and fiduciaries, and Virginia Capital will reimburse these record holders for their reasonable out-of-pocket expenses. In addition, Virginia Capital intends to use the services of Georgeson Shareholder Communications Inc., a professional proxy solicitation firm, to help with so-liciting proxies for the meeting, at an estimated cost of $7,500 plus out-of-pocket expenses.

Participants in Fredericksburg State Bank's Employee Stock Ownership Plan

  If you participate in Fredericksburg State Bank's Employee Stock Ownership Plan, voting instruction forms that reflect all shares you may vote under these plans accompany this proxy statement/prospectus. As a participant in the em-ployee stock ownership plan, you may direct the trustees as to the manner in which shares of Virginia Capital common stock allocated or credited to your ac-counts are to be voted. Under the employee stock ownership plan, unallocated shares of common stock held by the employee stock ownership plan and allocated shares for which no voting instructions are received will be voted by the trustee in the same proportion as shares for which the trustee has received voting instructions, subject to its fiduciary duties.

Recommendation of the Virginia Capital Board

  The Virginia Capital Board has approved the merger agreement and believes that the proposed transaction is fair to and in the best interests of Virginia Capital and its shareholders. The Virginia Capital Board unanimously recommends that Virginia Capital's shareholders vote "FOR" approval of the merger agree-ment. See "The Merger--Background of and Reasons for the Merger" on page .

                                   THE MERGER

  The following information describes the material aspects of the merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices to this proxy statement/prospectus, including the merger agreement, which is attached to this proxy statement/prospectus as Ap-pendix A and incorporated herein by reference. All shareholders are urged to read the appendices in their entirety.

General

  In the merger, Virginia Capital will be merged into BB&T. Shareholders of Virginia Capital will receive not less than 0.4958 or more than 0.6060 of a share of BB&T common stock for each share of Virginia Capital common stock, de-pending on the average reported closing price of BB&T common stock over the ten-trading day period ending on the day before the special meeting of Virginia Capital shareholders to vote on the merger (plus cash in lieu of any fractional share of BB&T common stock that would otherwise be issued). During the third quarter of 2001, BB&T intends to merge Fredericksburg State Bank, Virginia Cap-ital's banking subsidiary, into Branch Banking and Trust Company of Virginia, BB&T's Virginia banking subsidiary. Until then, Fredericksburg State Bank will operate as a separate subsidiary of BB&T.

Background of and Reasons for the Merger

 Background of the Merger

  Fredericksburg State Bank was originally chartered as a savings and loan as-sociation known as Fredericksburg Savings Bank that converted from mutual to stock form in December 1998 (at which time Virginia Capital was created as its holding company), and then converted from a federally chartered savings bank to a Virginia state-chartered commercial bank in January 2001.

  The period following the conversion from mutual to stock form was challenging for Virginia Capital given the substantial capital level held by Fredericksburg Savings following its conversion, and intensifying competition and consolida-tion in its market area. During this period, management considered various op-tions for enhancing shareholder value, including the expansion of Fredericks-burg Savings' franchise through acquisitions.

  In July 1999, the Virginia Capital Board met with Trident Securities, Inc. (Virginia Capital's financial advisor in connection with the conversion of Fredericksburg State Bank) to review its business plan and strategies for de-ploying Virginia Capital's capital and enhancing shareholder value, including stock repurchases and acquisition opportunities. The significant issues facing Virginia Capital, including Fredericksburg Savings' high capital and the sig-nificant competition faced by Fredericksburg Savings, were discussed in detail.

  On October 21 and 22, 1999, the Virginia Capital Board met with a financial institution consulting firm for a strategic planning retreat. During the re-treat the Virginia Capital Board focused on significant strategic issues, in-cluding the viability of expanding through mergers and acquisitions or branch-ing, the possibility of expanding Fredericksburg Savings' commercial lending, means to manage and deploy Fredericksburg Savings' capital, the conversion to a commercial bank charter, the difficult labor market and the corresponding dif-ficulty in expanding the senior management team, and other issues, including the cost to, and ability of, Fredericksburg Savings to introduce new products and services to its customers.

  On November 4, 1999, Burney Warren, BB&T's Executive Vice President, Mergers and Acquisitions met with Sam Harding and Peggy Newman at Virginia Capital's main office. During that meeting, Mr. Warren suggested the possibility of a po-tential strategic alliance between Virginia Capital and BB&T.

  Following this meeting, the Virginia Capital Board continued to focus on Vir-ginia Capital's primary strategy of building shareholder value as an indepen-dent community financial institution and to consider the implications of that strategy as compared to the potential sale of Virginia Capital. On May 9, 2000, the Virginia Capital Board authorized Mr. Harding to take the steps necessary to determine the likely market value of

Virginia Capital in the event the Board were to consider abandoning its strat-egy of remaining independent. On June 15, 2000, Mr. Harding and Ms. Newman met with Mr. Warren and John Allison, BB&T's Chairman and Chief Executive Officer, at BB&T's offices in Winston-Salem, North Carolina to discuss further BB&T's possible interest in acquiring Virginia Capital. Following that meeting, three different investment advisors, including Trident Securities, were invited to make presentations to the Virginia Capital Board. The Virginia Capital Board subsequently hired Trident Securities to evaluate means of enhancing share-holder value, including the sale of Virginia Capital.

  On August 22, 2000, Trident Securities met with the Virginia Capital Board to assess Virginia Capital's strategic options. Trident Securities reviewed Virginia Capital's business plan and the effects of Fredericksburg Savings' high level of capital, current competitive pressures and industry and market factors. Following that meeting, the Virginia Capital Board authorized Trident Securities to assess the market value of Virginia Capital by contacting vari-ous companies Trident believed might have an interest in acquiring Virginia Capital. Trident contacted eight potential acquirors to determine their inter-est in acquiring Virginia Capital.

  Of those companies, six requested further information regarding Virginia Capital. On October 20, 2000, two of those companies submitted written, non-binding expressions of interest. On October 26, 2000, Trident Securities met with the Virginia Capital Board to present the two expressions of interest. The Virginia Capital Board deemed BB&T's interest to be the more favorable. BB&T's non-binding expression of interest expressed an intent to offer to ac-quire each outstanding share of Virginia Capital common stock in exchange for
0.606 shares of BB&T common stock, which, given the then current trading price of BB&T common stock, represented a value of $17.50 per share of Virginia Cap-ital common stock. The other potential acquiror's proposal was for a fixed price. The Virginia Capital Board directed Trident Securities to negotiate further with the two bidders in an effort to increase the merger consideration to be received by Virginia Capital shareholders.

  On November 9, 2000, Mr. Allison and Mr. Warren met with the Virginia Capi-tal Board to make a presentation about BB&T and BB&T's interest in acquiring Virginia Capital.

  On November 14, 2000, the Virginia Capital Board met with Trident Securities and discussed the two expressions of interest further. While neither bidder had increased its proposal, the market value of BB&T stock had increased such that the value of BB&T's proposal was substantially higher than it had been originally, as opposed to the other bidder's proposal which was for a fixed price. The Board directed Trident Securities to pursue discussions with BB&T.

  On November 21, 2000, Trident Securities met with the Virginia Capital Board to provide an update regarding the BB&T proposal. BB&T advised Trident Securi-ties that, given the then market price of BB&T common stock, it could no longer offer a fixed exchange ratio of 0.606. Instead, BB&T proposed a pricing mechanism whereby the minimum exchange ratio would be fixed as of the date the definitive merger agreement was executed. Thereafter, if the market price of BB&T common stock declined over a prescribed pricing period, the exchange ra-tio would increase up to a maximum of 0.606; if the market price of BB&T com-mon stock increased over the prescribed pricing period, the exchange ratio would remain the same, enabling Virginia Capital shareholders to receive greater value.

  In evaluating BB&T's proposal, the Virginia Capital Board considered a num-ber of factors, including the long-term viability of BB&T and the ability of Fredericksburg Savings' franchise to complement BB&T's operations. The Vir-ginia Capital Board studied pro forma information and the historical perfor-mance of BB&T common stock as well as the values received by other comparable companies in recent merger transactions. Following extensive discussions, the Virginia Capital Board determined that the BB&T proposal was still attractive, but that additional time was needed to evaluate the new terms. However, Vir-ginia Capital's legal counsel was advised to begin to negotiate a definitive agreement with BB&T's legal counsel.

  On January 9, 2001, the Virginia Capital Board met with legal counsel to re-view in detail its legal responsibilities to Virginia Capital and its share-holders, as well as the proposed terms of the definitive merger agreement and related stock option agreement. At the conclusion of the meeting, the Virginia Capital Board resolved to invite Trident Securities to make a final presenta-tion and recommendation to the Board regarding the BB&T proposal, which was scheduled for January 23, 2001.

  On January 23, 2001, Trident Securities presented an analysis of BB&T's pro-posal and BB&T's past and likely future operating results. Trident Securities provided an oral opinion (which was subsequently confirmed in writing) that the consideration to be received pursuant to the definitive merger agreement was fair, from a financial point of view, to Virginia Capital's shareholders. Following Trident Securities' presentation and discussions with Trident Secu-rities and Virginia Capital's legal counsel, during which members of the Vir-ginia Capital Board asked questions related to Trident Securities' presenta-tion and fairness opinion and the timing and application of the pricing peri-od, the Virginia Capital Board determined that acceptance of the proposal sub-mitted by BB&T was in the best interest of Virginia Capital and its sharehold-ers, unanimously approved the merger agreement and related stock option agree-ment, and authorized their execution.

 Virginia Capital's Reasons for the Merger

  The Virginia Capital Board has unanimously approved the merger agreement and recommends that Virginia Capital shareholders vote "FOR" the approval of the merger agreement.

  The Virginia Capital Board has determined that the merger and the merger agreement are fair to, and in the best interests of, Virginia Capital and its shareholders. In approving the merger agreement, the Virginia Capital Board consulted with legal counsel as to its legal duties and the terms of the merger agreement and with its financial advisor with respect to the financial aspects and fairness of the transaction from a financial point of view. In ar-riving at its determination, the Virginia Capital Board also considered a num-ber of factors, including the following:

  . Information concerning the businesses, earnings, operations, financial condition and prospects of Virginia Capital and BB&T, both individually and as combined.

  . The results that could be obtained by continuing to operate independent-ly, and the likely benefits to shareholders, compared with the value of the merger consideration being offered by BB&T.

  . The opinion rendered by Trident Securities, as financial advisor to Vir-ginia Capital, that the merger consideration is fair, from a financial standpoint, to Virginia Capital's shareholders (see "--Opinion of Vir-ginia Capital's Financial Advisor" on page ).

  . The determination that there did not likely exist other companies that were interested in acquiring Virginia Capital and able to provide con-sideration greater than that being paid by BB&T.

  . The terms of the merger agreement and the structure of the merger, in-cluding the fact that the merger is intended to qualify as a transaction of a type that is generally tax-free for United States federal income tax purposes.

  . The community banking approach of BB&T and the fact that Mr. Harding and Ms. Newman will serve first as employees of and then as consultants to BB&T during a transition period and that members of the Virginia Capital Board will be invited to serve as advisory directors.

  . The historical trading prices for Virginia Capital common stock and BB&T common stock.

  . The current and prospective economic, competitive and regulatory envi-ronment facing Virginia Capital, BB&T and the financial services indus-try generally.

  . The effect of the merger on Virginia Capital's customers and communities served by Virginia Capital and its employees.

The discussion of the information and factors considered by the Virginia Capi-tal Board is not intended to be exhaustive, but includes all material factors considered. In reaching its determination to approve and recommend the merger, the Virginia Capital Board did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighed factors differently.

 BB&T's Reasons for the Merger

  One of BB&T's announced objectives is to pursue in-market and contiguous state acquisitions of banks and thrifts within the $250 million to $10 billion asset size range. BB&T's management believes that Virginia Capital is a well-respected, community-oriented bank, the acquisition of which will give BB&T the number one market share for deposits in the growing Fredericksburg, Virginia market, part of the economically viable Washington-Baltimore metropolitan serv-ice area.

  In connection with BB&T's consideration of the merger, its management ana-lyzed certain investment criteria designed to assess the impact of the merger on BB&T and its shareholders. For the purpose of this analysis, BB&T made the following assumptions:

  . BB&T's earnings per share, and Virginia Capital's earnings per share (prior to the effects of the merger), on a stand-alone basis for 2001 would be in line with the estimates published by First Call Corporation;

  . Annual cost savings of approximately $4.1 million, or 50% of Virginia Capital's expense base, would be realized as a result of the merger in the first 12 months following conversion; and

  . Income statement and balance sheet growth rates would be 5% in year 1, 7% in year 2 and 12% thereafter, except that:

    . Virginia Capital's noninterest income would increase so as to achieve a fee income ratio of 25% by year 6 and would hold constant thereafter;

    . Virginia Capital's core net interest margin would decline initially and then increase incrementally in years 2 through 6 to obtain a margin of 4.15%;

    .  Virginia Capital's loan loss allowance would be raised to 1.30%; and

    . Virginia Capital's net charge-off rate for loan losses would be 0.35%.

  Using the above assumptions, BB&T analyzed the merger to determine whether it would have an accretive or dilutive effect on estimated earnings per share, re-turn on equity, return on assets, book value per share and leverage capital ra-tio. This analysis indicated that the merger would:

  . be accretive to estimated earnings per share in 2001 and to cash basis earnings per share in 2002;

  . be accretive to book value per share, return on equity and cash basis return on equity immediately;

  . be accretive to return on assets in 2008 and cash basis return on assets in 2007; and

  .  result in a combined leverage ratio that remains over 7%.

BB&T excluded the effect of estimated one-time after-tax charges of $3.1 mil-lion related to completing the merger from its calculations of earnings per share, return on equity and return on assets.

  In addition to the analysis described above, BB&T performed an internal rate of return analysis for this transaction. The purpose of this analysis was to determine if the projected performance of Virginia Capital, after applying the assumptions described above, would conform to BB&T's criteria. BB&T's current minimum internal rate of return requirement for this type of investment is 15%. The analysis performed in connection with the Virginia Capital merger indicated that the projected internal rate of return is 15.50%.

  None of these assumptions and projections has been updated since the date of the merger agreement. Actual results may be materially different from the pro-jected results described above. For more information concerning the factors that could affect actual results, see "A Warning About Forward-Looking Informa-tion" on page iii.

Opinion of Virginia Capital's Financial Advisor

  Virginia Capital retained Trident to act as its financial advisor in connec-tion with a possible merger and related matters. As part of its engagement, Trident agreed, if requested by Virginia Capital, to render an opinion with re-spect to the fairness, from a financial point of view, to the holders of Vir-ginia Capital common stock, of the merger consideration as set forth in the agreement. Trident is a nationally recognized specialist for the financial services industry, in general, and for thrifts in particular. Trident is regu-larly engaged in evaluations of similar businesses and in advising institutions with regard to mergers and acquisitions, as well as raising debt and equity capital for such institutions. Virginia Capital selected Trident as its finan-cial advisor based upon Trident's qualifications, expertise and reputation in such capacity.

  Trident delivered a written opinion dated January 23, 2001 that the exchange ratio was fair to Virginia Capital shareholders, from a financial point of view, as of the date of such opinion. [Trident updated its January 23, 2001 opinion as of the date of this proxy statement/prospectus.] [to be updated] No limitations were imposed by Virginia Capital on Trident with respect to the in-vestigations made or the procedures followed in rendering its opinion.

  The full text of Trident's written opinion to the Virginia Capital Board, [dated as of the date of this proxy statement/prospectus,] which sets forth the assumptions made, matters considered and extent of review by Trident, is at-tached as Appendix B and is incorporated herein by reference. [to be updated] You should read the fairness opinion carefully and in its entirety. The follow-ing summary of Trident's opinion is qualified in its entirety by reference to the full text of the opinion. Trident's opinion is addressed to the Virginia Capital Board and does not constitute a recommendation to any shareholder of Virginia Capital as to how such shareholder should vote at the Virginia Capital special meeting described in this document.

  Trident, in connection with rendering its original opinion:

  . reviewed Virginia Capital's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 1999 and December 31, 1998, including the audited financial statements contained therein, and Virginia Capital's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

  . reviewed BB&T's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 1999 and December 31, 1998, including the audited financial statements contained therein, BB&T's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 and BB&T's Current Reports on Form 8-K dated April 28, 2000 and October 27, 2000, including the re-stated audited financial statements contained therein;

  . reviewed certain other public and non-public information, primarily fi-nancial in nature, relating to the respective businesses, earnings, as-sets and prospects of Virginia Capital and BB&T provided to Trident or publicly available;

  . participated in meetings and telephone conferences with members of se-nior management of Virginia Capital and BB&T concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters Trident believed relevant to its inquiry;

  . reviewed certain stock market information for Virginia Capital common stock and BB&T common stock and compared it with similar information for certain companies, the securities of which are publicly traded;

  . compared the results of operations and financial condition of Virginia Capital and BB&T with that of certain companies which Trident deemed to be relevant for purposes of its opinion;

  . reviewed the financial terms, to the extent publicly available, of cer-tain acquisition transactions which Trident deemed to be relevant for purposes of its opinion;

  . reviewed the merger agreement and its schedules and exhibits and certain related documents; and

  .  performed such other reviews and analyses as Trident deemed appropriate.

  The written opinions provided by Trident to Virginia Capital (as of January 23, 2001 [and as of the date of this proxy statement/prospectus]) were neces-sarily based upon economic, monetary, financial market and other relevant con-ditions as of the dates thereof. [to be updated]

  In connection with its review and arriving at its opinion, Trident relied upon the accuracy and completeness of the financial information and other per-tinent information provided by Virginia Capital and BB&T to Trident for pur-poses of rendering its opinion. Trident did not assume any obligation to inde-pendently verify any of the provided information as being complete and accu-rate in all material respects. With regard to the financial forecasts estab-lished and developed for Virginia Capital and BB&T with the input of their re-spective managements, as well as projections of cost savings and operating synergies, Trident assumed that this information reflects the best available estimates and judgments of Virginia Capital and BB&T as to the future perfor-mance of the separate and combined entities and that the projections provided a reasonable basis upon which Trident could formulate its opinion. Neither Virginia Capital nor BB&T publicly discloses internal management projections of the type utilized by Trident in connection with Trident's role as financial advisor to Virginia Capital. Therefore, the projections cannot be assumed to have been prepared with a view towards public disclosure. The projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competi-tive conditions facing Virginia Capital and BB&T. Accordingly, actual results could vary materially from those set forth in the respective projections.

  Trident does not claim to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect to loan portfolios and therefore assumes that the allowances for Virginia Capital and BB&T are adequate to cover such losses. In addition, Trident does not assume responsibility for the review of individual credit files and did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of Virginia Capital or BB&T, nor was Trident provided with appraisals. Further-more, Trident assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement, without any waiver of any mate-rial terms or conditions by Virginia Capital, and that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on either separate institution or the combined entity. Moreover, in each analysis that involves per share data for Virginia Capital, Trident adjusted the data to the dilutive effects of stock options using the Treasury method. In particular, Trident assumed that the merger will be recorded as a "purchase" in accordance with generally accepted accounting principles.

  In connection with rendering its opinion to the Virginia Capital Board, Tri-dent performed a variety of financial and comparative analyses, which are briefly summarized below. The summary of analyses does not purport to be a complete description of the analyses performed by Trident. Moreover, Trident believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without consider-ing all such analyses and factors, could create an incomplete understanding of the scope of the process underlying the analyses and, more importantly, the opinion derived from them. The preparation of a financial advisor's opinion is a complex process involving subjective judgments and is not necessarily sus-ceptible to partial analyses or a summary description of such analyses. In its full analysis, Trident also included assumptions with respect to general eco-nomic, financial market and other financial conditions. Furthermore, Trident drew from its past experience in similar transactions, as well as its experi-ence in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in Trident's analyses were not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from such estimates. Estimates of company valuations do not purport to be appraisals or to necessarily reflect the prices at which companies or their respective securities actually may be sold. None of the analyses performed by Trident were assigned a greater significance by Trident than any other in deriving its opinion.

  Accretion/Dilution Analysis: On the basis of financial projections developed with the assistance of management, and estimates of on-going cost savings ac-cruing to the pro forma company, as well as estimated one-time costs related to the transaction, Trident compared pro forma equivalent earnings, cash divi-dends, book value and tangible book value to the stand-alone projections for Virginia Capital and BB&T. No assumptions were made regarding revenue enhance-ments following the completion of the transaction. However, Trident assumed BB&T would furnish all of the shares issued in the merger through open market purchases of its own stock prior to the consummation of the transaction.

  The accretion/dilution analysis demonstrated, among other things, the merger would result in:

  . 33% accretion to earnings for Virginia Capital shareholders in the first year of combined operations, and increasing over the period of the anal-ysis;

  . no dilution to earnings for BB&T shareholders in the first year of com-bined operations;

  . 5% higher cash dividends for Virginia Capital shareholders, assuming BB&T maintained its current dividend policy;

  .  no change in cash dividends for BB&T shareholders;

  . 64% dilution to book value and 70% dilution to tangible book value for Virginia Capital shareholders; and

  . no change to book value and less than 1% dilution to tangible book value for BB&T shareholders.

  Contribution Analysis: Trident compared the contribution of Virginia Capital to the pro forma company relative to the approximate ownership of the pro forma company. The analysis indicated that Virginia Capital shareholders would hold approximately 1.1% of the pro forma shares of BB&T. Virginia Capital's approxi-mate contributions are listed below by category:

                                               Virginia
                                               Capital
                                             Contribution
                                             ------------
            Assets..........................     0.9%
            Loans...........................     1.1%
            Deposits........................     1.0%
            Equity..........................     3.5%
            Tangible equity.................     3.6%
            Last twelve months reported
             earnings/1/....................     1.1%
            Projected year 1 reported
             earnings.......................     1.0%
            Projected year 2 reported
             earnings.......................     0.9%
            Pro Forma Ownership.............     1.1%

                  --------
                  /1/Includes estimated cost savings of 50% of Virginia
                     Capital's last twelve month's non-interest expense base attributable to the merger

  Comparable Transaction Analysis: Trident reviewed and compared financial per-formance and pricing information for groups of comparable pending and completed thrift merger transactions (through January 16, 2001) it deemed pertinent to an analysis of the merger. The pricing ratios for the merger were compared to the average and median ratios of (1) price to last twelve months earnings, (2) price to tangible book value, (3) price to capital-adjusted tangible book val-ue, (4) tangible book value premium to core deposits for each of the following comparable transaction groups:

  . all recent thrift acquisitions in the United States announced within the preceding 12 months ("All Recent Median");

  . all thrift acquisitions in the United States announced within the pre-ceding 90 days ("Last 90 Days Median");

  . all pending thrift acquisitions in the United States that have been an-nounced but have yet to close ("All Pending Median");

  . all Southeast thrift acquisitions announced within the preceding 12 months ("Southeast Recent Median");

  . all Virginia thrift acquisitions announced within the preceding 12 months ("Virginia Recent Median");

  . all thrift acquisitions in the United States announced within the pre-ceding 12 months involving acquired thrifts with assets of $400-$700 million ("Assets $400mm-$700mm Median");

  . all thrift acquisitions in the United States announced within the pre-ceding 12 months with a total deal size of $150-$200 million ("Deal Size $150mm-$200mm Median");

  . all thrift acquisitions in the United States announced within the pre-ceding 12 months involving acquired thrifts with returns on average as-sets of 130-170 basis points ("ROAA 130bp-170bp Median");

  . all thrift acquisitions in the United States announced within the pre-ceding 12 months involving acquired thrifts with returns on average eq-uity of 4%-6% ("ROAE 4%-6% Median");

  . all thrift acquisitions in the United States announced within the pre-ceding 12 months involving acquired thrifts with tangible capital of 20%-40% ("Tangible Capital 20%-40% Median"); and

  . guideline thrift acquisitions announced since the beginning of 1999 in-volving acquired thrifts of similar size, with capital levels and re-turns on average equity similar to Virginia Capital ("Guideline Medi-an").

  The following table represents a summary analysis of the comparable transac-tions analyzed by Trident based on the announced transaction values:

                                               Price/               Tangible
                                      Price/  Capital                 Book
                                     Tangible Adjusted              Premium/
                                       Book   Tangible Price/ LTM     Core
                               Deals  Value   Book/2/  Earnings/3/ Deposits/4/
                               ----- -------- -------- ----------- -----------
All Recent Median.............   62   139.8%   171.2%     18.6x        8.2%
Last 90 Days Median...........   13   123.0%   151.9%     21.6x        7.6%
All Pending Median............   27   125.9%   152.5%     18.7x        6.9%
Southeast Recent Median.......    8   126.5%   161.6%     18.3x        6.9%
Virginia Recent Median........    3   126.5%   136.0%     17.8x        3.1%
Assets $400mm-$700mm Median...    5   149.0%   184.2%     14.1x       11.5%
Deal Size $150mm-$200mm
 Median.......................    5   158.1%   173.4%     17.5x        8.0%
ROAA 130bp-170bp Median.......    6   153.6%   235.4%     14.1x       15.3%
ROAE 4%-6% Median.............   16   123.6%   172.0%     20.1x        6.4%
Tangible Capital 20%-40%
 Median.......................    5   112.3%   151.2%     28.1x       11.2%
Guideline Median..............    9   130.0%   182.0%     24.0x       11.2%
Virginia Capital/1/...........        114.3%   175.9%     21.3x        7.0%

--------
/1/Virginia Capital pricing data based on per share consideration of $18.50. /2/Price and capital adjusted to eliminate the impact of excess capital (as-
  sumes 7% capital is adequate).
/3/Last 12 months fully diluted earnings per share (assuming Treasury method of accounting for stock options).
/4/Tangible book value premium as a percentage of core deposits.

Based on multiples of trailing twelve months earnings, the value of the pro-posed merger falls within the range of similar transactions represented by the comparable groups. The price to tangible book value, price to capital-adjusted tangible book value, and tangible book value premium to core deposits ratios for the proposed merger are also similar to the median ratios for the compara-ble groups.

  Discounted Cash Flow Analysis: Trident prepared a discounted cash flow anal-ysis with regard to Virginia Capital's estimated acquisition value on a stand-alone basis. This analysis utilized a range of discount rates of 10.5% to 13.5% and a range of earnings terminal multiples of 11.0x to 16.0x. The analy-ses resulted in a range of present values of between $8.91 and $13.17 per share. This analysis was based on estimates by Trident in determining the earnings multiples used in projecting Virginia Capital's acquisition value and is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Trident noted that the discounted cash flow analysis was included because it is a widely used valuation method-ology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates and discount rates. The discounted cash flow analysis also has a tendency to produce a very low valuation when applied to an over-capitalized company such as Virginia Capital.

  Financial Due Diligence Examination of BB&T: Trident reviewed its on-site financial due diligence examination of BB&T. Trident examined BB&T's histori-cal balance sheets and income statements, along with recent operating results and a variety of financial ratios through September 30, 2000. Trident dis-cussed BB&T's business strategy, strengths and weaknesses, profitability, growth, net interest margin, non-interest income, operating expenses, intangi-ble assets, funding and deposit composition, market share and geographic cov-erage, capital, asset quality and reserve coverage, concentrations of credit and loan portfolio composition, interest rate risk, foreign investments, merg-ers and acquisitions, subsidiary activities, culture, use of technology, stock pricing, recent bank analysts' reports, and other issues.

  Comparable Company Analysis: Trident reviewed and compared stock market data and selected financial information for BB&T with corresponding information for actively-traded banks possessing similar financial and performance character-istics as BB&T. The comparison banks ("Comparable Groups") were grouped ac-cording to the parameters listed below:

   Comparable Groups                                        Companies in Group
   -----------------                                        ------------------
   Median for All U.S. Banks...............................        442
   Median for Southeast Banks..............................        100
   Median for North Carolina Banks.........................         20
   Median for Banks with Assets--$40-$80 Billion...........         11
   Median for Banks with Market Capitalization--$10-$20
    Billion................................................          7
   Median for Banks with Return on Average Assets--150bp-
    170bp..................................................         41
   Median for Banks with Return on Average Equity--18%-
    22%....................................................         57
   Median for Banks with Tangible Capital Median--6%-8%....        128
   Median for Guideline Companies*.........................          8

  --------
  * Consists of actively-traded companies of similar asset size, tangible capital levels, and return on equity.

  The table below represents a summary analysis of all of the comparable groups based on market prices as of January 18, 2001 and the latest publicly available financial data as of or for the trailing twelve months.

                                                          Mean   Median  BB&T/2/
                                                          -----  ------  -------
   Price to last twelve months reported earnings.........  14.2x  13.0x    23.9x
   Price to last twelve months core earnings/1/..........  13.6x  13.2x    17.4x
   Price to book value................................... 207.0% 212.9%   310.5%
   Price to tangible book value.......................... 239.4% 201.7%   369.3%
   Dividend yield........................................   3.0%   3.0%     2.5%
   Return on average assets..............................  1.28%  1.19%    1.14%
   Return on average equity..............................  15.5%  16.0%    14.6%

  --------
  /1/Core earnings are defined as reported earnings, minus non-recurring income, plus non-recurring expenses, taxed at a 35% rate
  /2/At or for the twelve months ended December 31, 2000

  The analysis revealed that BB&T trades at a premium to banks included in com-parable groups based on price to core earnings for the last twelve months, as well as price to book value and price to tangible book value. Because of its higher stock price, BB&T has a slightly lower dividend yield than the compara-ble groups.

  No company used as a comparison in the above analyses is identical to Vir-ginia Capital, BB&T or the combined entity and no other transaction is identi-cal to the merger. Accordingly, an analysis of the results of the foregoing is not purely mathematical; rather, such analyses involve complex considerations and judgments concerning differences in financial market and operating charac-teristics of the companies and other factors that could affect the public trad-ing volume of the companies to which Virginia Capital, BB&T and the combined entity are being compared.

  In connection with the delivery of its opinion dated as of [the date of this proxy statement/prospectus], Trident performed procedures to update, as neces-sary, certain of the analyses described above and reviewed the assumptions on which the analyses described above were based and the factors considered in connection therewith. Trident did not perform any analyses in addition to those described above in updating the opinion. [to be updated]

  Virginia Capital has agreed to pay Trident a fee equal to a percentage of the merger consideration for financial advisory services in connection with the proposed merger. Based on a merger consideration value of $18.50 per share of Virginia Capital common stock, Trident's total fee would be approximately $765,000. Trident has received $145,000 as of the date of this proxy statement/prospectus. The remainder is payable upon completion of the proposed merger. In addition, Virginia Capital has agreed to reimburse Trident for all reasonable out-of-pocket expenses incurred by it on Virginia Capital's behalf and to indemnify Trident against certain liabilities, including any which may arise under the federal securities laws.

  Trident/McDonald Investments is a member of all principal securities ex-changes in the United States and in the conduct of its broker-dealer activities has from time to time purchased securities from, and sold securities to, Vir-ginia Capital and/or BB&T. As a market maker, Trident may also have purchased and sold the securities of Virginia Capital and/or BB&T for Trident's own ac-count and for the accounts of its customers. Additionally, Trident served as Virginia Capital's sales agent in its mutual-to-stock conversion in 1998 and received total fees and commissions of $535,000 for that transaction.

Material Federal Income Tax Consequences of the Merger

  The following is a summary of the material anticipated federal income tax consequences of the merger generally applicable to the shareholders of Virginia Capital and to BB&T and Virginia Capital. This summary is not intended to be a complete description of all of the federal income tax consequences of the merg-er. No information is provided with respect to the tax consequences of the merger under any other tax laws, including applicable state, local and foreign tax laws. In addition, the following discussion may not be applicable with re-spect to certain specific categories of shareholders, including but not limited to:

  . corporations, trusts, dealers in securities, financial institutions, in-surance companies or tax exempt organizations;

  . persons who are not United States citizens or resident aliens or domes-tic entities (partnerships or trusts);

  . persons who are subject to alternative minimum tax (to the extent that tax affects the tax consequences of the merger) or are subject to the "golden parachute" provisions of the Internal Revenue Code (to the ex-tent that tax affects the tax consequences of the merger);

  . persons who acquired Virginia Capital stock pursuant to employee stock options or otherwise as compensation if such shares are subject to any restriction related to employment;

  .  persons who do not hold their shares as capital assets; or

  . persons who hold their shares as part of a "straddle" or "conversion transaction."

No ruling has been or will be requested from the Internal Revenue Service with respect to the tax effects of the merger. The federal income tax laws are com-plex, and a shareholder's individual circumstances may affect the tax conse-quences to the shareholder. Consequently, each Virginia Capital shareholder is urged to consult his or her own tax advisor regarding the tax consequences, in-cluding the applicable United States federal, state, local, and foreign tax consequences, of the merger to him or her.

  Tax Consequences of the Merger Generally. In the opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to BB&T:

  . the merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code;

  . each of BB&T and Virginia Capital will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

  . no gain or loss will be recognized by BB&T or Virginia Capital by reason of the merger;

  . the shareholders of Virginia Capital will recognize no gain or loss for federal income tax purposes to the extent BB&T common stock is received in the merger in exchange for Virginia Capital common stock;

  . a shareholder of Virginia Capital who receives cash in lieu of a frac-tional share of BB&T common stock will recognize gain or loss as if the shareholder received the fractional share and it was then redeemed for cash in an amount equal to the amount paid by BB&T in respect of the fractional share;

  . the tax basis in the BB&T common stock received by a shareholder (in-cluding any fractional share interest deemed received) will be the same as the tax basis in the Virginia Capital common stock surrendered in ex-change; and

  . the holding period for BB&T common stock received (including any frac-tional share interest deemed received) in exchange for shares of Vir-ginia Capital common stock will include the period during which the shareholder held the shares of Virginia Capital common stock surrendered in exchange, provided that the Virginia Capital common stock was held as a capital asset at the time the merger becomes effective.

  The completion of the merger is conditioned upon the receipt by BB&T and Vir-ginia Capital of the legal opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to BB&T, dated as of the closing date, to the effect of the first and fourth bulleted items described above. Neither party intends to waive this con-dition. If the tax opinion is not available and the Virginia Capital Board de-termines to proceed with the merger, Virginia Capital will resolicit its share-holders.

  Cash Received in Lieu of a Fractional Share of BB&T Common Stock. A share-holder of Virginia Capital who receives cash in lieu of a fractional share of BB&T common stock will be treated as having received the fractional share pur-suant to the merger and then as having exchanged the fractional share for cash in a redemption by BB&T subject to Section 302 of the Internal Revenue Code. As a result, a Virginia Capital shareholder will generally recognize gain or loss equal to the difference between the amount of cash received and the portion of the basis of the shares of BB&T common stock allocable to his or her fractional interest. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the date of the exchange, the holding period for such shares is greater than one year. Long-term capital gain of a non-corporate holder is generally subject to tax at a maximum federal tax rate of 20%.

  Backup Withholding and Information Reporting. Payments of cash to a holder surrendering shares of Virginia Capital stock will be subject to information reporting and backup withholding (whether or not the holder also receives BB&T common stock) at a rate of 31% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certi-fies as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder's U.S. federal income tax liability, provided the required information is fur-nished to the Internal Revenue Service.

Exchange Ratio

  Upon completion of the merger, each outstanding share of Virginia Capital common stock will be converted into the right to receive not less than 0.4958 or more than 0.6060 of a share of BB&T common stock, plus cash in lieu of any fractional share of BB&T common stock that would otherwise be issued. The por-tion of a share of BB&T common stock that will be issued in exchange for each share of Virginia Capital common stock will depend on the average reported closing price of BB&T common stock over the ten-trading day period ending on the day before the special meeting of Virginia Capital shareholders to vote on the merger, as follows:

  . if the average closing price is $37.31 or more, each share of Virginia Capital common stock will convert into the right to receive 0.4958 of a share of BB&T common stock;

  . if the average closing price is $30.53 or less, each share of Virginia Capital common stock will convert into the right to receive 0.6060 of a share of BB&T common stock; and

  . if the average closing price is greater than $30.53 and less than $37.31, each share of Virginia Capital common stock will convert into the right to receive a portion of a share of BB&T common stock equal to $18.50 divided by the average closing price.

If the value of the portion of a share of BB&T common stock to be received for each share of Virginia Capital common stock (based on the average closing price of BB&T common stock over the ten-trading day pricing period) is less than $16.53, Virginia Capital will have the right to terminate the merger agreement and the merger unless BB&T agrees to increase the merger consideration in the form of cash, BB&T common stock or a combination of cash and BB&T common stock so that the merger consideration to be received for each share of Virginia Cap-ital common stock equals $16.53.

  You should be aware that the market value of a share of BB&T common stock will fluctuate and that neither BB&T nor Virginia Capital can give you any as-surance as to what the price of BB&T common stock will be when the merger be-comes effective or when certificates for those shares are delivered following surrender and exchange of your certificates for shares of Virginia Capital stock. We urge you to obtain information on the market value of BB&T common stock that is more recent than that provided in this proxy statement/prospectus. See "Summary--Comparative Market Prices and Dividends" on page 6.

  No fractional shares of BB&T common stock will be issued in the merger. If you would otherwise be entitled to a fractional share of BB&T common stock in the merger, you will be paid an amount in cash determined by multiplying the fractional part of the share of BB&T common stock by the closing price per share of BB&T common stock on the NYSE at 4:00 p.m., Eastern time, as reported on NYSEnet.com on the date that the merger becomes effective.

Exchange of Virginia Capital Stock Certificates

  At the time the merger becomes effective and without any action on the part of Virginia Capital or the Virginia Capital shareholders, shares of Virginia Capital common stock will be converted into and will represent the right to re-ceive, upon surrender of the certificate representing the shares as described below, whole shares of BB&T common stock and cash in lieu of any fractional share interest. Promptly after the merger becomes effective, BB&T will deliver or mail to you a form of letter of transmittal and instructions for surrender of your Virginia Capital stock certificates. When you properly surrender your certificates or provide other satisfactory evidence of ownership, and return the letter of transmittal duly executed and completed in accordance with its instructions and any other documents as may be reasonably requested, BB&T will promptly deliver to you the shares of BB&T common stock and cash, if any, to which you are entitled.

  You should not send in your stock certificates until you receive the letter of transmittal and instructions.

  After the merger becomes effective, and until surrendered as described above, each outstanding Virginia Capital stock certificate will be deemed for all pur-poses to represent only the right to receive the merger consideration. No in-terest will be paid or accrued on any cash payable for fractional shares as part of the merger consideration. With respect to any Virginia Capital stock certificate that has been lost or destroyed, BB&T will pay the merger consider-ation attributable to such certificate upon receipt of a surety bond or other adequate indemnity, as required in accordance with BB&T's standard policy, and evidence reasonably satisfactory to BB&T of ownership of the shares in ques-tion. After the merger becomes effective, Virginia Capital's transfer books will be closed and no transfer of the shares of Virginia Capital stock out-standing immediately prior to the time that the merger becomes effective will be made on BB&T's stock transfer books.

  If Virginia Capital declares a dividend on the Virginia Capital common stock in accordance with the merger agreement that has a record date before the date on which the merger becomes effective, and that dividend has not been paid be-fore the date on which the merger becomes effective, BB&T will pay the dividend to the former Virginia Capital shareholders.

  To the extent permitted by law, after the merger becomes effective, you will be entitled to vote at any meeting of BB&T shareholders the number of whole shares of BB&T common stock into which your shares of Virginia Capital stock are converted, regardless of whether you have exchanged your Virginia Capital stock certificates for BB&T stock certificates. Whenever BB&T declares a divi-dend or other distribution on the BB&T common stock that has a record date af-ter the merger becomes effective, the declaration will include dividends or other distributions on all shares of BB&T common stock issuable pursuant to the merger agreement. However, no dividend or other distribution payable to the holders of record of BB&T common stock will be delivered to you until you sur-render your Virginia Capital stock certificate for exchange as described above. Upon surrender of your Virginia Capital stock certificate, the certificate rep-resenting the BB&T common stock into which your shares of Virginia Capital stock have been converted, together with cash in lieu of any fractional share of BB&T common stock to which you would otherwise be entitled and any undeliv-ered dividends, will be delivered and paid to you, without interest.

The Merger Agreement

 Effective Date and Time of the Merger

  The merger agreement provides that the merger will be completed on a business day designated by BB&T within 30 days following the satisfaction of the condi-tions to the completion of the merger, or a later date mutually acceptable to the parties. The merger will become effective at the time and date specified in the articles of merger to be filed with the Secretary of State of North Caro-lina and the Virginia State Corporation Commission. It is currently anticipated that the filing of the articles of merger will take place in [July] 2001, as-suming all conditions to the respective obligations of BB&T and Virginia Capi-tal to complete the merger have been satisfied.

 Conditions to the Merger

  The obligations of BB&T and Virginia Capital to carry out the merger are sub-ject to satisfaction (or, if permissible, waiver) of the following conditions at or before the time that the merger becomes effective:

  . all corporate action necessary to authorize the performance of the merger agreement must have been duly and validly taken, including the approval of the shareholders of Virginia Capital of the merger agree-ment;

  . BB&T's registration statement on Form S-4 relating to the merger (in-cluding any post-effective amendments) must be effective under the Secu-rities Act of 1933, no proceedings may be pending or, to the best knowledge of BB&T, threatened by the Securities and Exchange Commission to suspend the effectiveness of the registration statement and the BB&T common stock to be issued in the merger must either have been registered or exempt from registration under applicable state securities laws;

  . the parties must have received all regulatory approvals required in con-nection with the transactions contemplated by the merger agreement, all notice periods and waiting periods required with respect to the approv-als must have passed and all approvals must be in effect;

  . neither BB&T nor Virginia Capital nor any of their respective subsidiar-ies may be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits completion of the transactions provided in the merger agreement; and

  . Virginia Capital and BB&T must have received an opinion of BB&T's legal counsel, in form and substance satisfactory to Virginia Capital and BB&T, to the effect that the merger will constitute one or more reorga-nizations under Section 368 of the Internal Revenue Code and that the shareholders of Virginia Capital will not recognize any gain or loss to the extent that they exchange shares of Virginia Capital common stock for shares of BB&T common stock.

  The obligations of Virginia Capital to carry out the transactions in the merger agreement are subject to the satisfaction of the following additional conditions at or before the time that the merger becomes effective, unless, where permissible, waived by Virginia Capital:

  . BB&T must have performed in all material respects all obligations and complied in all material respects with all covenants required by the merger agreement;

  . the shares of BB&T common stock to be issued in the merger must have been approved for listing on the NYSE, subject to official notice of is-suance; and

  . Virginia Capital must have received certain closing certificates and le-gal opinions from BB&T and its counsel.

All representations and warranties of BB&T will be evaluated as of the date of the merger agreement and at the time the merger becomes effective as though made at the time the merger becomes effective (or, in the case of any represen-tation and warranty that specifically relates to an earlier date, on the date designated), except as otherwise provided in the merger agreement or consented to in writing by Virginia Capital. The representations and warranties of BB&T concerning the following must be true and correct (except for de minimis inac-curacies):

  .  its capitalization;

  . its and its subsidiaries' organization and authority to conduct busi-ness;

  .  its authorization of, and the binding nature of, the merger agreement;

  . the absence of any conflict between the transactions in the merger agreement and BB&T's articles of incorporation or bylaws; and

  . its forbearance from taking any actions that would negatively affect the tax-free treatment of the merger or the receipt of necessary regulatory approvals.

Moreover, there must not be inaccuracies in the representations and warranties of BB&T in the merger agreement that, individually or in the aggregate, have or are reasonably likely to have a material adverse effect on BB&T and its subsid-iaries taken as a whole.

  The obligations of BB&T to carry out the transactions in the merger agreement are subject to satisfaction of the following additional conditions at or before the time that the merger becomes effective, unless, where permissible, waived by BB&T:

  . no regulatory approval may have imposed any condition or requirement that, in the reasonable opinion of the BB&T Board, would so materially adversely affect the business or economic benefits to BB&T of the trans-actions in the merger agreement as to render their completion inadvis-able or unduly burdensome;

  . Virginia Capital must have performed in all material respects all of its obligations and complied in all material respects with all of its cove-nants required by the merger agreement; and

  . BB&T must have received certain closing certificates and legal opinions from Virginia Capital and its counsel.

  All representations and warranties of Virginia Capital will be evaluated at the date of the merger agreement and at the time the merger becomes effective as though made on and at the time the merger becomes effective (or, in the case of any representation and warranty that specifically relates to an earlier date, on the date designated), except as otherwise provided in the merger agreement or consented to in writing by BB&T. The representations and warran-ties of Virginia Capital concerning the following must be true and correct (ex-cept for de minimis inaccuracies):

  .  its capitalization;

  .  its and its subsidiary's organization and authority to conduct business;

  .  its ownership of its subsidiaries and other equity interests;

  .  its authorization of, and the binding nature of, the merger agreement;

  . the absence of conflict between the transactions in the merger agreement and Virginia Capital's articles of incorporation or bylaws;

  . its forbearance from taking any actions that would negatively affect the tax-free treatment of the merger or the receipt of necessary regulatory approvals; and

  . actions taken to exempt the merger from any applicable anti-takeover laws and the absence of any provision binding on Virginia Capital that would require a greater percentage of the outstanding shares of Virginia Capital common stock entitled to vote to approve the merger than is re-quired by the Virginia Stock Corporation Act.

Moreover, there must not be inaccuracies in the representations and warranties of Virginia Capital in the merger agreement that, individually or in the aggre-gate, have or are reasonably likely to have a material adverse effect on Vir-ginia Capital and its subsidiary taken as a whole (evaluated without regard to completion of the merger).

 Conduct of Virginia Capital's and BB&T's Businesses Prior to the Merger Becoming Effective

  Except with the prior consent of BB&T, which will not be arbitrarily withheld or delayed, before the merger becomes effective, neither Virginia Capital nor its subsidiary may:

  . carry on its business except in the ordinary course and in substantially the same manner as previously conducted, or establish or acquire any new subsidiary or engage in any new type of activity or expand any existing activities;

  . declare or pay any dividend or make any distribution on its capital stock other than regularly scheduled quarterly dividends of $0.11 per share of Virginia Capital common stock payable in a manner consistent with past practices, except that any dividend declared or payable on Virginia Capital common stock may, unless otherwise agreed by BB&T and Virginia Capital, be declared with a record date before the merger be-comes effective only if the normal record date for payment of the corre-sponding quarterly dividend to holders of BB&T common stock is before the merger becomes effective;

  . issue any shares of capital stock, except pursuant to options outstand-ing as of the date of the merger agreement or pursuant to the option granted to BB&T in connection with the merger agreement;

  . issue, grant or authorize any rights to acquire capital stock or effect any recapitalization, reclassification, stock dividend, stock split or similar change in capitalization;

  .  amend its articles of incorporation or bylaws;

  . impose or permit the imposition or existence of any encumbrance on any share of stock held by Virginia Capital in its subsidiary or release any material right or cancel or compromise any debt or claim, in each case other than in the ordinary course of business;

  . merge or consolidate with any other entity or acquire control over any other entity;

  . dispose of any assets or acquire any assets, other than in the ordinary course of its business consistent with past practices;

  . fail to comply in any material respect with any legal requirements ap-plicable to it and to the conduct of its business;

  . increase the compensation of any of its directors, officers or employees (excluding increases resulting from the exercise of compensatory stock options outstanding as of the date of the merger agreement), or pay or agree to pay any bonus or provide any new employee benefit or incentive, except for increases or payments made in the ordinary course of business consistent with past practice pursuant to existing plans or arrange-ments;

  . enter into or substantially modify (except as may be required by law) any employee benefit, incentive or welfare arrangement, or any related trust agreement, relating to any of its directors, officers or other em-ployees (other than renewals consistent with past practice);

  . solicit inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concern-ing, any other business combination with Virginia Capital or its subsid-iary, or fail to notify BB&T immediately if any such inquiry or proposal is received, any such information is requested or required or any such discussions are sought (except that this would not apply to furnishing information, negotiations or discussions with the offeror following an unsolicited offer if Virginia Capital is advised by legal counsel in writing that the failure to furnish information or negotiate could rea-sonably be expected to constitute a breach of the fiduciary duty of the Virginia Capital Board to the Virginia Capital shareholders);

  . enter into (a) any material agreement or commitment other than in the ordinary course of business, (b) any agreement, indenture or other in-strument other than in the ordinary course relating to the borrowing of money by Virginia Capital or its subsidiary or guarantee by Virginia Capital or its subsidiary of any obligation, (c) any agreement or com-mitment relating to the employment or severance of a consultant or the employment, severance or retention in office of any director, officer or employee (except for the election of directors or the reappointment of officers in the normal course) or (d) any contract, agreement or under-standing with a labor union;

  . change its lending, investment or asset/liability management policies in any material respect, except as required by applicable law, regulation or directives, and except as provided for in the merger agreement;

  . change its methods of accounting in effect at December 31, 1999 in any material respect, except as required by changes in accounting principles concurred in by BB&T (which may not unreasonably withhold its concur-rence) or change any of its federal income tax reporting methods from those used in the preparation of its tax returns for the year ended De-cember 31, 1999, except as required by changes in law;

  . incur any commitments for capital expenditures or obligations to make capital expenditures in excess of $25,000 for any one expenditure or $100,000 in the aggregate;

  . incur any new indebtedness other than deposits from customers, advances from the Federal Home Loan Bank and reverse repurchase arrangements in the ordinary course of business;

  . take any action that would or could reasonably be expected to (a) cause the merger not to constitute a tax-free reorganization as determined by BB&T, (b) result in any inaccuracy of a representation or warranty that would permit termination of the merger agreement or (c) cause any of the conditions to the merger to fail to be satisfied; or

  .  agree to do any of the foregoing.

  Virginia Capital has also agreed:

  . to take such actions as may be reasonably necessary to modify the struc-ture of the merger, as long as the modification does not reduce the con-sideration to be received by Virginia Capital shareholders, abrogate the covenants contained in the merger agreement or substantially delay or impair the completion of the merger;

  . to cooperate with BB&T in certain respects concerning (a) accounting and financial matters necessary to facilitate the merger, including issues arising in connection with record keeping, loan classification, valua-tion adjustments, levels of loan loss reserves and other accounting practices and (b) Virginia Capital's lending, investment or asset/liability management policies;

  . to keep BB&T advised of all material developments relevant to its busi-ness prior to completion of the merger; and

  .  to provide BB&T access to Virginia Capital's books and records.

  Except with the prior consent of Virginia Capital, before the merger becomes effective, neither BB&T nor any subsidiary of BB&T may take any action that would or might be expected to:

  .  cause the merger not to constitute a tax-free reorganization;

  . result in any inaccuracy of a representation or warranty that would al-low termination of the merger agreement;

  . cause any of the conditions precedent to the transactions contemplated in the merger agreement to fail to be satisfied; or

  . fail to comply in any material respect with any laws, regulations, ordi-nances or governmental actions applicable to it and to the conduct of its business.

  BB&T has also agreed to keep Virginia Capital advised of all material devel-opments relevant to its business prior to completion of the merger.

 Waiver; Amendment; Termination; Expenses

  Except with respect to any required regulatory approval, BB&T or Virginia Capital may at any time (whether before or after approval of the merger agree-ment by the Virginia Capital shareholders) extend the time for the performance of any of the obligations or other acts of the other party and may waive: any inaccuracies of the other party in the representations or warranties contained in the merger agreement or any document delivered pursuant to the merger agree-ment; compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to the other party's obligations, contained in the merger agreement; or the performance by the other party of any of its obligations set out in the merger agreement. The parties may also mutually amend or supplement the merger agreement in writing at any time. However, no extension, waiver, amendment or supplement that would reduce either the exchange ratio or the payment terms for fractional interests to be provided to holders of Virginia Capital common stock upon completion of the merger will be made after the Virginia Capital shareholders approve the merger agreement.

  If any condition to the obligation of either party to complete the merger is not fulfilled, that party will consider the materiality of such nonfulfillment. In the case of the nonfulfillment of a material condition to

Virginia Capital's obligations, Virginia Capital will, if it determines it ap-propriate under the circumstances, resolicit shareholder approval of the merger agreement and provide appropriate information concerning the obligation that has not been satisfied.

  The merger agreement may be terminated, and the merger may be abandoned:

  . at any time before the merger becomes effective, by the mutual consent in writing of BB&T and Virginia Capital;

  . at any time before the merger becomes effective, by either party in writing (a) in the event of a material breach by the other party of any covenant or agreement contained in the merger agreement or (b) in the event of the inaccuracy of any representation or warranty of the other party contained in the merger agreement that would provide the non-breaching party the ability to refuse to complete the merger under the applicable standard in the merger agreement (see "--Conditions to the Merger"); and, in either case, if the breach or inaccuracy has not been cured by the earlier of 30 days following written notice of the breach or inaccuracy to the party committing it or the time the merger becomes effective;

  . at any time before the merger becomes effective, by either party in writing, if any of the conditions precedent to the obligations of the other party to complete the transactions contemplated by the merger agreement cannot be satisfied or fulfilled before the date on which the merger is to become effective, and the party giving the notice is not in material breach of any of its representations, warranties, covenants or undertakings in the merger agreement;

  . at any time, by either party in writing, if any of the applications for prior regulatory approval are denied and the time period for appeals and requests for reconsideration has run;

  . at any time, by either party in writing, if the shareholders of Virginia Capital do not approve the merger agreement by the required vote at a meeting called and held for the purpose of voting thereon;

  . at any time following October 31, 2001 by either party in writing, if the merger has not yet become effective and the party giving the notice is not in material breach of any of its representations, warranties, covenants or undertakings in the merger agreement;

  . at any time before the merger becomes effective, by BB&T in writing, if the Virginia Capital Board withdraws, modifies, conditions or refuses to make its recommendation to the shareholders of Virginia Capital that they vote to approve the merger agreement; or

  . at any time before the merger becomes effective, by Virginia Capital in writing, if:

    . the value of the portion of a share of BB&T common stock to be received for each share of Virginia Capital common stock (based on the average closing price of BB&T common stock over the ten-trading day pricing period) is less than $16.53; and

    . BB&T does not notify Virginia Capital in a timely manner that it will increase the merger consideration in the form of cash, BB&T common stock or a combination of cash and BB&T common stock so that the value of the consideration to be received for each share of Virginia Capital common stock equals $16.53.

  If the merger agreement is terminated pursuant to any of the provisions de-scribed above, the merger agreement will become void and have no effect, except that (a) provisions in the merger agreement relating to confidentiality and ex-penses will survive the termination and (b) a termination for an uncured breach of a covenant or agreement or inaccuracy in a representation or warranty will not relieve the breaching party from liability for that breach or inaccuracy.

  Each party will pay the expenses it incurs in connection with the merger agreement and the merger, except that printing expenses and Securities and Ex-change Commission filing fees incurred in connection with the registration statement and this proxy statement/prospectus will be paid 50% by BB&T and 50% by Virginia Capital.

Interests of Virginia Capital's Directors and Officers in the Merger That Differ from Yours

  Some members of Virginia Capital's management and the Virginia Capital Board have interests in the merger that are in addition to or different from their interests as Virginia Capital shareholders. The Virginia Capital Board was aware of these interests and considered them in approving the merger agreement and the merger.

 Vesting of Virginia Capital Restricted Stock Awards

  Directors, officers and employees of Virginia Capital have received grants of restricted stock under Virginia Capital's 1999 Stock-Based Incentive Plan, with vesting to occur over a period of five years. Under the terms of the plan, all unvested shares of restricted stock will become vested and free of any restric-tions upon completion of the merger. The directors and executive officers of Virginia Capital currently hold a total of [291,956] shares of unvested re-stricted stock, which will be converted into the right to receive the same merger consideration as all other shares of Virginia Capital common stock. The following table sets forth the number of shares of unvested restricted stock held by each director and executive officer of Virginia Capital and the value of the merger consideration that each will receive in exchange for his or her
shares, based on an assumed price of $    for one share of BB&T common stock
(the closing price on April  , 2001) and a corresponding assumed exchange ratio
of        shares of BB&T common stock for each share of Virginia Capital common stock. [to be updated]

                                                               Value of BB&T
                                          Number of        Common Stock Received
                                     Unvested Shares of     for Unvested Shares
Name                               Restricted Stock Awards  of Restricted Stock
----                               ----------------------- ---------------------
William M. Anderson, Jr. .........         15,640
O'Connor Ashby....................         15,640
Ronald G. Beck....................         15,640
Ernest N. Donahoe, Jr. ...........         15,640
Samuel C. Harding, Jr. ...........         91,238
DuVal Q. Hicks, Jr. ..............         15,640
H. Smith McKann...................         15,640
Peggy J. Newman...................         91,238
Charles S. Rowe...................         15,640

 Vesting of Stock Options

  Directors, officers and employees of Virginia Capital have received grants of stock options under Virginia Capital's 1999 Stock-Based Incentive Plan, with vesting to occur over a period of five years. Under the terms of the plan, all unvested options will become vested upon completion of the merger. Each non-em-ployee director currently holds unvested options to acquire [39,102] shares. The executive officers hold unvested options to acquire the following numbers of shares: Samuel C. Harding, Jr., [228,096]; and Peggy J. Newman, [228,096]. Upon completion of the merger, each outstanding option to acquire Virginia Cap-ital common stock will be converted into an option to acquire BB&T common stock. See "Effect on Employee Benefit Plans and Options--Stock Options" on page . [to be updated]

 Employment Agreements

  In connection with the merger, Branch Banking and Trust Company of Virginia, BB&T's Virginia banking subsidiary ("Branch Bank-VA") has entered into an em-ployment agreement with each of Virginia Capital's President, Samuel C. Har-ding, Jr., and Executive Vice President, Secretary and Treasurer, Peggy J. New-man, that will become effective upon completion of the merger. The employment term of each agreement extends until the later of March 31, 2002 or the sixty-first day following the conversion of the data systems of Virginia Capital to those of BB&T. Each agreement provides that the employee will become a Senior Vice President of Branch Bank-VA and receive an annual base salary at least equal to $251,750 and the following conditional amounts:

  . if the conversion of the data services systems of Virginia Capital to those of BB&T is substantially completed, $150,000, payable not later than the end of the calendar quarter in which the conversion is substan-tially completed; and

  . if the employee remains employed by Branch Bank-VA until the end of the employment term, $150,000, payable within five business days after the end of the employment term.

The employee will not be entitled to receive either of these payments if, prior to the date for a payment, the employment of the employee is terminated for any reason other than (A) by Branch Bank-VA for reasons other than Just Cause (as that term is defined in the employment agreements), (B) as a result of the em-ployee's disability or (C) by the employee because of an uncured breach of the employment agreement by Branch Bank-VA. The employee will, however, have the right to receive such payments following a termination of the type described in
(A), (B) or (C). The conditional payments will be compensation for payroll tax and income tax purposes but will not be taken into account for purposes of de-termining benefits or contributions under any retirement or other plan, program or arrangement of Branch Bank-VA or in determining the termination compensation payable to the employee as described below.

  During the employment term, each of Mr. Harding and Ms. Newman will also be eligible to receive, on the same basis as other similarly situated officers of Branch Bank-VA, an annual bonus payment pursuant to the terms of BB&T's Amended and Restated Short Term Incentive Plan (prorated for any partial year) and em-ployee pension and welfare benefits such as sick leave, vacation, group dis-ability and health, dental, life and accident insurance and similar indirect compensation. These pension and welfare benefits will commence as of the dates on which the former Virginia Capital employees generally become eligible to participate in the plans. BB&T will continue those Virginia Capital plans that BB&T determines provide benefits of the same type or class as a corresponding BB&T plan in effect for Mr. Harding and Ms. Newman until they become eligible to participate in the corresponding BB&T plan.

  The employment agreements for Mr. Harding and Ms. Newman further provide that, at the end of the employment term, each will become an independent con-sultant to Branch Bank-VA to serve for five years. In such capacity, each will render services as an independent contractor (and not as an employee) in the nature of customer and community relations, business development, employee re-lations and general advice and assistance relating to Branch Bank-VA's custom-ers and employees and to the growth and development of the business of Branch Bank-VA in the Fredericksburg, Virginia area. Mr. Harding and Ms. Newman will render these consulting services at times and on a schedule mutually reasonably convenient to Branch Bank-VA, but will not be required to maintain records of hours worked or to work in accordance with any fixed schedule.

  During the consulting period, certain noncompetition provisions of the em-ployment agreements will continue to apply and, in consideration for the con-tinued applicability of those provisions, each of Mr. Harding and Ms. Newman will receive $12,500 per month. In addition, each will receive consulting fees of $4,166.67 per month, as well as a death benefit of at least $750,000 (as long as he or she pays his or her portion of the cost of such death benefit as if an employee of Branch Bank-VA). Each will also be eligible to participate in Branch Bank-VA's retiree health insurance plan, which will take into account years of employment with Virginia Capital.

  If either the employment term or the consulting period is terminated prior to its expiration (A) by Branch Bank-VA for reasons other than Just Cause (as that term is defined in the employment agreements), (B) as a result of Mr. Harding's or Ms. Newman's disability or (C) by Mr. Harding or Ms. Newman because of an uncured breach of the employment agreement by Branch Bank-VA, Mr. Harding and Ms. Newman will nevertheless be entitled to receive the payments he or she would have received if the five-year consulting period had continued until its expiration. Mr. Harding and Ms. Newman will not be entitled to receive such payments, however, if he or she violates the noncompetition provisions or fails to render consulting services as requested by Branch Bank-VA and does not rem-edy such failure within twenty days following notice from Branch Bank-VA.

  Each employment agreement provides that, if Branch Bank-VA terminates the em-ployee's employment other than because of disability or for cause and the em-ployee complies with certain noncompetition provisions, the employee will be entitled to receive as "termination compensation" his or her base salary and bonus until the end of the employment term. In addition, the employee will continue to receive health, retirement and other group em-ployee benefits from Branch Bank-VA on the same terms as were in effect before the termination, either under Branch Bank-VA's plans or comparable coverage, during the time payments of termination compensation are made.

  Each employment agreement also provides that for any taxable year(s) in which Mr. Harding or Ms. Newman is liable for the payment of an excise tax under Sec-tion 4999 of the Internal Revenue Code (or any successor provision) with re-spect to any payment or benefit by Virginia Capital (to the extent approved in advance by BB&T), BB&T, Branch Bank-VA or any other affiliate of BB&T (except for certain payments or benefits incident to a change of control of BB&T, Branch Bank-VA or any other affiliate), Branch Bank-VA will pay an additional amount (the "reimbursement payment") such that the net amount of the payments or benefits retained by Mr. Harding or Ms. Newman, as the case may be, after deduction of any excise tax imposed and any interest charges or penalties as a result of the imposition of the excise tax and income taxes resulting from the reimbursement payment is equivalent, on an after-tax basis, to the amount that he or she would have retained if the excise tax had not been imposed. For pur-poses of determining the amount of the reimbursement payment, Mr. Harding and Ms. Newman will be deemed to be taxed at the highest federal, state and local marginal rates (taking into account any phase-out of otherwise available deduc-tions or exemptions) in the calendar year in which the reimbursement payment is made, net of the maximum reduction of federal income taxes that may be obtained from the deduction of state and local income taxes.

  In addition to the foregoing, Branch Bank-VA (or its successors) will indem-nify Mr. Harding and Ms. Newman from any and all losses and expenses that he or she incurs as a result of any administrative or judicial review of his or her liability for the excise tax by the Internal Revenue Service or any comparable state agency through a final judicial determination or final administrative settlement of any dispute arising out of the employee's liability for the ex-cise tax or otherwise relating to the classification for purposes of Section 280G of the Internal Revenue Code of any payment or benefit in the nature of compensation as described in the preceding paragraph.

  The employment agreements will supersede any employment agreements or change of control arrangements which any of the employees had with Virginia Capital or its subsidiary, except to the extent of amounts earned before and payable after the merger becoming effective that were disclosed to BB&T as of the date of the merger agreement.

 Supplemental Executive Retirement Plan

  Fredericksburg State Bank maintains the Fredericksburg Bank Supplemental Ex-ecutive Retirement Plan (SERP). In addition to making up for benefits lost un-der the 401(k) Plan and Employee Stock Ownership Plan (ESOP) due to Internal Revenue Service limitations, the SERP also provides a supplemental ESOP benefit to participants in connection with a change in control of Virginia Capital or Fredericksburg State Bank prior to the complete repayment of the loan to the ESOP. In connection with the merger, Mr. Harding and Ms. Newman will receive $1.1 million and $1.0 million, respectively. These respective amounts represent the difference between the benefit each executive would have received under the ESOP and the SERP if he or she had remained employed throughout the scheduled term of the ESOP loan and the benefits he or she actually received under the ESOP.

 Fredericksburg, Virginia Advisory Board

  When the merger becomes effective, BB&T will offer to each member of the Vir-ginia Capital Board a seat on BB&T's advisory board for the Fredericksburg, Virginia area. Membership of any person on the advisory board will be condi-tional upon BB&T's receipt of a noncompetition agreement from such person. For two years after the merger becomes effective, Virginia Capital directors who become members of the Fredericksburg, Virginia advisory board will receive, as compensation for service on the advisory board, members' fees (annual retainer and attendance fees) at least equal in amount each year to those received as of December 1, 2000 by directors of Virginia Capital. After the two-year period, they will receive fees in accordance with

BB&T's standard schedule of advisory board service fees, as in effect from time to time. For two years after the merger becomes effective, no Virginia Capital director who becomes a member of the Fredericksburg, Virginia advisory board will be prohibited from serving because he or she has reached the maximum age for service, which is currently age 70.

 Indemnification of Directors and Officers

  The merger agreement provides that BB&T or one of its subsidiaries will main-tain for three years after the merger becomes effective directors' and offi-cers' liability insurance covering directors and officers of Virginia Capital for acts or omissions occurring before the merger becomes effective. This in-surance will provide at least the same coverage and amounts as contained in Virginia Capital's policy on the date of the merger agreement, unless the an-nual premium on the policy would exceed 150% of the annual premium payments on Virginia Capital's policy, in which case BB&T would maintain the most advanta-geous policies of directors' and officers' liability insurance obtainable for a premium equal to that amount. BB&T has also agreed to indemnify all individuals who were officers, directors or employees of Virginia Capital or its subsidiary prior to the time that the merger becomes effective from any acts or omissions in such capacities occurring prior to the time that the merger becomes effec-tive and to advance indemnifiable expenses as incurred, in each case to the ex-tent permitted by the articles of incorporation or bylaws of Virginia Capital as of the date of the merger agreement and permitted under the Virginia Stock Corporation Act and the North Carolina Business Corporation Act.

Regulatory Considerations

  Financial holding companies (such as BB&T) and bank holding companies (such as Virginia Capital) and their depository institution subsidiaries are highly regulated institutions, with numerous federal and state laws and regulations governing their activities. These institutions are subject to ongoing supervi-sion, regulation and periodic examination by various federal and state finan-cial institution regulatory agencies. Financial holding companies that own one or more commercial banks are considered bank holding companies under state and federal law for certain transactions, including the merger. Detailed discus-sions of this ongoing regulatory oversight and the laws and regulations under which it is carried out can be found in the Annual Reports on Form 10-K of BB&T and of Virginia Capital which are incorporated by reference in this proxy statement/prospectus. Those discussions are qualified in their entirety by the actual language of the laws and regulations, which are subject to change based on possible future legislation and action by regulatory agencies. See "Where You Can Find More Information" on page .

  The merger and the subsidiary bank merger are subject to regulatory approv-als, as set forth below. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations.

 The Merger

  The merger is subject to approval by the Federal Reserve under the Bank Hold-ing Company Act. In considering the approval of a transaction such as the merg-er, this Act requires the Federal Reserve to review the financial and manage-rial resources and future prospects of the bank holding companies and the banks concerned and the convenience and needs of the communities to be served. The Federal Reserve is also required to evaluate whether the merger would result in a monopoly or would be in furtherance of any combination or conspiracy or at-tempt to monopolize the business of banking in any part of the United States or otherwise would substantially lessen competition or tend to create a monopoly or be in any manner in restraint of trade, unless it finds that the anti-com-petitive effects of the proposed transaction are clearly outweighed in the pub-lic interest by the probable effect of the transaction in meeting the conve-nience and needs of the communities to be served. In addition, the Federal Re-serve must take into account the record of performance of the financial insti-tution subsidiaries of the acquiring and target holding company under the Com-munity Reinvestment Act in meeting the credit needs of the community, including low- and moderate-income neighborhoods, served by each institution.

  Where a transaction, such as the merger, is the acquisition by a bank holding company of a bank located in a state other than the home state of the bank holding company (in this case North Carolina), the Act authorizes the Federal Reserve to approve the transaction without regard to whether such transaction is prohibited under the laws of any state, as long as the bank holding company is adequately capitalized and adequately managed and certain other limitations are not exceeded. BB&T is considered well-capitalized and well-managed under the Federal Reserve's Regulation Y, and the transaction does not exceed the other limitations.

  The merger also is subject to approval by the Virginia Bureau of Financial Institutions of the Virginia State Corporation Commission under the bank hold-ing company provisions of the Virginia Code, which permits an out-of-state bank holding company, such as BB&T, to acquire a Virginia commercial bank, such as Virginia Capital's subsidiary, Fredericksburg State Bank, if the Virginia Bu-reau approves the transaction. In its review of the merger, the Virginia Bureau will consider, among other things, whether the transaction would be detrimental to the safety and soundness of BB&T or the Virginia commercial bank.

  BB&T has filed the required applications with the Federal Reserve and the Virginia Bureau. Although BB&T does not know of any reason why it will not ob-tain approval from these regulators in a timely manner, BB&T cannot be certain when it will obtain them or that it will obtain them at all. [to be updated]

 The Subsidiary Bank Merger

  Although not required by the terms of the merger agreement, BB&T expects to merge Fredericksburg State Bank into Branch Bank-VA during the third quarter of 2001. The subsidiary bank merger is subject to approval of the Federal Deposit Insurance Corporation under the Bank Merger Act. In granting its approval under the Bank Merger Act, the FDIC must consider the financial and managerial re-sources and future prospects of the existing and proposed institution and the convenience and needs of the communities to be served. Further, the FDIC may not approve the subsidiary bank merger if it would result in a monopoly, if it would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, if the effect of the subsidiary bank merger in any section of the country may be to substantially to lessen competition or to tend to create a monopoly or if it would be in any other manner in restraint of trade, unless the FDIC finds that the anticompetitive effects of the subsidiary bank merger are clearly out-weighed in the public interest by the probable effect of such merger in meeting the convenience and needs of the communities to be served. In addition, the FDIC must take into account the record of performance of the existing and pro-posed institution under the Community Reinvestment Act in meeting the credit needs of the community, including low- and moderate-income neighborhoods, served by such institution. Applicable regulations also require publication of notice of the application for approval of the subsidiary bank merger and an op-portunity for the public to comment on the application in writing and to re-quest a hearing.

  The Virginia Bureau also must approve the merger of Fredericksburg State Bank with and into Branch Bank-VA under the bank merger provisions of the Virginia Code, which authorize the merger of two Virginia commercial banks where a Vir-ginia commercial bank is the resulting bank.

  Branch Bank-VA expects to file these required applications closer to the ex-pected effective date of the subsidiary bank merger.

Accounting Treatment

  It is anticipated that BB&T will account for the merger using the purchase method of accounting. Under this accounting method, BB&T would record the ac-quired identifiable assets and liabilities assumed at their fair market value at the time the merger is completed. Any excess of the cost of Virginia Capital and the sum of the fair values of tangible and identifiable intangible assets less liabilities assumed would be recorded as goodwill. Any goodwill recorded would be amortized over the period of expected benefit. BB&T's reported income would include the operations of Virginia Capital after the acquisition, based on the cost of the transaction. Financial statements of BB&T issued after com-pletion of the merger would reflect the impact of Virginia Capital. Financial statements of BB&T issued before completion of the merger would not be restated retroactively to reflect Virginia Capital's historical financial position or results of operations. The unaudited pro forma financial information contained in this proxy statement/prospectus has been prepared using the purchase method of accounting. See "Summary--Comparative Per Share Data" on page 8.

Stock Option Agreement

 General

  As a condition to BB&T entering into the merger agreement, Virginia Capital granted BB&T an option to purchase up to 1,848,560 newly issued shares of Vir-ginia Capital common stock (subject to adjustment in certain circumstances) at a price of $15.00 per share (also subject to adjustment in certain circumstanc-es). The purchase of any shares of Virginia Capital common stock pursuant to the option is subject to compliance with applicable law, including the receipt of necessary approvals under the Bank Holding Company Act of 1956, and to BB&T's compliance with its covenants in the merger agreement.

  Certain aspects of the option agreement may have the effect of discouraging persons who, before the merger becomes effective, might be interested in ac-quiring all of, or a significant interest in, Virginia Capital from considering or proposing such an acquisition, even if they were prepared to offer to pay consideration to shareholders of Virginia Capital with a higher current market price than the BB&T common stock to be received for Virginia Capital common stock pursuant to the merger agreement. Consequently, the option agreement is intended to increase the likelihood that the merger will be completed in accor-dance with the terms set forth in the merger agreement.

  The option agreement is filed as an exhibit to the registration statement, of which this proxy statement/ prospectus is a part, and the following discussion is qualified in its entirety by reference to the option agreement. See "Where You Can Find More Information" on page .

 Exercisability

  If BB&T is not in material breach of the option agreement or its covenants and agreements contained in the merger agreement and if no injunction or other court order against delivery of the shares covered by the option is in effect, BB&T may generally exercise the option, in whole or in part, at any time and from time to time prior to its termination, as described below, following the happening of either of the following events (each a "Purchase Event"):

  . without BB&T's prior consent, Virginia Capital authorizes, recommends, publicly proposes (or publicly announces an intention to authorize, rec-ommend or propose) or enters into an agreement with any third party to effect any of the following (each an "Acquisition Transaction"): (a) a merger, consolidation or similar transaction involving Virginia Capital or any of its significant subsidiaries, (b) the sale, lease, exchange or other disposition of 15% or more of the consolidated assets or deposits of Virginia Capital and its subsidiary or (c) the issuance, sale or other disposition of securities representing 15% or more of the voting power of Virginia Capital or any of its significant subsidiaries; or

  . any third party or group of third parties acquires or has the right to acquire beneficial ownership of securities representing 15% or more of the outstanding shares of Virginia Capital common stock.

  The obligation of Virginia Capital to issue shares of Virginia Capital common stock upon exercise of the option will be deferred (but will not terminate) (a) until the receipt of all required governmental or regulatory approvals or con-sents, or until the expiration or termination of any waiting period required by law, or (b) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect that pro-hibits the sale or delivery of the shares.

 Termination

  The option will terminate upon the earliest to occur of the following events:
(a) the time that the merger becomes effective; (b) the termination of the merger agreement prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (as defined below) (other than a termination by BB&T based on either a material breach by Virginia Capital of a covenant or agreement in the merger agreement or an inaccuracy in Virginia Capital's representations or war-ranties in the merger agreement of a nature entitling BB&T to terminate (a "De-fault Termination")); (c) 12 months after a Default Termination; (d) 12 months after termination of the merger agreement (other than a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event; or (e) 12 months after a termination of the merger agreement based on the fail-ure of the shareholders of Virginia Capital to approve the merger agreement.

  A "Preliminary Purchase Event" is defined as either of the following:

  . the commencement by any third party of a tender or exchange offer such that it would thereafter own 15% or more of the outstanding shares of Virginia Capital common stock or the filing of a registration statement with respect to such an offer; or

  . the failure of the shareholders of Virginia Capital to approve the merger agreement, the failure of the meeting to have been held, the can-cellation of the meeting prior to the termination of the merger agree-ment or the Virginia Capital Board having withdrawn or modified in any manner adverse to BB&T its recommendations with respect to the merger agreement, in any case after a third party: (a) proposes to engage in an Acquisition Transaction, (b) commences a tender offer or files a regis-tration statement under the Securities Act of 1933 with respect to an exchange offer such that it would thereafter own 15% or more of the out-standing shares of Virginia Capital common stock or (c) files an appli-cation or notice under federal or state statutes relating to the regula-tion of financial institutions or their holding companies to engage in an Acquisition Transaction.

To the knowledge of BB&T and Virginia Capital, no Purchase Event or Preliminary Purchase Event has occurred as of the date of this proxy statement/prospectus.

 Adjustments

  The option agreement provides for certain adjustments in the option in the event of any change in Virginia Capital common stock by reason of a stock divi-dend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction or in the event of the issuance of any additional shares of Virginia Capital common stock before termination of the option.

 Repurchase Rights

  At the request of the holder of the option any time during the 12 months af-ter the first occurrence of a Repurchase Event (as defined below), Virginia Capital must, if the option has not terminated, and subject to any required regulatory approval, repurchase from the holder (a) the option and (b) all shares of Virginia Capital common stock purchased by the holder pursuant to the option with respect to which the holder then has beneficial ownership. The re-purchase will be at an aggregate price equal to the sum of:

  . the aggregate purchase price paid by the holder for any shares of Vir-ginia Capital common stock acquired pursuant to the option with respect to which the holder then has beneficial ownership, plus

  . the excess, if any, of (a) the Applicable Price (as defined in the op-tion agreement) for each share of Virginia Capital common stock over the purchase price, multiplied by (b) the number of shares of Virginia Capi-tal common stock with respect to which the option has not been exer-cised, plus

  . the product of (a) the excess, if any, of the Applicable Price over the purchase price paid (or payable in the case of the exercise of the op-tion for which the closing date has not occurred) by the holder for each share of Virginia Capital common stock with respect to which the option has been exercised and with respect to which the holder then has beneficial ownership (or the right to beneficial ownership if the option is exercised but the closing date has not occurred) multiplied by (b) the number of such shares.

  A "Repurchase Event" occurs if: (a) any third party or "group" (as defined under the Securities Exchange Act of 1934) acquires beneficial ownership of 50% or more of the then outstanding shares of Virginia Capital common stock, or (b) any of the merger or other business combination transactions set forth in the paragraph below describing substitute options is completed.

 Substitute Options

  If, before the termination of the option agreement, Virginia Capital enters into an agreement:

  . to consolidate with or merge into any third party and Virginia Capital will not be the continuing or surviving corporation of the consolidation or merger;

  . to permit any third party to merge into Virginia Capital with Virginia Capital as the continuing or surviving corporation, but, in connection therewith, the then outstanding shares of Virginia Capital common stock are changed into or exchanged for stock or other securities of Virginia Capital or of any other entity, or cash, or any other property, or the outstanding shares of Virginia Capital common stock after the merger represent less than 50% of the outstanding shares and share equivalents of the merged company;

  . to permit any third party to acquire all of the outstanding shares of Virginia Capital common stock pursuant to a statutory share exchange; or

  . to sell or otherwise transfer all or substantially all of its assets or deposits to any third party,

then the agreement must provide that the option will be converted or exchanged for an option to purchase shares of common stock of, at the holder's option, either (x) the continuing or surviving corporation of a merger or consolida-tion or the transferee of all or substantially all of Virginia Capital's as-sets or (y) any entity controlling the continuing or surviving corporation or transferee. The number of shares subject to the substitute option and the ex-ercise price per share will be determined in accordance with a formula in the option agreement. To the extent possible, the substitute option will contain terms and conditions that are the same as those in the option agreement.

 Registration Rights

  The option agreement grants to BB&T and any permitted transferee of the op-tion certain rights to require Virginia Capital to prepare and file a regis-tration statement under the Securities Act of 1933 for a period of 24 months following termination of the merger agreement if registration is necessary in order to permit the sale or other disposition of any or all shares of Virginia Capital common stock or other securities that have been acquired by or are is-suable upon exercise of the option.

Effect on Employee Benefit Plans and Stock Options

 Employee Benefit Plans

  As of a date determined by BB&T (the "benefit plan date") to be not later than January 1 of the first year that begins after Fredericksburg State Bank is merged into BB&T or one of its subsidiaries, BB&T will cause Virginia Capi-tal's 401(k) plan either to be merged with BB&T's 401(k) plan, frozen or ter-minated, as determined by BB&T and subject to receipt of applicable regulatory approvals. Each employee of Virginia Capital who (a) is a participant in Vir-ginia Capital's 401(k) plan, (b) becomes an employee of BB&T or a BB&T subsid-iary (a "BB&T employer") when the merger becomes effective, and (c) continues in the employment of a BB&T employer until the benefit plan date, will be eli-gible to participate in BB&T's 401(k) plan as of that date. Any other former employee of Virginia Capital who is employed by a BB&T employer on or after the benefit plan date will be eligible to participate in BB&T's 401(k) plan upon complying with eligibility requirements. All rights to participate in BB&T's 401(k) plan are subject to BB&T's right to amend or terminate the plan. BB&T will maintain Virginia Capital's 401(k) plan for the benefit of participating employees until the benefit plan date. In administering BB&T's 401(k) plan, service with Virginia Capital and its subsidiary will be deemed service with BB&T for participation and vesting purposes, but not for benefit accrual pur-poses.

  Each employee of Virginia Capital or its subsidiary who becomes an employee of a BB&T employer when the merger becomes effective (a "transferred employee") will be eligible to participate in group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to em-ployees of the BB&T employer, subject to the terms of the plans and programs, as of the benefit plan date for each such plan or program, conditional upon the transferred employee's being employed by the BB&T employer as of the benefit plan date and compliance with eligibility requirements of the respective plans and programs. With respect to health care coverage, participation in BB&T's plans may be subject to availability of HMO options. In any case in which HMO coverage is not available, substitute coverage will be provided that may not be fully comparable to the HMO coverage. With respect to any benefit plan or pro-gram of Virginia Capital that a BB&T employer determines, in its sole discre-tion, provides benefits of the same type or class as a corresponding plan or program maintained by the BB&T employer, the BB&T employer will continue the Virginia Capital plan or program in effect for the benefit of the transferred employees so long as they remain eligible to participate and until they become eligible to participate in the corresponding plan or program maintained by the BB&T employer (and, with respect to any such plan or program, subject to com-pliance with eligibility requirements and subject to the right of the BB&T em-ployer to terminate the plan or program). For purposes of administering these plans and programs: (a) service with Virginia Capital will be deemed to be service with the BB&T employer for the purpose of determining eligibility to participate and vesting (if applicable) in such plans and programs, but not for the purpose of computing benefits, if any, determined in whole or in part with reference to service (except as otherwise described in the next paragraph); and
(b) each transferred employee will receive credit for any deductible amounts and out-of-pocket expenses paid prior to the applicable benefit plan date (to the same extent such credit was given under the analogous Virginia Capital plan prior to such benefit plan date) in satisfying any applicable deductibles or out-of-pocket expenses.

  Except to the extent of commitments in the merger agreement or other contrac-tual commitments specifically made or assumed by BB&T, neither BB&T nor any BB&T employer will have any obligation arising from the merger to continue any transferred employees in its employ or in any specific job or to provide to any transferred employee any specified level of compensation or any incentive pay-ments, benefits or perquisites. Each transferred employee who is terminated by a BB&T employer after the merger becomes effective will be entitled to sever-ance pay in accordance with the general severance policy maintained by BB&T, if and to the extent that the transferred employee is entitled to severance pay under that policy. In that event, the transferred employee's service with Vir-ginia Capital or its subsidiary will be treated as service with BB&T for pur-poses of determining the amount of severance pay, if any, payable under BB&T's severance policy.

  BB&T has agreed to honor all employment agreements, severance agreements and deferred compensation agreements that Virginia Capital and its subsidiary have with their current and former employees and directors that were disclosed to BB&T pursuant to the merger agreement, except to the extent any agreements are superseded or terminated at or after the time the merger becomes effective. Ex-cept for these agreements and except as otherwise described above, the employee benefit plans of Virginia Capital will be frozen, terminated or merged into comparable plans of BB&T, as BB&T may determine in its sole discretion.

 Termination of Employee Stock Ownership Plan

  Virginia Capital will terminate the Fredericksburg State Bank's Employee Stock Ownership Plan as of the time that the merger becomes effective and will cause the trustee of the plan to repay any outstanding indebtedness of such plan and to allocate shares of Virginia Capital common stock to the partici-pants in such plan in accordance with its terms. No purchase of shares of Vir-ginia Capital common stock will be made after the date of the merger agreement.

 Stock Options

  When the merger becomes effective, each then outstanding stock option granted under the Virginia Capital Bancshares 1999 Stock-Based Incentive Plan will be converted into rights with respect to BB&T common stock. Unless it elects to substitute options as described below, BB&T will assume these stock options in accordance with the terms of the Virginia Capital plan, except that (a) BB&T and the compensation committee of the BB&T Board will be substituted for Vir-ginia Capital and its compensation committee with respect to administering its stock option plan, (b) each stock option may be exercised solely for shares of BB&T common stock, (c) the number of shares of BB&T common stock subject to each stock option will be the number of whole shares (omitting any fractional share) determined by multiplying the number of shares of Virginia Capital com-mon stock subject to the stock option by the exchange ratio in the merger and
(d) the per share exercise price for each stock option will be adjusted by di-viding the per share exercise price for the stock option by the exchange ratio in the merger and rounding up to the nearest cent.

  As an alternative to assuming the stock options, BB&T may choose to substi-tute options under the BB&T Corporation 1995 Omnibus Stock Incentive Plan or any other comparable plan for all or a part of the Virginia Capital stock op-tions, subject to the adjustments described in (c) and (d) in the preceding paragraph and the conditions that the substitutions do not constitute a modifi-cation, extension or renewal of the options and that the substituted options continue in effect on the same terms and conditions provided in Virginia Capi-tal plan and the stock option agreements evidencing the options.

  BB&T will deliver to each participant in the stock option plan who receives converted or substitute options an appropriate notice setting forth the partic-ipant's rights with respect to the converted or substitute options.

  Each stock option that is an incentive stock option will be adjusted as re-quired by Section 424 of the Internal Revenue Code to continue as an incentive stock option and not to constitute a modification, extension or renewal within the meaning of Section 424(h) of the Internal Revenue Code.

  BB&T has reserved and will continue to reserve adequate shares of BB&T common stock for the exercise of any converted or substitute options. As soon as prac-ticable after the merger becomes effective, if it has not already done so and to the extent Virginia Capital then has a registration statement in effect or an obligation to file a registration statement, BB&T will file a registration statement under the Securities Act of 1933 with respect to the shares of BB&T common stock subject to converted or substitute options and will use its rea-sonable efforts to maintain the effectiveness of the registration statement (and maintain the current status of the related prospectus or prospectuses) for so long as the converted or substitute options remain outstanding.

  Based on stock options outstanding as of the date of the merger agreement and subsequent exercises, options to purchase an aggregate of approximately [1,140,386] shares of Virginia Capital common stock may be outstanding when the merger becomes effective. Any shares of Virginia Capital common stock issued pursuant to the exercise of stock options under the stock option plan before the merger becomes effective will be converted into shares of BB&T common stock and cash in lieu of any fractional share interest in the same manner as other outstanding shares of Virginia Capital common stock.

  Eligibility to receive stock option grants after the merger becomes effective will be determined by BB&T in accordance with its plans and procedures and sub-ject to any contractual obligations.

Restrictions on Resales by Affiliates

  The shares of BB&T common stock to be issued in the merger will be registered under the Securities Act of 1933 and will be freely transferable, except for shares issued to any shareholder who may be deemed to be an affiliate of Vir-ginia Capital for purposes of Rule 145 under the Securities Act. Affiliates in-clude generally directors, executive officers and beneficial owners of 10% or more of any class of capital stock of Virginia Capital. Affiliates may sell their shares of BB&T common stock acquired in the merger only in transactions that are registered under the Securities Act, permitted by the resale provi-sions of Rule 145 under the Securities Act, or as otherwise permitted by the Securities Act. The restrictions on resales by an affiliate extend also to re-lated parties of the affiliate, including parties related by marriage who live in the same home as the affiliate.

  Virginia Capital has agreed to use its best efforts to cause each affiliate of Virginia Capital to execute and deliver to BB&T a written agreement stating, among other things, that the affiliate will not offer to sell, transfer or oth-erwise dispose of any of the BB&T common stock issued to that affiliate in the merger except in accordance with restrictions described in the preceding para-graph.

No Appraisal or Dissenters' Rights

  Under Virginia law, Virginia Capital shareholders will not be entitled to dissent from the merger or to demand a statutory appraisal of the fair value of their shares of Virginia Capital common stock.

                             INFORMATION ABOUT BB&T

General

  BB&T is a financial services holding company headquartered in Winston-Salem, North Carolina. BB&T conducts operations in North Carolina, South Carolina, Virginia, Maryland, Washington D.C., Georgia, West Virginia, Kentucky and Ten-nessee primarily through its commercial banking subsidiaries and, to a lesser extent, through its other subsidiaries. Substantially all of BB&T's loans are to businesses and individuals in the Carolinas, Virginia, Maryland, Washington D.C., West Virginia, Georgia, Kentucky and Tennessee. BB&T's principal commer-cial bank subsidiaries are Branch Banking and Trust Company ("Branch Bank"), Branch Banking and Trust Company of South Carolina ("Branch Bank-SC") and Branch Banking and Trust Company of Virginia ("Branch Bank-VA"), excluding bank subsidiaries of recently acquired bank holding companies that are expected to be merged into one of BB&T's subsidiaries during 2001. The principal assets of BB&T are all of the issued and outstanding shares of common stock of Branch Bank, Branch Bank-SC, Branch Bank-VA and Scott and Stringfellow, Inc.

Operating Subsidiaries

  Branch Bank, BB&T's largest subsidiary, is the oldest bank in North Carolina
and currently operates through    banking offices throughout North Carolina,
offices in metropolitan Washington, D.C. and Maryland,    offices in Georgia,
   offices in West Virginia and    offices in Kentucky. Branch Bank provides a
wide range of banking and trust services in its local market for retail and commercial customers, including small and mid-size businesses, public agencies and local governments and individuals. BB&T Leasing Corporation, a wholly owned subsidiary of Branch Bank located in Charlotte, North Carolina, offers lease financing to commercial businesses and municipal governments. BB&T Investment Services, Inc., a wholly owned subsidiary of Branch Bank located in Charlotte, North Carolina, offers customers investment alternatives, including discount brokerage services, fixed-rate and variable-rate annuities, mutual funds, and government and municipal bonds. Other subsidiaries of Branch Bank include Ra-leigh, North Carolina-based BB&T Insurance Services, Inc., which offers life, property and casualty and title insurance on an agency basis, and Prime Rate Premium Finance Corporation, Inc., which provides insurance premium financing and services to customers in Virginia and the Carolinas.

  Branch Bank-SC serves South Carolina through    banking offices. Branch Bank-
SC provides a wide range of banking and trust services in its local market for retail and commercial customers, including small and mid-size businesses, pub-lic agencies, local governments and individuals.

  Branch Bank-VA offers a full range of commercial and retail banking services
through    banking offices throughout Virginia.

  Scott & Stringfellow, Inc. provides services in retail brokerage, institu-tional equity and debt underwriting, investment advice, corporate finance, eq-uity trading, equity research and in the origination, trading and distribution of fixed income securities and equity products in both the public and private capital markets.

  BB&T also has a number of other operating subsidiaries. Regional Acceptance Corporation specializes in indirect financing for consumer purchases of mid-model and late-model used automobiles. BB&T Factors Corporation buys and man-ages account receivables primarily in the furniture, textile and home furnish-ings-related industries. W.E. Stanley & Company, Inc. is primarily engaged in actuarial and employee group, health and welfare benefit plan consulting, plan administration, and the design, communication and administration of all types of corporate retirement plans. Sheffield Financial Corp. specializes in loans to small commercial lawn care businesses across the country. BB&T Bankcard Corporation is a special purpose credit card bank.

Acquisitions

  BB&T's profitability and market share have been enhanced through internal growth and acquisitions of both financial and nonfinancial institutions during recent years. BB&T's most recent acquisitions include the following:

  On June 14, 2000, BB&T acquired Hardwick Holding Company in a tax-free transaction accounted for as a pooling of interests. Through its banking sub-sidiaries, Hardwick operated nine banking offices in northwest Georgia. It is expected that Hardwick Bank & Trust and First National Bank of Northwest Geor-gia, subsidiary banks of BB&T (as the successor to Hardwick), will be merged into Branch Bank during the second quarter of 2001. [to be updated]

  On June 16, 2000, BB&T acquired First Banking Company of Southeast Georgia in a tax-free transaction accounted for as a pooling of interests. Through its banking subsidiaries, First Banking Company operated 12 banking offices in southeast Georgia. The acquisition of First Banking Company expanded BB&T's presence into southeast Georgia, including specifically the Savannah area. It is expected that First Bulloch Bank & Trust Company of Statesboro, Metter Banking Company of Metter, First National Bank of Effingham and Wayne National Bank of Jessup, subsidiary banks of BB&T (as the successor to First Banking Company), will be merged into Branch Bank during the second quarter of 2001. [to be updated]

  On July 6, 2000, BB&T acquired One Valley Bancorp in a tax-free transaction accounted for as a pooling of interests that gave BB&T the top market share in West Virginia. One Valley, with $6.6 billion in assets, was the parent company to nine community banks with 125 branches, 77 in West Virginia and 48 in Vir-ginia. One Valley also operated a trust division, discount brokerage subsidi-ary and insurance agencies. The former banking subsidiaries of One Valley were merged into Branch Bank or Branch Bank-VA in November 2000.

  On November 15, 2000, BB&T acquired Edgar M. Norris & Co. Inc. of Green-ville, South Carolina in a tax-free transaction accounted for as a purchase. Edgar M. Norris, which will become part of Scott & Stringfellow, Inc., was the largest independent broker-dealer in South Carolina, operating offices in Greenville, Anderson, Greenwood and Columbia, South Carolina.

  On December 5, 2000, BB&T announced that it had agreed to acquire Century South Banks, Inc. of Alpharetta, Georgia in a tax-free transaction to be ac-counted for as a pooling of interests. In the transaction, valued at $428.2 million based on BB&T's closing price on December 5, Century South sharehold-ers would receive 0.93 shares of BB&T common stock for each share of Century South common stock. Century South, with $1.6 billion in assets, operates 40 banking offices through 12 community banking subsidiaries. The acquisition, which is expected to be completed in the second quarter of 2001, would expand BB&T's franchise in the metropolitan Atlanta, Savannah, Macon and north Geor-gia areas.

  On December 27, 2000, BB&T acquired BankFirst Corporation in a tax-free transaction accounted for as a purchase. In the transaction, BankFirst Corpo-ration shareholders received 0.4554 shares of BB&T common stock for each share of BankFirst Corporation common stock and 1.406 shares of BB&T common stock for each share of BankFirst Corporation preferred stock. BankFirst Corpora-tion, with $848.8 million in assets, operated 32 offices in Knox, Sevier, Blount, Loudon, McMinn and Jefferson Counties of Tennessee through its banking subsidiaries. The acquisition gave BB&T its first entry into Tennessee and ex-panded its presence along Interstate 75 and Interstate 81. It is expected that BankFirst and First National Bank and Trust Company, subsidiary banks of BB&T (as the successor to BankFirst Corporation ), will be merged into Branch Bank during July 2001.

  On January 8, 2001, BB&T acquired FCNB Corp of Frederick, Maryland in a tax-free transaction accounted for as a pooling of interests. In the transaction, FCNB shareholders received 0.725 shares of BB&T common stock for each share of FCNB common stock. FCNB, with $1.6 billion in assets, operated 34 banking of-fices, primarily in Frederick and Montgomery counties of central Maryland, through its banking subsidiary, FCNB Bank. The acquisition expanded BB&T's presence in economically strong central Maryland and the fast-growing Washing-ton, D.C. corridor. It is expected that FCNB Bank, a subsidiary bank of BB&T (as the successor to FCNB), will be merged into Branch Bank during March 2001. [to be updated]

  On January 24, 2001, BB&T announced that it had agreed to acquire F&M Na-tional Corporation of Winchester, Virginia in a tax-free transaction to be ac-counted for as a pooling of interests. In the transaction, valued at $1.17 billion based on BB&T's closing price on January 23, F&M shareholders would receive 1.09 shares of BB&T common stock for each share of F&M common stock. F&M, with $4 billion in assets, operates 163 banking offices, 13 mortgage banking offices, three trust offices and six insurance offices through 12 com-munity banking subsidiaries (includes pending acquisitions). The acquisition, which is expected to be completed in the third quarter of 2001, would increase BB&T's market share in Washington D.C., give BB&T the number one market share in the Tidewater, Virginia area and strengthen BB&T's position in Richmond, Virginia, a growing technology center.

  On March 2, 2001, BB&T acquired FirstSpartan Financial Corp. of Spartanburg, South Carolina in a tax-free transaction accounted for as a purchase. In the transaction, FirstSpartan shareholders received one share of BB&T common stock for each share of FirstSpartan common stock. FirstSpartan, with $591 million in assets, operated 11 banking offices in South Carolina's Spartanburg and Greenville counties through its banking subsidiaries. The acquisition in-creased BB&T's South Carolina assets to $5.8 billion. BB&T ranks third in mar-ket share in South Carolina and first in Greenville and Spartanburg counties.

  BB&T expects to continue to take advantage of the consolidation of the fi-nancial services industry by developing its franchise through the acquisition of financial institutions. Such acquisitions may entail the payment by BB&T of consideration in excess of the book value of the underlying net assets ac-quired, may result in the issuance of additional shares of BB&T capital stock or the incurring of additional indebtedness by BB&T, and could have a dilutive effect on the per share earnings or book value of BB&T common stock. Moreover, acquisitions sometimes result in significant front-end charges against earn-ings, although cost savings, especially incident to in-market acquisitions, are frequently anticipated.

Capital

  The Federal Reserve has established a minimum requirement for a bank holding company's ratio of capital to risk-weighted assets (including on-balance sheet activities and certain off-balance sheet activities, such as standby letters of credit) of 8%. At least half of a bank holding company's total capital is required to be composed of common equity, retained earnings, and qualifying perpetual preferred stock, less certain intangibles. This is called Tier 1 capital. The remainder may consist of certain subordinated debt, certain hy-brid capital instruments and other qualifying preferred stock, and a limited amount of the loan loss allowance. This is called Tier 2 capital. Tier 1 capital and Tier 2 capital combined are re-ferred to as total capital. At March 31, 2001, BB&T's Tier 1 and total capital
ratios were   % and   %, respectively. [to be updated] Since January 1, 1998,
the Federal Reserve has required bank holding companies that engage in trading activities to adjust their risk-based capital to take into consideration market risk that may result from movements in market prices of covered trading posi-tions in trading accounts, or from foreign exchange or commodity positions, whether or not in trading accounts, including changes in interest rates, equity prices, foreign exchange rates or commodity prices. Any capital required to be maintained pursuant to these provisions may consist of new "Tier 3 capital" consisting of forms of short term subordinated debt. In addition, the Federal Reserve has issued a policy statement, pursuant to which a bank holding company that is determined to have weaknesses in its risk management processes or a high level of interest rate risk exposure may be required to hold additional capital.

  The Federal Reserve also has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets equal to 3% for bank holding companies that meet specified criteria, including having the high-est regulatory rating. Bank holding companies that do not meet the specified criteria generally are required to maintain a leverage ratio of from at least 100 to 200 basis points above the stated minimum. BB&T's leverage ratio at
March 31, 2001 was   %. [to be updated] Bank holding companies experiencing in-
ternal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels without signifi-cant reliance on intangible assets. Furthermore, these capital requirements in-dicate that the Federal Reserve will continue to consider a "tangible Tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expan-sion or new activity.

  The FDIC has adopted minimum risk-based and leverage ratio regulations to which BB&T's state bank subsidiaries are subject that are substantially similar to those requirements established by the Federal Reserve. The Office of the Comptroller of the Currency also has similar regulations that would apply to BB&T's national bank subsidiaries. Under federal banking laws, failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authori-ties, including, in the most severe cases, the termination of deposit insurance by the FDIC and placing the institution into conservatorship or receivership. [The capital ratios of each of BB&T's bank subsidiaries exceeded all minimum regulatory capital requirements as of March 31, 2001.] [to be updated]

Deposit Insurance Assessments

  The deposits of each of BB&T's bank subsidiaries are insured by the FDIC up to the limits required by law. A majority of the deposits of the banks are sub-ject to the deposit insurance assessments of the Bank Insurance Fund of the
FDIC. However, approximately   % of the deposits of Branch Bank and Branch
Bank-SC and a portion of the deposits of Branch Bank-VA (related to the banks' acquisition of various savings associations) are subject to assessments imposed by the Savings Association Insurance Fund of the FDIC.

  For the semi-annual period beginning January 1, 2001, the effective rate of assessments imposed on all FDIC deposits for deposit insurance ranges from 0 to 27 basis points per $100 of insured deposits, depending on the institution's capital position and other supervisory factors. However, because legislation enacted in 1996 requires that both SAIF-insured and BIF-insured deposits pay a pro rata portion of the interest due on the obligations issued by the Financing Corporation, the FDIC is currently assessing both BIF-insured deposits and SAIF-insured deposits an additional 1.96 basis points per $100 of deposits on an annualized basis to cover those obligations.

Additional Information

  You can find additional information about BB&T in BB&T's [Annual Report on Form 10-K for the fiscal year ended December 31, 2000] and Current Reports on Form 8-K dated January 12, 2001, January 24, 2001 (two filings), February 8,
2001 and       , all of which are incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page . [to be updated]

                      INFORMATION ABOUT VIRGINIA CAPITAL

  Virginia Capital Bancshares, Inc. is a bank holding company. Its principal business activities are conducted through its wholly owned subsidiary, Freder-icksburg State Bank, which is a Virginia state commercial bank. Fredericksburg State Bank conducts its business from its main office and three branch of-fices, all of which are located in Virginia. Fredericksburg State Bank's main office is located in the City of Fredericksburg, two branch offices are lo-cated in Spotsylvania County and one is in Stafford County. The deposits of Fredericksburg State Bank are insured up to applicable limits by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation.

  Fredericksburg State Bank is a community oriented financial institution whose business historically has been focused on the origination and servicing of residential mortgage loans and attracting retail deposits (principally cer-tificates of deposit and savings accounts) from the general public. In recent years, Fredericksburg State Bank has diversified its products and now offers a full range of consumer and commercial products and services.

  You can find additional information about Virginia Capital in Virginia Capi-tal's Annual Report on Form 10-K for the fiscal year ended December 31, 2000
and Current Reports on Form 8-K dated January 26, 2001 and    , all of which
are incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page . [to be updated]

                       DESCRIPTION OF BB&T CAPITAL STOCK

General

  The authorized capital stock of BB&T consists of 500,000,000 shares of BB&T common stock, par value $5.00 per share, and 5,000,000 shares of preferred
stock, par value $5.00 per share. As of    , 2001, there were     shares of
BB&T common stock issued and outstanding, which excludes shares expected to be issued in pending acquisitions. There were no shares of BB&T preferred stock issued and outstanding as of such date, although 2,000,000 shares of BB&T pre-ferred stock have been designated as Series B Junior Participating Preferred Stock and are reserved for issuance in connection with BB&T's shareholder rights plan. See "--Shareholder Rights Plan" on page . Based on the number of shares of Virginia Capital common stock outstanding at the record date (and assuming an exchange ratio of 0.6060), it is estimated that approximately [5,629,304] shares of BB&T common stock would be issued in the merger. [to be updated]

BB&T Common Stock

  Each share of BB&T common stock is entitled to one vote on all matters sub-mitted to a vote at any meeting of shareholders. Holders of BB&T common stock are entitled to receive dividends when, as, and if declared by the BB&T Board out of funds legally available therefor and, upon liquidation, to receive pro rata all assets, if any, of BB&T available for distribution after the payment of necessary expenses and all prior claims. Holders of BB&T common stock have no preemptive rights to subscribe for any additional securities of any class that BB&T may issue, nor any conversion, redemption or sinking fund rights. Holders of BB&T common stock have no right to cumulate votes in the election of directors. The rights and privileges of holders of BB&T common stock are subject to any preferences that the BB&T Board may set for any series of BB&T preferred stock that BB&T may issue in the future. The terms of the BB&T Ju-nior Preferred Stock reserved for issuance in connection with BB&T's share-holder rights plan provide that the holders will have rights and privileges that are substantially identical to those of holders of BB&T common stock.

  The transfer agent and registrar for BB&T common stock is Branch Bank. BB&T intends to apply for the listing on the NYSE, subject to official notice of issuance, of the shares of BB&T common stock to be issued in the merger.

BB&T Preferred Stock

  Under BB&T's articles of incorporation, BB&T may issue shares of BB&T pre-ferred stock in one or more series as may be determined by the BB&T Board or a duly authorized committee. The BB&T Board or committee may also establish, from time to time, the number of shares to be included in each series and may fix the designation, powers, preferences and rights of the shares of each such se-ries and any qualifications, limitations or restrictions thereof, and may in-crease or decrease the number of shares of any series without any further vote or action by the shareholders. Any BB&T preferred stock issued may rank senior to BB&T common stock with respect to the payment of dividends or amounts paid upon liquidation, dissolution or winding up of BB&T, or both. In addition, any shares of BB&T preferred stock may have class or series voting rights. Under certain circumstances, the issuance of shares of BB&T preferred stock, or merely the existing authorization of the BB&T Board to issue shares of BB&T preferred stock, may tend to discourage or impede a merger or other change in control of BB&T. See "--Shareholder Rights Plan" below.

Shareholder Rights Plan

  BB&T has adopted a shareholder rights plan that grants BB&T's shareholders the right to purchase securities or other property of BB&T upon the occurrence of certain triggering events involving a potentially hostile takeover of BB&T. Like other shareholder rights plans, BB&T's plan is intended to give the BB&T Board the opportunity to assess the fairness and appropriateness of a proposed transaction in order to determine whether it is in the best interests of BB&T and its shareholders and to encourage potential hostile acquirors to negotiate with the BB&T Board. BB&T's plan, also like other shareholder rights plans, could also have the unintended effect of discouraging a business combination that shareholders believe to be in their best interests.

  The terms of the rights are set forth in the Rights Agreement, dated as of December 17, 1996, between BB&T and Branch Bank, as Rights Agent and are summa-rized below:

  On December 17, 1996, the BB&T Board declared a dividend of one right for each outstanding share of BB&T common stock, payable to shareholders of record at the close of business on January 17, 1997. One right has also been distrib-uted, and will also be distributed in the future, for each share of BB&T common stock issued including shares to be issued to Virginia Capital shareholders in connection with the merger, between January 17, 1997 and the occurrence of a "distribution date," as described in the next paragraph. Each right entitles the holder to purchase from BB&T 1/100th of a share of BB&T Junior Preferred Stock (which is substantially equivalent to one share of BB&T common stock) at a price of $145.00, subject to anti-dilution adjustments, or, under certain circumstances, other securities or property.

  Initially, the rights are attached to all BB&T common stock certificates and are not exercisable until a distribution date occurs. A "distribution date" will occur, and the rights will separate from shares of BB&T common stock and become exercisable, upon the earliest of (a) 10 business days following a pub-lic announcement that a person or group of affiliated or associated persons (an "acquiring person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of BB&T common stock, (b) 10 business days following the commencement of a tender offer or exchange offer (or the offeror's receipt of regulatory or shareholder approval of a tender of-fer or exchange offer) that would, if completed, result in a person or group beneficially owning 20% or more of such outstanding shares of BB&T common stock or (c) 10 business days after the BB&T Board declares any person to be an "ad-verse person," as described in the next paragraph.

  The BB&T Board will declare a person to be an adverse person upon its deter-minations (a) that the person, alone or together with its affiliates and asso-ciates, has or will become the beneficial owner of 10% or more of the outstand-ing shares of BB&T common stock (provided that any such determination will not be effective until such person has in fact become the beneficial owner of 10% or more of the outstanding shares of BB&T common stock) and (b) following con-sultation with such persons as the BB&T Board deems appropriate, that (1) the beneficial ownership by the person is intended to cause, is reasonably likely to cause or will cause BB&T to repurchase the BB&T common stock beneficially owned by the person or to cause pressure on

BB&T to take action or enter into a transaction or series of transactions in-tended to provide the person with short-term financial gain under circumstances where the BB&T Board determines that the best long-term interests of BB&T and its shareholders would not be served by taking the action or entering into such transactions or series of transactions at that time or (2) the beneficial own-ership is causing or is reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of BB&T's ability to maintain its competitive position) on the busi-ness or prospects of BB&T or (3) the beneficial ownership otherwise is deter-mined to be not in the best interests of BB&T and its shareholders, employees, customers and communities in which BB&T and its subsidiaries do business.

  As soon as practicable after the distribution date, rights certificates will be mailed to holders of record of BB&T common stock as of the close of business on the distribution date and, thereafter, the separate rights certificates alone will represent the rights. Except for certain issuances in connection with outstanding options and convertible securities and as otherwise determined by the BB&T Board, only shares of BB&T common stock issued before the distribu-tion date will be issued with rights.

  It is expected that as long as the rights are exercisable only for 1/100th of a share of BB&T Junior Preferred Stock at an exercise price of $145.00, BB&T's shareholders would not find it economic to exercise the rights. However, under the circumstances described below, the rights may be exercised for an amount of BB&T common stock or other property (including BB&T Junior Preferred Stock) having a value equal to two times the exercise price. The Rights Agreement pro-vides that if the BB&T Board determines that a person is an adverse person or, at any time following the distribution date, a person becomes the beneficial owner of 25% or more of then outstanding shares of BB&T common stock, a holder of a right will thereafter have the right to receive at the time specified in the Rights Agreement, in lieu of 1/100th of a share of BB&T Junior Preferred Stock, (a) upon exercise and payment of the exercise price, BB&T common stock (or, in certain circumstances, cash, property or other securities of BB&T) hav-ing a value equal to two times the exercise price of the right or (b) at the discretion of the BB&T Board, upon exercise and without payment of the exercise price, BB&T common stock (or, in certain circumstances, cash, property or other securities of BB&T) having a value equal to the difference between the exercise price of the right and the value of the consideration that would be payable un-der clause (a). Following any of the events set forth in this paragraph, all rights that are, or (under certain circumstances specified in the Rights Agree-ment) were, beneficially owned by any acquiring person or adverse person will be null and void. Rights will not become exercisable, however, until such time as they are no longer redeemable by BB&T as set forth below.

  For example, at an exercise price of $145.00 per right, each right not owned by an acquiring person or an adverse person (or by certain related parties) following a triggering event described in the preceding paragraph would entitle its holder to purchase $290.00 worth of BB&T common stock (or cash, securities or other property, as noted above) for $145.00. Assuming that the BB&T common stock was determined as provided in the Rights Agreement to have a value of $29.00 at such time the holder of each valid right would be entitled to pur-chase 10 shares of BB&T common stock for $145.00. Alternatively, at the discre-tion of the BB&T Board, each right following an event set forth in the preced-ing paragraph, without payment of the exercise price, would entitle its holder to five shares of BB&T common stock (or cash, securities or other property, as noted above).

  In addition, if, at any time following the date on which there has been a public announcement that an acquiring person has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of BB&T common stock, (a) BB&T is acquired in a merger, statutory share ex-change or other business combination transaction in which BB&T is not the sur-viving corporation or (b) 50% or more of BB&T's assets or earning power is sold or transferred, a holder of a right (except rights that previously have been voided as set forth above) will thereafter have the right to receive, upon ex-ercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.

  The purchase price payable, and the number of shares of BB&T Junior Preferred Stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution if certain events occur.

  The rights expire at the close of business on December 31, 2006, subject to extension by the BB&T Board, or unless earlier redeemed by BB&T as described below.

  In general, BB&T may redeem the rights in whole, but not in part, at a price of $0.01 per right at any time until 10 business days following the public an-nouncement that an acquiring person has become such or, if earlier, the effec-tive date of any declaration by the BB&T Board that any person is an adverse person. After the redemption period has expired, BB&T's right of redemption may be reinstated if an acquiring person or adverse person reduces his or her beneficial ownership to less than 10% of the outstanding shares of BB&T common stock in a transaction or series of transactions not involving BB&T and if there are no other acquiring persons or adverse persons.

  Until a right is exercised, the holder will have no rights as a shareholder of BB&T, including, without limitation, the right to vote or to receive divi-dends. While the distribution of the rights will not be taxable to sharehold-ers or to BB&T, shareholders may, depending upon the circumstances, recognize taxable income if the rights become exercisable for stock (or other considera-tion) of BB&T or for common stock of the acquiring company.

  Other than those provisions relating to the principal economic terms of the rights, any of the provisions of the Rights Agreement may be amended by the BB&T Board before the distribution date. After the distribution date, the pro-visions of the Rights Agreement may be amended by the BB&T Board in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of rights (excluding the interests of any acquiring person or ad-verse person) or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period gov-erning redemption may be made when the rights are not redeemable.

  The Rights Agreement is filed as an exhibit to a registration statement on Form 8-A dated January 10, 1997 that has been filed by BB&T with the Securi-ties and Exchange Commission. This registration statement and the Rights Agreement are incorporated by reference in this proxy statement/prospectus, and we refer you to them for the complete terms of the Rights Agreement and the rights. The foregoing discussion is qualified in its entirety by reference to the Rights Agreement. See "Where You Can Find More Information" on page .

Other Anti-Takeover Provisions

  Provisions of the North Carolina Business Corporation Act, or NCBCA, and BB&T's articles of incorporation and bylaws described below may be deemed to have an anti-takeover effect and, together with the ability of the BB&T Board to issue shares of BB&T preferred stock and to set the voting rights, prefer-ences and other terms thereof, may delay or prevent takeover attempts not first approved by the BB&T Board. These provisions also could delay or deter the removal of incumbent directors or the assumption of control by sharehold-ers. BB&T believes that these provisions are appropriate to protect the inter-ests of BB&T and its shareholders.

 Control Share Acquisition Act

  The Control Share Acquisition Act of the NCBCA may make an unsolicited at-tempt to gain control of BB&T more difficult by restricting the right of cer-tain shareholders to vote newly acquired large blocks of stock. For a descrip-tion of this statute, see "Comparison of Shareholders' Rights--Anti-takeover Statutes" on page .

 Provisions Regarding the BB&T Board

  BB&T's articles of incorporation and bylaws separate the BB&T Board into classes and permit the removal of directors only for cause. This could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of BB&T. For a description of such provisions, see "Compar-
ison of Shareholders' Rights--Directors" on page   .

 Meeting of Shareholders; Shareholders' Nominations and Proposals

  Under BB&T's bylaws, meetings of the shareholders may be called only by the Chief Executive Officer, President, Secretary or the BB&T Board. Shareholders of BB&T may not request that a special meeting of shareholders be called. This provision could delay until the next annual shareholders' meeting shareholder actions that are favored by the holders of a majority of the outstanding voting securities of BB&T.

  The procedures governing the submission of nominations for directors and other proposals by shareholders may also have a deterrent effect on shareholder actions designed to result in change of control in BB&T. See "Comparison of Shareholders' Rights--Shareholder Nominations and Shareholder Proposals" on
page   .

                 COMPARISON OF THE RIGHTS OF BB&T SHAREHOLDERS
                       AND VIRGINIA CAPITAL SHAREHOLDERS

  When the merger becomes effective, holders of Virginia Capital common stock will become shareholders of BB&T. The following is a summary of material dif-ferences between the rights of holders of BB&T common stock and holders of Vir-ginia Capital common stock. Since BB&T is organized under the laws of the State of North Carolina and Virginia Capital is organized under the laws of the Com-monwealth of Virginia, differences in the rights of holders of BB&T common stock and those of holders of Virginia Capital common stock arise from differ-ing provisions of the NCBCA and the Virginia Stock Corporation Act, or the VSCA, in addition to differing provisions of their respective incorporation documents and bylaws.

  The following summary does not purport to be a complete statement of the pro-visions affecting, and differences between, the rights of holders of BB&T com-mon stock and holders of Virginia Capital common stock. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the NCBCA and the VSCA and the governing corporate in-struments of BB&T and Virginia Capital, to which the shareholders of Virginia Capital are referred.

Authorized Capital Stock

 BB&T

  BB&T's authorized capital stock consists of 500,000,000 shares of BB&T common stock and 5,000,000 shares of BB&T preferred stock. BB&T's articles of incorpo-ration authorize the BB&T Board to issue shares of BB&T preferred stock in one or more series and to fix the designation, powers, preferences, and rights of
the shares of BB&T preferred stock in each series. As of    , 2001, there were
shares of BB&T common stock outstanding, which excludes shares expected to be issued in pending acquisitions. No shares of BB&T preferred stock were issued and outstanding as of that date, although 2,000,000 shares of BB&T preferred stock have been designated as BB&T Junior Preferred Stock and are reserved for issuance in connection with BB&T's shareholder rights plan. See "Description of BB&T Capital Stock--Shareholder Rights Plan" on page .

 Virginia Capital

  Virginia Capital's authorized capital stock consists of 75,000,000 shares of Virginia Capital common stock, par value $.01 per share, and 5,000,000 shares
of Virginia Capital preferred stock. As of       , 2001 there were [9,289,280]
shares of Virginia Capital common stock outstanding. No shares of Virginia Cap-ital preferred stock were issued and outstanding as of that date.

Special Meetings of Shareholders

 BB&T

  Special meetings of the shareholders of BB&T may be called at any time by BB&T's Chief Executive Officer, President or Secretary or by the BB&T Board.

 Virginia Capital

  Special meetings of the shareholders for any purpose may be called at any time by the majority of the Virginia Capital Board. Special meetings may not be called by any other person.

Directors

 BB&T

  BB&T's articles of incorporation and bylaws provide for a board of directors having not less than three nor more than 30 members as determined from time to time by vote of a majority of the members of the BB&T Board or by resolution of the shareholders of BB&T. Currently, the BB&T Board consists of 23 directors. The BB&T Board is divided into three classes, with directors serving staggered three-year terms. Under BB&T's articles of incorporation and bylaws, BB&T di-rectors may be removed only for cause and only by the vote of a majority of the outstanding shares entitled to vote in the election of directors.

 Virginia Capital

  Virginia Capital's articles of incorporation provide that the number of di-rectors shall be fixed from time to time exclusively by a majority of the Vir-ginia Capital Board. Virginia Capital's bylaws have set the number of directors at nine, to be divided into three classes as nearly equal in number as possi-ble, with directors serving staggered three-year terms. Pursuant to Virginia Capital's articles of incorporation, directors may be removed at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the outstanding shares of Virginia Capital common stock entitled to vote generally in an election of directors.

Dividends and Other Distributions

 BB&T

  The NCBCA prohibits a North Carolina corporation from making any distribu-tions to shareholders, including the payment of cash dividends, that would ren-der it insolvent or unable to meet its obligations as they become due in the ordinary course of business or that would result in its total assets being less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of the dividend payment, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. BB&T is not subject to any other express regulatory restrictions on payments of dividends and other dis-tributions. The ability of BB&T to pay distributions to the holders of BB&T common stock will depend, however, to a large extent upon the amount of divi-dends its bank subsidiaries, which are subject to restrictions imposed by regu-latory authorities, pay to BB&T. In addition, the Federal Reserve could oppose a distribution by BB&T if it determined that such a distribution would harm BB&T's ability to support its bank subsidiaries. There can be no assurances that dividends will be paid in the future. The declaration, payment and amount of any such future dividends would depend on business conditions, operating re-sults, capital, reserve requirements and the consideration of other relevant factors by the BB&T Board.

 Virginia Capital

  Pursuant to the VSCA, a Virginia corporation may declare and pay dividends to its shareholders, unless, after giving the effect to the dividends: (1) the corporation would not be able to pay its debts as they become due in the usual course of business; or (2) the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend payment, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Virginia Capital is not subject to any other express regulatory restrictions on payments of dividends or other distri-butions. A major portion of Virginia Capital's revenues comes from dividends distributed by Fredericksburg State Bank. As a Virginia state commercial bank, Fredericksburg State Bank is subject to certain restrictions on the amount of dividends it may pay. Additionally, other regulatory policies and requirements impact Fredericksburg State Bank's ability to pay dividends, including the re-quirement that Fredericksburg State Bank maintain adequate levels of capital above regulatory minimums. Banking regulatory authorities may also restrict payments if the payment of dividends would be an unsafe or unsound banking practice.

Shareholder Nominations and Shareholder Proposals

 BB&T

  BB&T's bylaws establish advance notice procedures for shareholder proposals and the nomination, other than by or at the direction of the BB&T Board or one of its committees, of candidates for election as directors. BB&T's bylaws pro-vide that a shareholder wishing to nominate a person as a candidate for elec-tion to the BB&T Board must submit the nomination in writing to the Secretary of BB&T at least 60 days before the one year anniversary of the most recent an-nual meeting of shareholders, together with biographical information about the candidate and the shareholder's name and shareholdings. Nominations not made in accordance with these provisions may be ruled out of order by the presiding of-ficer or the chairman of the meeting. In addition, a shareholder intending to make a proposal for consideration at a regularly scheduled annual meeting of shareholders that is not intended to be included in the proxy statement for such meeting must notify the Secretary of BB&T in writing at least 60 days be-fore the one year anniversary of the most recent annual meeting of shareholders of the shareholder's intention. The notice must contain: (a) a brief descrip-tion of the proposal; (b) the name and shareholdings of the shareholder submit-ting the proposal; and (c) any material interest of the shareholder in the pro-posal.

  In accordance with Securities and Exchange Commission Rule 14a-8 under the Securities Exchange Act of 1934, shareholder proposals intended to be included in the proxy statement and presented at a regularly scheduled annual meeting must be received by BB&T at least 120 days before the anniversary of the date that the previous year's proxy statement was first mailed to shareholders. As provided in the Securities and Exchange Commission rules, if the annual meeting date has been changed by more than 30 days from the date of the prior year's meeting, or for special meetings, the proposal must be submitted within a rea-sonable time before BB&T begins to print and mail its proxy materials.

 Virginia Capital

  Virginia Capital's articles of incorporation provide for advance notice for director nominations and shareholder proposals to be taken up at any annual or special meeting of shareholders. Pursuant to Virginia Capital's articles of in-corporation, a shareholder must give notice of his or her nomination and/or proposal in writing to the Secretary of Virginia Capital not less than 90 days prior to the meeting of shareholders. However, if less than 100 days notice of the meeting is given to shareholders, the written notice of nomination and/or proposal must be given to the Secretary no later than the close of business on the 10th day following the day notice of the annual meeting was mailed or pub-lic disclosure of the date of the annual meeting was made. The notice of nomi-nation must include, as to each nominee, all information relating to the nomi-nee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including the nominee's written con-sent to being named in the proxy statement as a nominee and to serving as a di-rector if elected). In addition, the shareholder making the nomination must provide his or her name and address as they appear on Virginia Capital's books, and the class and number of shares of Virginia Capital common stock benefi-cially owned. The shareholder must also supply Virginia Capital with any other information reasonably requested.

  The notice of a proposal to be considered at a meeting of shareholders must contain in writing: (1) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business de-sired to be brought before the meeting and the reasons for conducting such business at the meeting; (2) the name and address as they appear on Virginia Capital's books of the shareholder proposing such business; (3) the class and number of shares of Virginia Capital common stock beneficially owned by the shareholder; and (4) any material interest of the shareholder in such proposed business.

  Virginia Capital, like BB&T, is also subject to the Securities and Exchange Commission's rules regarding shareholder proposals intended to be included in the proxy statement and presented at a regularly scheduled annual meeting.

Discharge of Duties; Exculpation and Indemnification

 BB&T

  The NCBCA requires that a director of a North Carolina corporation discharge his or her duties as a director (a) in good faith, (b) with the care an ordi-narily prudent person in a like position would exercise under similar circum-stances and (c) in a manner the director reasonably believes to be in the best interests of the corporation. The NCBCA expressly provides that a director facing a change of control situation is not subject to any different duties or to a higher standard of care. BB&T's articles of incorporation provide that, to the fullest extent permitted by applicable law, no director of BB&T will have any personal liability for monetary damage for breach of a duty as a di-rector. BB&T's bylaws require BB&T to indemnify its directors and officers, to the fullest extent permitted by applicable law, against liabilities arising out of his or her status as a director or officer, excluding any liability re-lating to activities that were at the time taken known or believed by such person to be clearly in conflict with the best interests of BB&T.

 Virginia Capital

  The VSCA requires that a director of a Virginia corporation discharge his or her duties as a director, including his or her duties as a member of a commit-tee, in accordance with his or her good faith business judgment of the best interests of the corporation. Virginia Capital's articles of incorporation provide for indemnification to the same extent permitted by the VSCA of any person who is or was a director or officer of Virginia Capital, or who serves as a director, officer, employee, agent, partner or trustee at Virginia Capi-tal's request of another entity. This indemnity covers all expenses in advance of any final disposition, subject to the indemnitee undertaking in writing that he or she will repay all amounts so advanced in the event it is deter-mined that he or she was not entitled to indemnification for such expenses.

Mergers, Share Exchanges and Sales of Assets

 BB&T

  The NCBCA generally requires that any merger, share exchange or sale of all or substantially all the assets of a corporation other than in the ordinary course of business must be approved by the affirmative vote of the majority of the issued and outstanding shares of each voting group entitled to vote. Ap-proval of a merger by the shareholders of the surviving corporation is not re-quired in certain instances, however, including (as in the case of the merger with Virginia Capital) a merger in which the number of voting shares outstand-ing immediately after the merger, plus the number of voting shares issuable as a result of the merger, does not exceed by more than 20% the number of voting shares outstanding immediately before the merger. BB&T is also subject to cer-tain statutory anti-takeover provisions. See "--Anti-takeover Statutes" below.

 Virginia Capital

  Under the VSCA, a two-thirds ( 2/3) vote of all votes entitled to be cast at a meeting is required for approval of a merger. However, Virginia Capital's articles of incorporation require the approval of the holders of at least 80% of Virginia Capital's outstanding shares of voting stock to approve certain "business combina-tions" involving an "interested shareholder," unless the proposed transaction has been approved in advance by a majority of those members of the Virginia Capital Board who are unaffiliated with the interested shareholder and were ei-ther directors prior to the time when the interested shareholder became an in-terested shareholder or, with the recommendation of a majority of the unaffili-ated directors, are successors of directors who are unaffiliated with the in-terested shareholder and were directors prior to the time when the interested shareholder became an interested shareholder.

  The term "interested shareholder" includes any individual or entity that owns beneficially or controls, directly or indirectly, 10% or more of the outstand-ing shares of common stock of Virginia Capital, and any "affiliate" (as the term is defined in Rule 12b-2 under the Securities Exchange Act of 1934) of any such individual or entity. A "business combination" includes: (1) any merger or consolidation of Virginia Capital with or into any interested shareholder; (2) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of 25% or more of the assets of Virginia Capital or combined assets of Virginia Capital and Fredericksburg State Bank to an interested shareholder; (3) the is-suance of any securities of Virginia Capital or Fredericksburg State Bank to an interested shareholder in exchange for cash, securities or other property hav-ing an aggregate fair market value equaling or exceeding 25% of the combined fair market value of the outstanding common stock of Virginia Capital and Fred-ericksburg State Bank; (4) the adoption of any plan or proposal for the liqui-dation or dissolution of the corporation proposed by or on behalf of an inter-ested shareholder; or (5) any reclassification of the common stock of Virginia Capital or any recapitalization involving the common stock of Virginia Capital.

Anti-takeover Statutes

 BB&T

  The North Carolina Control Share Acquisition Act applies to BB&T. This Act is designed to protect shareholders of publicly owned North Carolina corporations based within the state against certain changes in control and to provide share-holders with the opportunity to vote on whether to afford voting rights to cer-tain types of shareholders. The Act is triggered upon the acquisition by a per-son of shares of voting stock of a covered corporation that, when added to all other shares beneficially owned by the person, would result in that person holding one-fifth, one-third or a majority of the voting power in the election of directors. Under the Act, the shares acquired that result in the crossing of any of these thresholds have no voting rights until they are conferred by the affirmative vote of the holders of a majority of all outstanding voting shares, excluding those shares held by any person involved or proposing to be involved in the acquisition of shares in excess of the thresholds, any officer of the corporation and any employee of the corporation who is also a director of the corporation. If voting rights are conferred on the acquired shares, all share-holders of the corporation have the right to require that their shares be re-deemed at the highest price paid per share by the acquiror for any of the ac-quired shares. The North Carolina Shareholder Protection Act requires that cer-tain business combinations with existing shareholders either be approved by a supermajority of the other shareholders or meet certain "fair price" require-ments. BB&T has elected to opt out of the North Carolina Shareholder Protection Act, as permitted by that Act.

 Virginia Capital

  Similar to the North Carolina Control Share Acquisition Act, the VSCA also places restrictions on control share acquisitions, or acquisitions by a person of shares of voting stock of a corporation that, when added to all other shares beneficially owned by the person, would result in that person holding one-fifth, one-third or a majority of the voting power. Shares acquired that result in the crossing of these thresholds have no voting rights unless voting rights are granted pursuant to a resolution adopted by a majority of all the votes which could be cast in a vote on the election of directors by all the outstand-ing shares other than shares held by the person making the control share acqui-sition, officers of the corporation and employees of the corporation who are also directors of the corporation.

  The VSCA also prohibits a corporation from engaging in any business combina-tion with an interested shareholder (defined as a 10% shareholder) for a pe-riod of three years after the date that shareholder became an interested shareholder unless the transaction is approved by a majority of the disinter-ested directors and by the affirmative vote of the holders of two-thirds of the voting shares other than shares beneficially owned by the interested shareholder. A corporation may engage in a business combination with an inter-ested shareholder beginning three years after that shareholder became an in-terested shareholder provided the transaction is approved by the affirmative vote of the holders of two-thirds of the voting shares other than shares bene-ficially owned by the interested shareholder; however, such voting requirement does not apply if the transaction is approved by a majority of the disinter-ested directors or if the transaction meets certain "fair price" requirements.

Amendments to Articles of Incorporation and Bylaws

 BB&T

  The NCBCA provides generally that a North Carolina corporation's articles of incorporation may be amended only upon approval by a majority of the votes cast within each voting group entitled to vote. BB&T's articles of incorpora-tion and bylaws impose a greater requirement, the affirmative vote of more than two-thirds of the outstanding shares entitled to vote, to approve an amendment that would amend, alter or repeal the provisions of the articles of incorporation or bylaws relating to classification and staggered terms of the BB&T Board, removal of directors or any requirement for a supermajority vote on such an amendment. The NCBCA provides that a North Carolina corporation's bylaws may be amended by its board of directors or its shareholders, except that, unless the articles of incorporation or a bylaw adopted by the share-holders provides otherwise, the board of directors may not amend a bylaw ap-proved by the shareholders. BB&T's articles of incorporation authorize the BB&T Board to amend BB&T's bylaws.

 Virginia Capital

  Nonsubstantive amendments to the Virginia Capital articles of incorporation may be approved by a majority vote of the Virginia Capital Board. All other amendments must be approved by a majority vote of the Virginia Capital Board and also by a two-thirds vote of the outstanding shares of its voting stock; provided, however, that an affirmative vote of at least 80% of the outstanding voting stock entitled to vote is required to amend or repeal certain provi-sions of the articles of incorporation, including the provisions relating to the voting limitations imposed on 10% shareholders, the notice for director nominations and shareholders' proposals, the number, removal and classifica-tion of directors, calling special meetings, the provisions relating to ap-proval of certain business combinations and director and officer indemnifica-tion by Virginia Capital.

  The Virginia Capital bylaws may be amended by a majority of the Virginia Capital Board, or by a vote of 80% of the total outstanding shares of stock entitled to vote generally in the election of directors.

Consideration of Business Combinations

 BB&T

  BB&T's articles of incorporation do not specify any factors to which the BB&T Board must give consideration in evaluating a transaction involving a po-tential change in control of BB&T.

 Virginia Capital

  Virginia Capital's articles of incorporation provide that when evaluating a business combination, the Virginia Capital Board may, in addition to consider-ing the adequacy of the amount to be paid in connection with the transaction, give due consideration to all relevant factors, including, without limitation, those factors that the directors of Fredericksburg State Bank may consider in evaluating any action that may result in a change or potential change in the control of Fredericksburg State Bank, and the social and economic effect of acceptance of such offer: on Virginia Capital's present and future customers and employees and those of Fredericksburg

State Bank; on the communities in which Virginia Capital and Fredericksburg State Bank operate or are located; on the ability of Virginia Capital to ful-fill its corporate objective as a holding company under applicable laws and regulations; and on the ability of Fredericksburg State Bank to fulfill its ob-jectives under applicable statutes and regulations.

Shareholders' Rights of Dissent and Appraisal

 BB&T

  The NCBCA provides that dissenters' rights are not available to the holders of shares of a corporation, such as BB&T, that are either listed on a national securities exchange or held by more than 2,000 record shareholders by reason of a merger, share exchange or sale or exchange of property unless (a) the arti-cles of incorporation of the corporation that issued the shares provide other-wise or (b) in the case of a merger or share exchange, the holders of the shares are required to accept anything other than (1) cash, (2) shares in an-other corporation that are either listed on a national securities exchange or held by more than 2,000 record shareholders or (3) a combination of cash and such shares. BB&T's articles of incorporation do not authorize any special dis-senters' rights.

 Virginia Capital

  The VSCA provides that appraisal rights are not available to holders of com-mon stock of a constituent corporation in a merger when such stock is either listed on a national securities exchange or on Nasdaq or is held by at least 2,000 record shareholders. Despite this exception, appraisal rights will be available to holders of common stock of a constituent corporation in a merger if: (1) the articles of incorporation provide otherwise (Virginia Capital's ar-ticles of incorporation do not authorize any special dissenters' rights); (2) in the case of a merger or share exchange, shareholders are required by the terms of the merger to accept anything for their shares other than (a) cash,
(b) shares of another corporation that are either listed on an national securi-ties exchange or held of record by more than 2,000 shareholders or (c) a combi-nation of cash and such shares.

  Holders of Virginia Capital common stock do not have appraisal rights in con-nection with the merger with BB&T because, as of the record date, Virginia Cap-ital common stock was listed on Nasdaq and BB&T common stock was listed on the New York Stock Exchange.

Liquidation Rights

 BB&T

  In the event of the liquidation, dissolution or winding-up of the affairs of BB&T, holders of outstanding shares of BB&T common stock are entitled to share, in proportion to their respective interests, in BB&T's assets and funds remain-ing after payment, or provision for payment, of all debts and other liabilities of BB&T.

  Because BB&T is a bank holding company, its rights, the rights of its credi-tors and of its shareholders, including the holders of the shares of any BB&T preferred stock that may be issued, to participate in the assets of any subsid-iary upon the latter's liquidation or recapitalization may be subject to the prior claims of (a) the subsidiary's creditors, except to the extent that BB&T may itself be a creditor with recognized claims against the subsidiary, and (b) any interests in the liquidation accounts established by savings associations or savings banks acquired by BB&T for the benefit of eligible account holders in connection with conversion of the savings associations from mutual to stock form.

 Virginia Capital

  In the event of liquidation, dissolution or winding up of the affairs of Vir-ginia Capital, the rights of shareholders of Virginia Capital's common stock are similar to those outlined above the BB&T's shareholders. Additionally, Vir-ginia Capital's rights to participate in the assets of Fredericksburg State Bank upon its liquidation or recapitalization are similar to the rights out-lined above for BB&T.

Limitations on Voting Rights

 BB&T

  BB&T does not have any limitation on voting rights that is similar to the limitation described below for Virginia Capital common stock.

 Virginia Capital

  Virginia Capital's articles of incorporation provide that no record owner of any outstanding Virginia Capital common stock which is beneficially owned, di-rectly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Virginia Capital common stock will be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit. Beneficial ownership is determined pursuant to the federal securities laws and includes shares beneficially owned by that person or his or her affiliates (as defined in the articles of incorporation), shares which that person or his or her affiliate have the right to acquire upon the exercise of conversion rights or options and shares as to which that person and his or her affiliates have or share investment or voting power, but does not include shares beneficially owned by directors, officers, and employees of Fredericksburg State Bank or Virginia Capital or shares that are subject to a revocable proxy and that are not otherwise beneficially, or deemed by Virginia Capital to be beneficially, owned by that person or his or her affiliates. BB&T's articles of incorporation do not contain any such prohibition.

                             SHAREHOLDER PROPOSALS

  In the event that the merger is not completed, any proposal which a share-holder wishes to have presented at the next annual meeting of shareholders and included in Virginia Capital's proxy materials must be received at the main of-fice of Virginia Capital, 400 George Street, Fredericksburg, Virginia 22404, a reasonable time before Virginia Capital prints and mails its proxy materials for such annual meeting. If such proposal is in compliance with all of the re-quirements of Rule 14a-8 of the Securities Exchange Act, it will be included in Virginia Capital's proxy statement and set forth on the form of proxy issued for the next annual meeting of shareholders, if applicable. Shareholders wish-ing to present proposals at such meeting (but not include them in Virginia Cap-ital's proxy materials) must also give notice of such proposals to Virginia Capital in accordance with Virginia Capital's articles of incorporation as de-scribed above (see "Comparison of Shareholders' Rights--Shareholder Nominations and Shareholder Proposals" on page .) It is urged that any proposals be sent by certified mail, return receipt requested.

                                 OTHER BUSINESS

  The Virginia Capital Board is not aware of any business to come before the meeting other than those matters described in this proxy statement/prospectus. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the prox-ies.

                                 LEGAL MATTERS

  The validity of the shares of BB&T common stock offered by this proxy statement/prospectus will be passed upon by Womble Carlyle Sandridge & Rice, PLLC, as counsel to BB&T. As of the date of this proxy statement/prospectus, certain members of Womble Carlyle Sandridge & Rice, PLLC owned an aggregate of approximately 88,473 shares of BB&T common stock.

                                    EXPERTS

  The consolidated financial statements of BB&T Corporation and its subsidiar-ies which are incorporated by reference in this proxy statement/prospectus
from BB&T's Current Report on Form 8-K dated     , 2001, which restates the
consolidated financial statements for the year ended December 31, 2000 to re-flect the acquisition by BB&T of FCNB Corp on January 8, 2001, have been au-dited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports. [to be updated]

  The consolidated financial statements of Virginia Capital Bancshares, Inc. as of [December 31, 2000] and 1999 and for the years then ended have been in-corporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incor-porated by reference herein, and upon the authority of said firm as experts in accounting and auditing. [to be updated]

  The consolidated financial statements of Virginia Capital Bancshares, Inc. for the year ended December 31, 1998 have been incorporated by reference herein and in the registration statement in reliance upon the report of Cher-ry, Bekaert & Holland, L.L.P., independent certified public accountants, in-corporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. [to be updated]

                      WHERE YOU CAN FIND MORE INFORMATION

  BB&T and Virginia Capital file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or certain other information that the companies file with the Securities and Exchange Commission at the following Securities and Exchange Commission locations:

  Public Reference Room    New York Regional Office    Chicago Regional Office
 450 Fifth Street, N.W.      7 World Trade Center          Citicorp Center
        Room 1024                 Suite 1300           500 West Madison Street
 Washington, D.C. 20549    New York, New York 10048          Suite 1400
                                                      Chicago, Illinois 60661-
                                                                2511

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for fur-ther information on the public reference rooms. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Reports, proxy statements and other information should also be available for inspection at the offices of the NYSE in the case of BB&T and Nasdaq, in the case of Vir-ginia Capital.

  BB&T has filed the registration statement to register with the Securities and Exchange Commission the BB&T common stock to be issued to Virginia Capital shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of BB&T. As allowed by Se-curities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information you can find in BB&T's registration statement or the exhibits to the registration statement.

  The Securities and Exchange Commission allows Virginia Capital and BB&T to "incorporate by reference" information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the Securities and Ex-change Commission. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

  This proxy statement/prospectus incorporates by reference the documents set forth below that Virginia Capital and BB&T have previously filed with the Se-curities and Exchange Commission. These documents contain important informa-tion about Virginia Capital and BB&T and their businesses.

     BB&T Securities and Exchange
              Commission
      Filings (File No. 1-10853)                      [to be updated]
     ----------------------------                     ---------------
                                        For the fiscal year ended [December 31,
Annual Report on Form 10-K............  2000]

Current Reports on Form 8-K...........  Filed January 12, 2001, January 24, 2001
                                        (two filings), February 8, 2001 and

Registration Statements on Form 8-A
 (concerning BB&T's common stock and    Filed September 4, 1991 and January 10,
 shareholder rights plan).............  1997

   Virginia Capital Securities and
         Exchange Commission
      Filings (File No. 0-26254)                      [to be updated]
   -------------------------------                    ---------------
Annual Report on Form 10-K............  For the fiscal year ended [December 31,
                                        2000]

Current Reports on Form 8-K...........  January 26, 2001 and

Registration Statement on Form 8-A
 (concerning Virginia Capital's common
 stock)...............................  Filed November 4, 1998

  Virginia Capital and BB&T also incorporate by reference additional documents that may be filed with the Securities and Exchange Commission between the date of this proxy statement/prospectus and (a) in the case of BB&T, the completion of the merger or the termination of the merger agreement and (b) in the case of Virginia Capital, the date of the special meeting of shareholders or, if sooner, the termination of the merger agreement. These include periodic re-ports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

  BB&T has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to BB&T, and Virginia Capital has supplied all such information relating to Virginia Capital before the merger.

  If you are a shareholder, we may have sent you some of the documents incor-porated by reference, but you can obtain any of them through the companies, the Securities and Exchange Commission or the Securities and Exchange Commis-sion's Internet web site as described above. Documents incorporated by refer-ence are available from the companies without charge, excluding all exhibits except those that the companies have specifically incorporated by reference in this proxy statement/prospectus. Shareholders may obtain documents incorpo-rated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following address-es:

           BB&T Corporation               Virginia Capital Bancshares, Inc.
         Shareholder Reporting                    400 George Street
         Post Office Box 1290              Fredericksburg, Virginia 22404
  Winston-Salem, North Carolina 27102              (540) 899-5500
            (336) 733-3021                    Attn: Corporate Secretary

If you would like to request documents, please do so by [insert date five business days before the meeting], 2001 to receive them before the meeting.

  You should rely only on the information contained or incorporated by refer-ence in this proxy statement/prospectus. BB&T and Virginia Capital have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this document. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicita-tion of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document
does not extend to you. This proxy statement/prospectus is dated       , 2001.
You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to shareholders nor the issu-ance of BB&T common stock in the merger creates any implication to the con-trary.

                      AGREEMENT AND PLAN OF REORGANIZATION

                                    BETWEEN
                       VIRGINIA CAPITAL BANCSHARES, INC.
                                      and
                                BB&T CORPORATION

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 ARTICLE I DEFINITIONS....................................................  A-1

 ARTICLE II THE MERGER....................................................  A-5
    2.1  Merger..........................................................   A-5
    2.2  Filing; Plan of Merger..........................................   A-5
    2.3  Effective Time..................................................   A-6
    2.4  Closing.........................................................   A-6
    2.5  Effect of Merger................................................   A-6
    2.6  Further Assurances..............................................   A-6
    2.7  Merger Consideration............................................   A-7
    2.8  Conversion of Shares; Payment of Merger Consideration...........   A-7
    2.9  Conversion of Stock Options.....................................   A-8
    2.10 Merger of Subsidiaries..........................................   A-9
    2.11 Anti-Dilution...................................................   A-9

 ARTICLE III REPRESENTATIONS AND WARRANTIES OF VIRGINIA CAPITAL...........  A-9
    3.1  Capital Structure...............................................  A-10
    3.2  Organization, Standing and Authority............................  A-10
    3.3  Ownership of Subsidiaries.......................................  A-10
    3.4  Organization, Standing and Authority of the Subsidiaries........  A-10
    3.5  Authorized and Effective Agreement..............................  A-11
    3.6  Securities Filings; Financial Statements; Statements True.......  A-11
    3.7  Minute Books....................................................  A-12
    3.8  Adverse Change..................................................  A-12
    3.9  Absence of Undisclosed Liabilities..............................  A-12
    3.10 Properties......................................................  A-12
    3.11 Environmental Matters...........................................  A-12
    3.12 Loans; Allowance for Loan Losses................................  A-13
    3.13 Tax Matters.....................................................  A-13
    3.14 Employees; Compensation; Benefit Plans..........................  A-14
    3.15 Certain Contracts...............................................  A-17
    3.16 Legal Proceedings; Regulatory Approvals.........................  A-17
    3.17 Compliance with Laws; Filings...................................  A-17
    3.18 Brokers and Finders.............................................  A-18
    3.19 Repurchase Agreements; Derivatives..............................  A-18
    3.20 Deposit Accounts................................................  A-18
    3.21 Related Party Transactions......................................  A-18
    3.22 Certain Information.............................................  A-19
    3.23 Tax and Regulatory Matters......................................  A-19
    3.24 State Takeover Laws; Corporate Documents........................  A-19
    3.25 Labor Relations.................................................  A-19
    3.26 Fairness Opinion................................................  A-19
    3.27 No Right to Dissent.............................................  A-19

 ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BB&T........................ A-20
    4.1  Capital Structure of BB&T.......................................  A-20
    4.2  Organization, Standing and Authority of BB&T....................  A-20
    4.3  Authorized and Effective Agreement..............................  A-20
    4.4  Organization, Standing and Authority of BB&T Subsidiaries.......  A-21
    4.5  Securities Documents; Financial Statements; Statements True.....  A-21
    4.6  Certain Information.............................................  A-21

                                                                            Page
                                                                            ----
    4.7  Tax and Regulatory Matters.......................................  A-21
    4.8  Share Ownership..................................................  A-21
    4.9  Legal Proceedings; Regulatory Approvals..........................  A-22
    4.10 Adverse Change...................................................  A-22

 ARTICLE V COVENANTS....................................................... A-22
    5.1  Virginia Capital Shareholder Meeting.............................  A-22
    5.2  Registration Statement; Proxy Statement/Prospectus...............  A-22
    5.3  Plan of Merger; Reservation of Shares............................  A-23
    5.4  Additional Acts..................................................  A-23
    5.5  Best Efforts.....................................................  A-23
    5.6  Certain Accounting Matters.......................................  A-23
    5.7  Access to Information............................................  A-24
    5.8  Press Releases...................................................  A-24
    5.9  Forbearances of Virginia Capital.................................  A-24
    5.10 Employment Agreements............................................  A-26
    5.11 Affiliates.......................................................  A-26
    5.12 Section 401(k) Plan; Other Employee Benefits.....................  A-26
    5.13 Directors and Officers Protection................................  A-27
    5.14 Forbearances of BB&T.............................................  A-28
    5.15 Reports..........................................................  A-28
    5.16 Exchange Listing.................................................  A-28
    5.17 Advisory Board...................................................  A-28
    5.18 Special Payments and Distributions...............................  A-29

 ARTICLE VI CONDITIONS PRECEDENT........................................... A-29
    6.1  Conditions Precedent--BB&T and Virginia Capital..................  A-29
    6.2  Conditions Precedent--Virginia Capital...........................  A-30
    6.3  Conditions Precedent--BB&T.......................................  A-30

 ARTICLE VII TERMINATION, DEFAULT, WAIVER AND AMENDMENT.................... A-31
    7.1  Termination......................................................  A-31
    7.2  Effect of Termination............................................  A-31
    7.3  Survival of Representations, Warranties and Covenants............  A-32
    7.4  Waiver...........................................................  A-32
    7.5  Amendment or Supplement..........................................  A-32

 ARTICLE VIII MISCELLANEOUS................................................ A-32
    8.1  Expenses.........................................................  A-32
    8.2  Entire Agreement.................................................  A-32
    8.3  No Assignment....................................................  A-33
    8.4  Notices..........................................................  A-33
    8.5  Specific Performance.............................................  A-34
    8.6  Captions.........................................................  A-34
    8.7  Counterparts.....................................................  A-34
    8.8  Governing Law....................................................  A-34

ANNEXES

 Annex A Articles of Merger, with attached Agreement and Plan of Merger
 Annex B Employment Agreement with Samuel C. Harding, Jr.
 Annex C Employment Agreement with Peggy J. Newman

  THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement"), dated as of January 23, 2001 is between VIRGINIA CAPITAL BANCSHARES, INC. ("Virginia Capital"), a Virginia corporation having its principal office at 400 George Street, Freder-icksburg, Virginia 22404-0748, and BB&T CORPORATION ("BB&T"), a North Carolina corporation having its principal office at Winston-Salem, North Carolina;

                                   RECITALS:

  The parties desire that Virginia Capital shall be merged with and into BB&T (said transaction being hereinafter referred to as the "Merger") pursuant to an agreement and plan of merger (the "Plan of Merger") substantially in the form attached as Annex A hereto, and the parties desire to provide for certain un-dertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby. As a condition and inducement to BB&T's willingness to enter into the Agreement, Virginia Capital is concur-rently granting to BB&T an option to acquire, under certain circumstances, 1,848,560 shares of the common stock, par value $0.01 per share, of Virginia Capital.

  NOW, THEREFORE, in consideration of the premises and of the mutual represen-tations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

1.1 Definitions

  When used herein, the capitalized terms set forth below shall have the fol-lowing meanings:

  "Affiliate" means, with respect to any Person, any other Person, who, di-rectly or indirectly through one or more intermediaries, controls or is con-trolled by, or is under common control with such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

  "Articles of Merger" shall mean the Articles of Merger required to be filed with the office of the Secretary of State of North Carolina as provided in Sec-tion 55-11-05 of the NCBCA and with the Virginia State Corporation Commission as provided in Section 13.1-720 of the VSCA.

  "Bank Holding Company Act" shall mean the Federal Bank Holding Company Act of 1956, as amended.

  "BB&T Common Stock" shall mean the shares of voting common stock, par value $5.00 per share, of BB&T, with rights attached issued pursuant to Rights Agree-ment dated December 17, 1996 between BB&T and Branch Banking and Trust Company, as Rights Agent, relating to BB&T's Series B Junior Participating Preferred Stock, $5.00 par value per share.

  "BB&T Option Agreement" shall mean the Stock Option Agreement dated as of even date herewith, as amended from time to time, under which BB&T has an op-tion to purchase shares of Virginia Capital Common Stock, which shall be exe-cuted immediately following execution of this Agreement.

  "BB&T Subsidiaries" shall mean Branch Banking and Trust Company, Branch Bank-ing and Trust Company of South Carolina and Branch Banking and Trust Company of Virginia.

  "Benefit Plan Determination Date" shall mean, with respect to each employee pension or welfare benefit plan or program maintained by Virginia Capital at the Effective Time, the date determined by BB&T with respect to such plan or program which shall be not later than January 1 following the close of the cal-endar year in which the last of the Virginia Capital Subsidiaries which is a bank or other savings institution is merged into BB&T or one of the BB&T Sub-sidiaries.

  "Business Day" shall mean all days other than Saturdays, Sundays and Federal Reserve holidays.

  "CERCLA" shall mean the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq.

  "Code" shall mean the Internal Revenue Code of 1986, as amended.

  "Commission" shall mean the Securities and Exchange Commission.

  "CRA" shall mean the Community Reinvestment Act of 1977, as amended.

  "Disclosed" shall mean disclosed in the Virginia Capital Disclosure Memoran-dum, referencing the Section number herein pursuant to which such disclosure is being made.

  "Environmental Claim" means any notice from any governmental authority or third party alleging potential liability (including, without limitation, poten-tial liability for investigatory costs, cleanup or remediation costs, govern-mental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from a viola-tion of the Environmental Laws or the presence or release into the environment of any Hazardous Substances.

  "Environmental Laws" means all applicable federal, state and local laws and regulations, as amended, relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land sur-face, or subsurface strata) and which are administered, interpreted, or en-forced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over and including common law in respect of, pollu-tion or protection of the environment, including without limitation CERCLA, the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other laws and regulations relating to emissions, discharges, releases, or threatened releases of any Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Substances.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

  "FDIC" shall mean the Federal Deposit Insurance Corporation.

  "Federal Reserve Board" shall mean the Board of Governors of the Federal Re-serve System.

  "Financial Advisor" shall mean Trident Securities, a division of McDonald In-vestments, Inc.

  "Financial Statements" shall mean (a) with respect to BB&T, (i) the consoli-dated balance sheets (including related notes and schedules, if any) of BB&T as of December 31, 1999, 1998, and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1999, 1998, and 1997, as filed by BB&T in Securities Documents and (ii) the consolidated balance sheets of BB&T (including related notes and schedules, if any) and the related consolidated statements of income, changes in sharehold-ers' equity and cash flows (including related notes and schedules, if any) in-cluded in Securities Documents filed by BB&T with respect to periods ended sub-sequent to December 31, 1999, and (b) with respect to Virginia Capital, (i) the consolidated balance sheets (including related notes and schedules, if any) of Virginia Capital as of December 31, 1999, 1998 and 1997, and the related con-solidated statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1999, 1998 and 1997 as filed by Virginia Capital in Securi-ties Documents and (ii) the consolidated balance sheets of Virginia Capital (including related notes and schedules, if any) and the related consolidated statements of income, changes in stockholders' equity, and cash flows (includ-ing related notes and schedules, if any) included in Securities Documents filed by Virginia Capital with respect to periods ended subsequent to December 31, 1999.

  "GAAP" shall mean generally accepted accounting principles applicable to fi-nancial institutions and their holding companies, as in effect at the relevant date.

  "Hazardous Substances" means any substance or material (i) identified in CERCLA; (ii) determined to be toxic, a pollutant or a contaminant under any ap-plicable federal, state or local statutes, law, ordinance, rule or regulation, including but not limited to petroleum products; (iii) asbestos; (iv) radon;
(v) poly-chlorinated biphiphenyls and (vi) such other materials, substances or waste which are otherwise dangerous, hazardous, harmful to human health or the environment.

  "Home Owners' Loan Act" means the Home Owners' Loan Act of 1989, as amended.

  "IRS" shall mean the Internal Revenue Service.

  "Material Adverse Effect" on BB&T or Virginia Capital shall mean (i) a mate-rial adverse effect on the financial condition, results of operations or busi-ness of BB&T and the BB&T Subsidiaries taken as a whole, or Virginia Capital and the Virginia Capital Subsidiaries taken as a whole, or (ii) the material impairment of the ability of BB&T or Virginia Capital to perform its obliga-tions under this Agreement or to consummate the Merger and the other transac-tions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) actions and omissions of BB&T or Virginia Capital taken with the prior written consent of the other in con-templation of the transactions contemplated hereby and (b) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement or relating to any litigation arising as a re-sult of the Merger (provided that, with respect to Virginia Capital, only if and to the extent any such expenses payable to third parties are Disclosed by Virginia Capital or incurred by Virginia Capital following the date hereof as permitted by this Agreement).

  "NCBCA" shall mean the North Carolina Business Corporation Act, as amended.

  "NYSE" shall mean the New York Stock Exchange, Inc.

  "OTS" shall mean the Office of Thrift Supervision

  "Person" shall mean any individual, corporation, partnership, limited liabil-ity company, joint venture, trust, association, unincorporated organization, agency, other entity or group of entities, or governmental body.

  "Proxy Statement/Prospectus" shall mean the proxy statement and prospectus, together with any supplements thereto, to be sent to shareholders of Virginia Capital to solicit their votes in connection with a proposal to approve this Agreement and the Plan of Merger.

  "Registration Statement" shall mean the registration statement of BB&T as de-clared effective by the Commission under the Securities Act, including any post-effective amendments or supplements thereto as filed with the Commission under the Securities Act, with respect to the BB&T Common Stock to be issued in connection with the transactions contemplated by this Agreement.

  "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests (other than rights pursuant to the Rights Agreement described under the definition of "BB&T Common Stock"), and stock appreciation rights, performance units and similar stock-based rights whether or not they obligate the issuer thereof to issue stock or other securities or to pay cash.

  "Securities Act" shall mean the Securities Act of 1933, as amended.

  "Securities Documents" shall mean all reports, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws, including but not limited to periodic and other reports filed pursuant to Section 13 of the Exchange Act.

  "Securities Laws" shall mean the Securities Act; the Exchange Act; the In-vestment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939 as amended; and, in each case, the rules and regulations of the Commission promulgated thereunder.

  "Stock Option" shall mean any option to acquire shares of Virginia Capital Common Stock granted under the Stock Option Plan that is outstanding and unex-ercised on the date hereof.

  "Stock Option Plan" shall mean the Virginia Capital Bancshares, Inc. 1999 Stock-Based Incentive Plan, as amended and restated.

  "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either owns or controls 50% or more of the outstanding equity securities either directly or through an un-broken chain of entities as to each of which 50% or more of the outstanding eq-uity securities is owned directly or indirectly by its parent (in determining whether one entity owns or controls 50% or more of the outstanding equity secu-rities of another, equity securities owned or controlled in a fiduciary capac-ity shall be deemed owned and controlled by the beneficial owner).

  "TILA" shall mean the Truth in Lending Act, as amended.

  "Virginia Capital Common Stock" shall mean the shares of voting common stock, par value $0.01 per share, of Virginia Capital.

  "Virginia Capital Preferred Stock" shall mean the shares of preferred stock of Virginia Capital.

  "Virginia Capital Disclosure Memorandum" shall mean the written information in one or more documents, each of which: (a) is entitled "Virginia Capital Dis-closure Memorandum"; (ii) is dated on or before the date of this Agreement;
(iii) was delivered to BB&T not later than the date of execution of this Agree-ment by Virginia Capital; and (iv) describes in reasonable detail the matters contained therein. Each disclosure made therein shall be in existence on the date of this Agreement and shall specifically reference each Section of this Agreement under which such disclosure is made. Information disclosed with re-spect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced. The inclusion of a given item in the Virginia Capital Disclosure Memorandum shall not be deemed a conclusion or ad-mission that such item (or any other item) is material or has a Material Ad-verse Effect.

  "Virginia Capital Subsidiaries" shall mean Fredericksburg State Bank and any and all other Subsidiaries of Virginia Capital as of the date hereof and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Virginia Capital after the date hereof and held as a Subsidiary by Virginia Capital at the Effective Time.

  "VSCA" shall mean the Virginia Stock Corporation Act, as amended.

1.2 Terms Defined Elsewhere

  The capitalized terms set forth below are defined in the following sections:

   Agreement                           Introduction
   Adjusted Exchange Ratio           Section 2.7(b)
   Average Closing Price             Section 2.7(b)
   BB&T                                Introduction
   BB&T Option Plan                  Section 2.9(a)
   Cash Amount                    Section 2.7(b)(B)
   Closing                              Section 2.4
   Closing Date                         Section 2.4
   Closing Value                     Section 2.7(c)
   Constituent Corporations             Section 2.1
   Effective Time                       Section 2.3
   Employer Entity                  Section 5.12(a)
   ESOP                      Section 3.14(b)(xviii)
   Exchange Ratio                    Section 2.7(b)
   Interim Exchange Ratio            Section 2.7(b)
   Merger                                  Recitals
   Merger Consideration              Section 2.7(a)
   PBGC                         Section 3.14(b)(iv)
   Plan                          Section 3.14(b)(i)
   Plan of Merger                          Recitals
   Starting Price                    Section 2.7(b)
   Surviving Corporation             Section 2.1(a)
   Transferred Employee             Section 5.12(a)
   Virginia Capital                    Introduction

                                  ARTICLE II
                                  THE MERGER

2.1 Merger

  BB&T and Virginia Capital are constituent corporations (the "Constituent Corporations") to the Merger as contemplated by the NCBCA and the VSCA. At the Effective Time:

     (a) Virginia Capital shall be merged into BB&T in accordance with the applicable provisions of the NCBCA and the VSCA, with BB&T being the sur-viving corporate entity (hereinafter sometimes referred to as the "Surviv-ing Corporation").

     (b) The separate existence of Virginia Capital shall cease and the Merger shall in all respects have the effects provided in Section 2.5.

     (c) The Articles of Incorporation of BB&T at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation.

     (d) The Bylaws of BB&T at the Effective Time shall be the Bylaws of the Surviving Corporation.

2.2 Filing; Plan of Merger

  The Merger shall not become effective unless this Agreement and the Plan of Merger are duly approved by shareholders holding more than two-thirds of the shares of Virginia Capital Common Stock entitled to vote. Upon fulfillment or waiver of the conditions specified in Article VI and provided that this Agree-ment has not been terminated pursuant to Article VII, the Constituent Corpora-tions will cause the Articles of Merger to be executed and filed with the Secretary of State of North Carolina, as provided in Section 55-11-05 of the NCBCA, and with the Virginia State Corporation Com-mission, as provided in Section 13.1-720 of the VSCA. The Plan of Merger is in-corporated herein by reference, and adoption of this Agreement by the respec-tive Boards of Directors of the Constituent Corporations and approval by the shareholders of Virginia Capital shall constitute adoption and approval of the Plan of Merger.

2.3 Effective Time

  The Merger shall be effective at the day and hour specified in the Articles of Merger filed as provided in Section 2.2 (herein sometimes referred to as the "Effective Time").

2.4 Closing

  The closing of the transactions contemplated by this Agreement (the "Clos-ing") shall take place at the offices of Womble Carlyle Sandridge & Rice, PLLC, Winston-Salem, North Carolina, at 10:00 a.m. on the date designated by BB&T which is within thirty days following the satisfaction of the conditions to Closing set forth in Article VI (other than the delivery of certificates, opin-ions and other instruments and documents to be delivered at the Closing), or such later date as the parties may otherwise agree (the "Closing Date").

2.5 Effect of Merger

  From and after the Effective Time, the separate existence of Virginia Capital shall cease, and the Surviving Corporation shall thereupon and thereafter, to the extent consistent with its Articles of Incorporation, possess all of the rights, privileges, immunities and franchises, of a public as well as a private nature, of each of the Constituent Corporations; and all property, real, per-sonal and mixed, and all debts due on whatever account, and all other choices in action, and each and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein vested in either of the Con-stituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible for all the liabilities, obligations and penalties of each of the Constituent Corpora-tions; and any claim, existing action or proceeding, civil or criminal, pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place; and any judgment rendered against either of the Constituent Cor-porations may be enforced against the Surviving Corporation. Neither the rights of creditors nor any liens upon the property of either of the Constituent Cor-porations shall be impaired by reason of the Merger.

2.6 Further Assurances

  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, the Constituent Corporations agree that such Constituent Corporations and their proper officers and directors shall and will execute and deliver all such proper deeds, assignments and as-surances in law and do all things necessary, desirable or proper to vest, per-fect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Constituent Corporations or otherwise to take any and all such actions.

2.7 Merger Consideration

  As used herein, the term "Merger Consideration" shall mean the consideration to be provided by BB&T to the holders of shares of Virginia Capital Common Stock at the Effective Time, to be comprised of (i) the number of shares of BB&T Common Stock to be exchanged for each share of Virginia Capital Common Stock issued and outstanding as of the Effective Time, (ii) cash (without in-terest) to be payable as provided in Section 2.7(b), if any, and (iii) cash (without interest) to be payable in exchange for any fractional share of BB&T Common Stock that would otherwise be distributable to a Virginia Capital shareholder as provided in Section 2.7(c). The amount of the Merger Considera-tion shall be determined as follows:

       (a) Except as provided in Section 2.7(b), the number of shares of BB&T Common Stock to be issued for each issued and outstanding share of Virginia Capital Common Stock (the "Exchange Ratio") shall be determined in accordance with this Section 2.7(a). If the BB&T Average Price (as defined below) is:

         (1) equal to or greater than $37.31, the Exchange Ratio shall be .4958;

         (2) less than $37.31 but greater than $30.53, the Exchange Ratio shall be the result obtained by dividing $18.50 by the BB&T Average Price; or

         (3) $30.53 or less, the Exchange Ratio shall be .6060.

  The "BB&T Average Price" shall mean the average 4:00 p.m. eastern time closing price per share of BB&T Common Stock on the NYSE for the ten trading days (determined by excluding days on which the NYSE is closed) ending on the day preceding the date of the Virginia Capital Shareholder Meeting described in Section 5.1.

       (b) Notwithstanding the provisions of Section 2.7(a), in the event that the value of the Merger Consideration, based on the Exchange Ratio de-termined under Section 2.7(a) and BB&T Average Price, is less than $16.53, Virginia Capital may terminate this Agreement as provided in Section 7.1(h) unless, not later than the fifth Business Day following the close of the period for determining the BB&T Average Price as provided in Section 2.7(a), BB&T shall have provided written notice to Virginia Capital that it agrees, in its sole and absolute discretion, to provide additional Merger Consideration in the form of cash, BB&T Common Stock (valued at the BB&T Average Price) or a combination thereof in an amount so that the value of the Merger Consideration shall equal $16.53.

       (c) The amount of cash payable with respect to any fractional share of BB&T Common Stock shall be determined by multiplying the fractional part of such share by the Closing Value. The "Closing Value" shall mean the 4:00 p.m. eastern time closing price per share of BB&T Common Stock on the NYSE on the Closing Date as reported on NYSEnet.com.

2.8 Conversion of Shares; Payment of Merger Consideration

  (a) At the Effective Time, by virtue of the Merger and without any action on the part of Virginia Capital or the holders of record of Virginia Capital Com-mon Stock, each share of Virginia Capital Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and shall rep-resent the right to receive, upon surrender of the certificate representing such share of Virginia Capital Common Stock (as provided in subsection (d) be-low), the Merger Consideration.

  (b) Each share of BB&T Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding.

  (c) Until surrendered, each outstanding certificate which prior to the Ef-fective Time represented one or more shares of Virginia Capital Common Stock shall be deemed upon the Effective Time for all purposes to represent only the right to receive the Merger Consideration. No interest will be paid or accrued on the Merger Consideration upon the surrender of the certificate or certifi-cates representing shares of Virginia Capital Common Stock. With respect to any certificate for Virginia Capital Common Stock that has been lost or de-stroyed, BB&T shall pay the Merger Consideration attributable to such certifi-cate upon receipt of a surety bond or other adequate indemnity as required in accordance with BB&T's standard policy, and evidence reasonably satisfactory to BB&T of ownership of the shares repre-sented thereby. After the Effective Time, Virginia Capital's transfer books shall be closed and no transfer of the shares of Virginia Capital Common Stock outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

  (d) Promptly after the Effective Time, BB&T shall cause to be delivered or mailed to each Virginia Capital shareholder a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any shares of Virginia Capital Common Stock. Upon proper surrender of such certificates or other evi-dence of ownership meeting the requirements of Section 2.8(c), together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably requested, BB&T shall promptly cause the transfer to the persons entitled thereto of the Merger Consideration.

  (e) The Surviving Corporation shall pay any dividends or other distributions with a record date prior to the Effective Time that have been declared or made by Virginia Capital in respect of shares of Virginia Capital Common Stock in accordance with the terms of this Agreement and that remain unpaid at the Ef-fective Time, subject to compliance by Virginia Capital with Section 5.9(b). To the extent permitted by law, former shareholders of record of Virginia Cap-ital shall be entitled to vote after the Effective Time at any meeting of BB&T shareholders the number of whole shares of BB&T Common Stock into which their respective shares of Virginia Capital Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Vir-ginia Capital Common Stock for certificates representing BB&T Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by BB&T on the BB&T Common Stock, the record date for which is at or after the Effective Time, the declaration shall include divi-dends or other distributions on all shares of BB&T Common Stock issuable pur-suant to this Agreement, but no dividend or other distribution payable to the holders of record of BB&T Common Stock as of any time subsequent to the Effec-tive Time shall be delivered to the holder of any certificate representing Virginia Capital Common Stock until such holder surrenders such certificate for exchange as provided in this Section 2.8. Upon surrender of such certifi-cate, both the BB&T Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to the shares of Virginia Capital Common Stock represented by such certificate.

2.9 Conversion of Stock Options

  (a) At the Effective Time, each Stock Option then outstanding (and which by its terms does not lapse on or before the Effective Time), whether or not then exercisable, shall be converted into and become rights with respect to BB&T Common Stock, and BB&T shall assume each Stock Option in accordance with the terms of the Stock Option Plan, except that from and after the Effective Time
(i) BB&T and its Compensation Committee shall be substituted for Virginia Cap-ital and its Compensation Committee with respect to administering the Stock Option Plan, (ii) each Stock Option assumed by BB&T may be exercised solely for shares of BB&T Common Stock, (iii) the number of shares of BB&T Common Stock subject to each such Stock Option shall be the number of whole shares of BB&T (omitting any fractional share) determined by multiplying the number of shares of Virginia Capital Common Stock subject to such Stock Option immedi-ately prior to the Effective Time by the Exchange Ratio, and (iv) the per share exercise price under each such Stock Option shall be adjusted by divid-ing the per share exercise price under each such Stock Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the foregoing, BB&T may at its election substitute as of the Effective Time options under the BB&T Corporation 1995 Omnibus Stock Incentive Plan or any other duly adopted compa-rable plan (in either case, the "BB&T Option Plan") for all or a part of the Stock Options, subject to the following conditions: (A) the requirements of
(iii) and (iv) above shall be met; (B) such substitution shall not constitute a modification, extension or renewal of any of the Stock Options; and (C) the substituted options shall continue in effect on the same terms and conditions as provided in the Stock Option Agreements and the Stock Option Plan governing each Stock Option. Each grant of a converted or substitute option to any indi-vidual who subsequent to the Merger will be a director or officer of BB&T as construed under Commission Rule

16b-3 shall, as a condition to such conversion or substitution, be approved in accordance with the provisions of Rule 16b-3. Each Stock Option which is an in-centive stock option shall be adjusted as required by Section 424 of the Code, and the Regulations promulgated thereunder, so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option within the meaning of Section 424(h) of the Code. BB&T and Virginia Capital agree to take all necessary steps to effectuate the foregoing provisions of this Section 2.9. BB&T has reserved and shall continue to reserve adequate shares of BB&T Common Stock for delivery upon exercise of any converted or substitute options. As soon as practicable after the Effective Time, if it has not already done so, and to the extent Vir-ginia Capital shall have a registration statement in effect or an obligation to file a registration statement, BB&T shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of BB&T Common Stock subject to converted or substitute options and shall use its reasonable efforts to maintain the effec-tiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such converted or substitute options remain outstanding. With respect to those individuals, if any, who subsequent to the Merger may be subject to the reporting requirements under Section 16(a) of the Exchange Act, BB&T shall administer the Stock Option Plan assumed pursuant to this Section 2.9 (or the BB&T Option Plan, if applica-ble) in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent necessary to preserve for such individuals the benefits of Rule 16b-3 to the extent such benefits were available to them prior to the Ef-fective Time. Virginia Capital hereby represents that the Stock Option Plan in its current form complies with Rule 16b-3 to the extent, if any, required as of the date hereof.

  (b) As soon as practicable following the Effective Time, BB&T shall deliver to the participants receiving converted options under the BB&T Option Plan an appropriate notice setting forth such participant's rights pursuant thereto.

  (c) Eligibility to receive stock option grants following the Effective Time with respect to BB&T Common Stock shall be determined by BB&T in accordance with its plans and procedures as in effect from time to time, and subject to any contractual obligations.

2.10 Merger of Subsidiaries

  In the event that BB&T shall request, Virginia Capital shall take such ac-tions, and shall cause the Virginia Capital Subsidiaries to take such actions, as may be required in order to effect, at the Effective Time, the merger of one or more of the Virginia Capital Subsidiaries with and into, in each case, one of the BB&T Subsidiaries.

2.11 Anti-Dilution

  In the event BB&T changes the number of shares of BB&T Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or other similar recapitalization, and the record date thereof (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportion-ately adjusted.

                                  ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF VIRGINIA CAPITAL

  Except as Disclosed, Virginia Capital represents and warrants to BB&T as fol-lows (the representations and warranties herein of Virginia Capital are made subject to the applicable standard set forth in Section 6.3(a), and no such representation or warranty shall be deemed to be inaccurate unless it is inac-curate to the extent that BB&T would be entitled to refuse to consummate the Merger pursuant to Section 7.1(b)(ii) on account of such inaccuracy):

3.1 Capital Structure

  The authorized capital stock of Virginia Capital consists of 75,000,000 shares of Virginia Capital Common Stock and 5,000,000 shares of Virginia Capi-tal Preferred Stock. As of the date of this Agreement, Virginia Capital has 9,289,280 shares of Virginia Capital Common Stock issued and outstanding and no shares of Virginia Capital Preferred Stock issued and outstanding. No other classes of capital stock of Virginia Capital, common or preferred, are autho-rized, issued or outstanding. All outstanding shares of Virginia Capital capi-tal stock have been duly authorized and are validly issued, fully paid and non-assessable. No shares of capital stock have been reserved for any purpose, ex-cept for (i) shares of Virginia Capital Common Stock reserved for issuance in connection with the Stock Option Plan and (ii) 1,848,560 shares of Virginia Capital Common Stock reserved for issuance in connection with the BB&T Option Agreement. Virginia Capital has granted options to acquire 1,140,386 shares of Virginia Capital Common Stock under the Stock Option Plan, which options remain outstanding as of the date hereof. Except as set forth in this Section 3.1, there are no Rights authorized, issued or outstanding with respect to, nor are there any agreements, understandings or commitments relating to the right of any Virginia Capital shareholder to own, to vote or to dispose of, the capital stock of Virginia Capital. Holders of Virginia Capital Common Stock do not have preemptive rights.

3.2 Organization, Standing and Authority

  Virginia Capital is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, with full corpo-rate power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets. Virginia Capital is not required to be qualified to do business in any other state of the United States or for-eign jurisdiction. Virginia Capital is registered as a bank holding company un-der the Bank Holding Company Act.

3.3 Ownership of Subsidiaries

  Section 3.3 of the Virginia Capital Disclosure Memorandum lists all of the Virginia Capital Subsidiaries and, with respect to each, its jurisdiction of organization, jurisdictions in which it is qualified or otherwise licensed to conduct business, the number of shares or ownership interests owned by Virginia Capital (directly or indirectly), the percentage ownership interest so owned by Virginia Capital and its business activities. The outstanding shares of capital stock or other equity interests of the Virginia Capital Subsidiaries are val-idly issued and outstanding, fully paid and nonassessable, and all such shares are directly or indirectly owned by Virginia Capital free and clear of all liens, claims and encumbrances or preemptive rights of any person. No Rights are authorized, issued or outstanding with respect to the capital stock or other equity interests of the Virginia Capital Subsidiaries, and there are no agreements, understandings or commitments relating to the right of Virginia Capital to own, to vote or to dispose of said interests. None of the shares of capital stock or other equity interests of the Virginia Capital Subsidiaries have been issued in violation of the preemptive rights of any person. Section
3.3 of the Virginia Capital Disclosure Memorandum also lists all shares of cap-ital stock or other securities or ownership interests of any corporation, part-nership, joint venture, or other organization (other than the Virginia Capital Subsidiaries and stock or other securities held in a fiduciary capacity) owned directly or indirectly by Virginia Capital.

3.4 Organization, Standing and Authority of the Subsidiaries

  Each Virginia Capital Subsidiary that is a depository institution is a Vir-ginia chartered bank with its deposits insured by the FDIC. Each of the Vir-ginia Capital Subsidiaries is validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Virginia Capital Subsidi-aries has full power and authority to carry on its business as now conducted, and is duly qualified to do business and in good standing in each jurisdiction Disclosed with respect to it. No Virginia Capital Subsidiary is required to be qualified to do business in any other state of the United States or foreign ju-risdiction, or is engaged in any type of activities that have not been Dis-closed.

3.5 Authorized and Effective Agreement

  (a) Virginia Capital has all requisite corporate power and authority to en-ter into and (subject to receipt of all necessary governmental approvals and the receipt of approval of the Virginia Capital shareholders of this Agreement and the Plan of Merger) perform all of its obligations under this Agreement, the Plan of Merger and the BB&T Option Agreement. The execution and delivery of this Agreement, the Plan of Merger and the BB&T Option Agreement, and con-summation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action, except, in the case of this Agreement and the Plan of Merger, the approval of the Virginia Capital shareholders pursuant to and to the extent required by applicable law. This Agreement, the Plan of Merger and the BB&T Option Agreement constitute legal, valid and binding obligations of Virginia Capital, and each is enforceable against Virginia Capital in accordance with its terms, in each such case sub-ject to (i) bankruptcy, fraudulent transfer, insolvency, moratorium, reorgani-zation, conservatorship, receivership, or other similar laws from time to time in effect relating to or affecting the enforcement of the rights of creditors of FDIC-insured institutions or the enforcement of creditors' rights general-ly; and (ii) general principles of equity (whether applied in a court of law or in equity).

  (b) Neither the execution and delivery of this Agreement, the Plan of Merg-er, or the BB&T Option Agreement, nor consummation of the transactions contem-plated hereby or thereby, nor compliance by Virginia Capital with any of the provisions hereof or thereof, shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of Virginia Capital or the comparable governing documents of any Virginia Capital Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancel-lation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Virginia Capital or any Virginia Capital Subsidiary pursuant to, any note, bond, mortgage, indenture, license, permit, contract, agreement or other instrument or obligation, or
(iii) subject to receipt of all required governmental approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Virginia Capital or any Virginia Capital Subsidiary.

  (c) Other than consents or approvals required from, or notices to, regula-tory authorities as provided in Section 5.4(b), no notice to, filing with, or consent of, any public body or authority is necessary for the consummation by Virginia Capital of the Merger and the other transactions contemplated in this Agreement.

3.6 Securities Filings; Financial Statements; Statements True

  (a) Virginia Capital has timely filed all Securities Documents required by the Securities Laws to be filed since December 31, 1998. Virginia Capital has Disclosed or made available to BB&T a true and complete copy of each Securi-ties Document filed by Virginia Capital with the Commission after December 31, 1998 and prior to the date hereof, which are all of the Securities Documents that Virginia Capital was required to file during such period. As of their re-spective dates of filing, such Securities Documents complied with the Securi-ties Laws as then in effect and did not contain any untrue statement of a ma-terial fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (b) The Financial Statements of Virginia Capital fairly present or will fairly present, as the case may be, the consolidated financial position of Virginia Capital and the Virginia Capital Subsidiaries as of the dates indi-cated and the consolidated statements of income and retained earnings, changes in shareholders' equity and statements of cash flows for the periods then ended (subject, in the case of unaudited interim statements, to the absence of notes and to normal year-end audit adjustments that are not material in amount or effect) in conformity with GAAP applied on a consistent basis.

  (c) No statement, certificate, instrument or other writing furnished or to be furnished hereunder by Virginia Capital or any Virginia Capital Subsidiary to BB&T contains or will contain any untrue statement of a material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.7 Minute Books

  The minute books of Virginia Capital and each of the Virginia Capital Sub-sidiaries contain or will contain at Closing accurate records of all meetings and other corporate actions of their respective shareholders and Boards of Di-rectors (including committees of the Board of Directors), and the signatures contained therein are the true signatures of the persons whose signatures they purport to be.

3.8 Adverse Change

  Since December 31, 1999, Virginia Capital and the Virginia Capital Subsidi-aries have not incurred any liability, whether accrued, absolute or contin-gent, except as disclosed in the Virginia Capital Financial Statements, or en-tered into any transactions with Affiliates, in each case other than in the ordinary course of business consistent with past practices, nor has there been any adverse change or any event that has resulted in, or is reasonably likely to result in, an adverse change in the business, financial condition or re-sults of operations of Virginia Capital or any of the Virginia Capital Subsid-iaries.

3.9 Absence of Undisclosed Liabilities

  All liabilities (including contingent liabilities) of Virginia Capital and the Virginia Capital Subsidiaries are disclosed in the most recent Financial Statements of Virginia Capital or are normally recurring business obligations incurred in the ordinary course of its business since the date of Virginia Capital's most recent Financial Statements.

3.10 Properties

  (a) Virginia Capital and the Virginia Capital Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests, to all of the properties and assets, real and person-al, tangible and intangible, reflected on the consolidated balance sheet in-cluded in the Financial Statements of Virginia Capital as of December 31, 1999 or acquired after such date, except for (i) liens for current taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, or (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business.

  (b) All leases and licenses pursuant to which Virginia Capital or any Vir-ginia Capital Subsidiary, as lessee or licensee, leases or licenses rights to real or personal property are valid and enforceable in accordance with their respective terms.

3.11 Environmental Matters

  (a) Virginia Capital and the Virginia Capital Subsidiaries are and at all times have been in compliance with all Environmental Laws. Neither Virginia Capital nor any Virginia Capital Subsidiary has received any communication al-leging that Virginia Capital or the Virginia Capital Subsidiary is not in such compliance, and there are no present circumstances that would prevent or in-terfere with the continuation of such compliance.

  (b) There are no pending Environmental Claims, neither Virginia Capital nor any Virginia Capital Subsidiary has received notice of any pending Environmen-tal Claims, and there are no conditions or facts existing which might reasona-bly be expected to result in legal, administrative, arbitral or other proceed-ings asserting Environmental Claims or other claims, causes of action or gov-ernmental investigations of any nature seeking to impose, or that could result in the imposition of, any liability arising under any Environmental Laws upon
(i) Virginia Capital or any Virginia Capital Subsidiary, (ii) any person or entity whose liability for any Environmental Claim Virginia Capital or any Virginia Capital Subsidiary has or may have retained or assumed, either con-tractually or by operation of law, (iii) any real or personal property owned or leased by Virginia Capital or any Virginia Capital Subsidiary, or any real or personal property which Virginia Capital or any Virginia Capital Subsidiary has or is judged to have managed or supervised or participated in the manage-ment of, or (iv) any real or personal property in which Virginia Capital or any Virginia Capital Subsidiary holds a security interest securing a loan recorded on the books of Virginia Capital or any Vir-ginia Capital Subsidiary. Neither Virginia Capital nor any Virginia Capital Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability under any Environmental Laws.

  (c) Virginia Capital and the Virginia Capital Subsidiaries are in compliance with all recommendations contained in any environmental audits, analyses and surveys received by Virginia Capital relating to all real and personal property owned or leased by Virginia Capital or any Virginia Capital Subsidiary and all real and personal property of which Virginia Capital or any Virginia Capital Subsidiary has or is judged to have managed or supervised or participated in the management of.

  (d) There are no past or present actions, activities, circumstances, condi-tions, events or incidents that could reasonably form the basis of any Environ-mental Claim, or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws, against Virginia Capital or any Virginia Capital Subsidiary or against any per-son or entity whose liability for any Environmental Claim Virginia Capital or any Virginia Capital Subsidiary has or may have retained or assumed, either contractually or by operation of law.

3.12 Loans; Allowance for Loan Losses

  (a) All of the loans on the books of Virginia Capital and the Virginia Capi-tal Subsidiaries are valid and properly documented and were made in the ordi-nary course of business, and the security therefor, if any, is valid and prop-erly perfected. Neither the terms of such loans, nor any of the loan documenta-tion, nor the manner in which such loans have been administered and serviced, nor Virginia Capital's procedures and practices of approving or rejecting loan applications, violates any federal, state or local law, rule, regulation or or-dinance applicable thereto, including, without limitation, the TILA, Regula-tions O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportu-nity Act, as amended, and state laws, rules and regulations relating to con-sumer protection, installment sales and usury.

  (b) The allowances for loan losses reflected on the consolidated balance sheets included in the Financial Statements of Virginia Capital are, in the reasonable, good faith judgment of Virginia Capital's management, adequate as of their respective dates under the requirements of GAAP and applicable regula-tory requirements and guidelines.

3.13 Tax Matters

  (a) Virginia Capital and the Virginia Capital Subsidiaries and each of their predecessors have timely filed (or requests for extensions have been timely filed and any such extensions either are pending or have been granted and have not expired) all federal, state and local (and, if applicable, foreign) tax re-turns required by applicable law to be filed by them (including, without limi-tation, estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Neither Virginia Capital nor any Virginia Capital Subsidi-ary has or will have any liability for any such taxes in excess of the amounts so paid or reserves or accruals so established. Virginia Capital and the Vir-ginia Capital Subsidiaries have paid, or where payment is not required to have been made have set up an adequate reserve or accrual for payment of, all taxes required to be paid or accrued for the preceding or current fiscal year for which a return is not yet due.

  (b) All federal, state and local (and, if applicable, foreign) tax returns filed by Virginia Capital and the Virginia Capital Subsidiaries are complete and accurate. Neither Virginia Capital nor any Virginia Capital

Subsidiary is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Virginia Capital or any Virginia Capital Subsidiary which have not been settled and paid. There are currently no agreements in effect with respect to Virginia Cap-ital or any Virginia Capital Subsidiary to extend the period of limitations for the assessment or collection of any tax. No audit examination or deficiency or refund litigation with respect to such returns is pending.

  (c) Deferred taxes with respect to Virginia Capital and the Virginia Capital Subsidiaries have been provided for in accordance with GAAP consistently ap-plied.

  (d) Neither Virginia Capital nor any of the Virginia Capital Subsidiaries is a party to any tax allocation or sharing agreement (other than among Virginia Capital and the Virginia Capital Subsidiaries) or has been a member of an af-filiated group filing a consolidated federal income tax return (other than a group the common parent of which was Virginia Capital or a Virginia Capital subsidiary) or has any liability for taxes of any person (other than Virginia Capital and the Virginia Capital Subsidiaries) under Treasury Regulation Sec-tion 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor or by contract or otherwise.

  (e) Each of Virginia Capital and the Virginia Capital Subsidiaries is in com-pliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable in-formation reporting and tax withholding requirements under federal, state, and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

  (f) Neither Virginia Capital nor any of the Virginia Capital Subsidiaries has made any payments, is obligated to make any payments, or is a party to any con-tract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

3.14 Employees; Compensation; Benefit Plans

  (a) Compensation. Virginia Capital has Disclosed a complete and correct list of the name, age, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, whether pay-able in cash or in kind, of each director, shareholder, independent contractor, consultant and agent of Virginia Capital and of each Virginia Capital Subsidi-ary and each other person (in each case other than as an employee) to whom Vir-ginia Capital or any Virginia Capital Subsidiary pays or provides, or has an obligation, agreement (written or unwritten), policy or practice of paying or providing, retirement, health, welfare or other benefits of any kind or de-scription whatsoever.

(b) Employee Benefit Plans.

     (i) Virginia Capital has Disclosed an accurate and complete list of all Plans, as defined below, contributed to, maintained or sponsored by Vir-ginia Capital or any Virginia Capital Subsidiary, to which Virginia Capital or any Virginia Capital Subsidiary is obligated to contribute or has any liability or potential liability, whether direct or indirect, including all Plans contributed to, maintained or sponsored by each member of the con-trolled group of corporations, within the meaning of Sections 414(b), 414(c), 414(m) and 414(o) of the Code, of which Virginia Capital or any Virginia Capital Subsidiary is a member. For purposes of this Agreement, the term "Plan" shall mean a plan, arrangement, agreement or program de-scribed in the foregoing provisions of this Section 3.14(b)(i) that is: (A) a profit-sharing, deferred compensation, employee stock ownership, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, whether or not funded and whether or not terminated, (B) an employment agreement, (C) a personnel policy or fringe benefit plan, policy, program or arrangement providing for benefits or perquisites to current or former employees, offi-cers, directors or agents, whether or not funded, and whether or not termi-nated, including, without limitation, benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, severance, medical, dental, hospitalization, life insurance and other types of insur-ance, or (D) any other employee benefit plan as defined in Section 3(3) of ERISA, whether or not funded and whether or not terminated.

     (ii) Neither Virginia Capital nor any Virginia Capital Subsidiary con-tributes to, has an obligation to contribute to or otherwise has any lia-bility or potential liability with respect to (A) any multiemployer plan as defined in Section 3(37) of ERISA, (B) any plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413 of the Code (and regula-tions promulgated thereunder), or (C) any plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or former employees or directors, their spouses or dependents, other than in accordance with Section 4980B of the Code or applicable state continuation coverage law.

     (iii) None of the Plans obligates Virginia Capital or any Virginia Capi-tal Subsidiary to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agree-ment or solely as a result of a "change in control," as such term is used in Section 280G of the Code (and regulations promulgated thereunder).

     (iv) Each Plan, and all related trusts, insurance contracts and funds, has been maintained, funded and administered in compliance in all respects with its own terms and in compliance in all respects with all applicable laws and regulations, including but not limited to ERISA and the Code. No actions, suits, claims, complaints, charges, proceedings, hearings, exami-nations, investigations, audits or demands with respect to the Plans (other than routine claims for benefits) are pending or threatened, and there are no facts which could give rise to or be expected to give rise to any ac-tions, suits, claims, complaints, charges, proceedings, hearings, examina-tions, investigations, audits or demands. No Plan that is subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA has incurred any "accumulated funding deficiency" as such term is defined in such Sections of ERISA and the Code, whether or not waived, and each Plan has always fully met the funding standards required under Title I of ERISA and Section 412 of the Code. No liability to the Pension Benefit Guaranty Corporation ("PBGC") (except for routine payment of premiums) has been or is expected to be incurred with respect to any Plan that is subject to Ti-tle IV of ERISA, including without limitation Fredericksburg State Bank's qualified noncontributory defined benefit plan. No reportable event (as such term is defined in Section 4043 of ERISA) for which the PBGC has not waived notice has occurred with respect to any such Plan, and the PBGC has not commenced or threatened the termination of any Plan. None of the assets of Virginia Capital or any Virginia Capital Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code, neither Virginia Capital nor any Virginia Capital Subsidiary has been required to post any security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code, and there are no facts which could be expected to give rise to such lien or such posting of security. No event has occurred and no condition exists that would subject Virginia Capital or any Virginia Capital Subsidiary to any tax under Sections 4971, 4972, 4976, 4977 or 4979 of the Code or to a fine or penalty under Section 502(c) of ERISA.

     (v) Each Plan that is intended to be qualified under Section 401(a) of the Code or, in the case of an employee stock ownership plan, qualifies as such under Section 4975(c)(7) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to the qualification under the Code of such Plan and the tax exempt sta-tus of such related trust, and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Plan or the tax exempt status of such related trust.

     (vi) No underfunded "defined benefit plan" (as such term is defined in Section 3(35) of ERISA) has been, during the five years preceding the Clos-ing Date, transferred out of the controlled group of corporations (within the meaning of Sections 414(b), (c), (m) and (o) of the Code) of which Vir-ginia Capital or any Virginia Capital Subsidiary is a member or was a mem-ber during such five-year period.

     (vii) As of December 31, 1999, the fair market value of the assets of each Plan that is a tax qualified defined benefit plan equaled or exceeded, and as of the Closing Date will equal or exceed, the present value of all vested and nonvested liabilities thereunder determined in accordance with reasonable actuarial methods, factors and assumptions applicable to a de-fined benefit plan on an ongoing basis. With respect to each Plan that is subject to the funding requirements of Section 412 of the Code and Section 302 of ERISA, all required contributions for all periods ending prior to or as of the Closing Date (including periods from the first day of the then-current plan year to the Closing Date and including all quarterly contributions required in accordance with Section 412(m) of the
  Code) shall have been made. With respect to each other Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made. No tax qualified Plan has any unfunded liabilities.

     (viii) No prohibited transaction (which shall mean any transaction pro-hibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code, whether by statutory, class or individual ex-emption) has occurred with respect to any Plan which would result in the imposition, directly or indirectly, of any excise tax, penalty or other li-ability under Section 4975 of the Code or Section 409 or 502(i) of ERISA. Neither Virginia Capital nor, to the best knowledge of Virginia Capital, any Virginia Capital Subsidiary, any trustee, administrator or other fidu-ciary of any Plan (including, without limitation, The Fredericksburg Sav-ings Bank Employee Stock Ownership Plan (the "ESOP")), or any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject Virginia Capital or any Virginia Capital Subsidiary to any liability for breach of fiduciary duty under ERISA or any other applicable law.

     (ix) With respect to each Plan, all reports and information required to be filed with any government agency or distributed to Plan participants and their beneficiaries have been duly and timely filed or distributed.

     (x) Virginia Capital and each Virginia Capital Subsidiary has been and is presently in compliance with all of the requirements of Section 4980B of the Code.

     (xi) Neither Virginia Capital nor any Virginia Capital Subsidiary has a liability as of December 31, 1999 under any Plan that, to the extent dis-closure is required under GAAP, is not reflected on the consolidated bal-ance sheet included in the Financial Statements of Virginia Capital as of December 31, 1999 or otherwise Disclosed.

     (xii) Neither the consideration nor implementation of the transactions contemplated under this Agreement will increase (A) Virginia Capital's or any Virginia Capital Subsidiary's obligation to make contributions or any other payments to fund benefits accrued under the Plans as of the date of this Agreement or (B) the benefits accrued or payable with respect to any participant under the Plans (except to the extent benefits may be deemed increased by accelerated vesting, accelerated allocation of previously un-allocated Plan assets or by the conversion of all stock options in accor-dance with Section 2.9).

     (xiii) With respect to each Plan, Virginia Capital has Disclosed or made available to BB&T, true, complete and correct copies of (A) all documents pursuant to which the Plans are maintained, funded and administered, in-cluding summary plan descriptions, (B) the three most recent annual reports (Form 5500 series) filed with the IRS (with attachments), (C) the three most recent actuarial reports, if any, (D) the three most recent financial statements, (E) all governmental filings for the last three years, includ-ing, without limitation, excise tax returns and reportable events filings, and (F) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions) during the past three years.

     (xiv) Each of the Plans as applied to Virginia Capital and any Virginia Capital Subsidiary may be amended or terminated at any time by action of Virginia Capital's Board of Directors, or such Virginia Capital's Subsidiary's Board of Directors, as the case may be, or a committee of such Board of Directors or duly authorized officer, in each case subject to the terms of the Plan and compliance with applicable laws and regulations (and limited, in the case of multiemployer plans, to termination of the partici-pation of Virginia Capital or a Virginia Capital Subsidiary thereunder).

     (xv) The ESOP was adopted in December 1998. Virginia Capital will take all steps necessary to cause any loan (as described in Treasury Regulation
  (S)54.4975-7(b)(1)(ii)) made to the ESOP to be satisfied in full as soon as practicable following the Closing Date.

3.15 Certain Contracts

  (a) Neither Virginia Capital nor any Virginia Capital Subsidiary is a party to, is bound or affected by, or receives benefits under (i) any agreement, ar-rangement or commitment, written or oral, the default of which would have a Ma-terial Adverse Effect, whether or not made in the ordinary course of business (other than loans or loan commitments made or certificates or deposits received in the ordinary course of the banking business), or any agreement restricting its business activities, including, without limitation, agreements or memoranda of understanding with regulatory authorities, (ii) any agreement, indenture or other instrument, written or oral, relating to the borrowing of money by Vir-ginia Capital or any Virginia Capital Subsidiary or the guarantee by Virginia Capital or any Virginia Capital Subsidiary of any such obligation, which cannot be terminated within less than 30 days after the Closing Date by Virginia Capi-tal or any Virginia Capital Subsidiary (without payment of any penalty or cost, except with respect to Federal Home Loan Bank or Federal Reserve Bank advanc-
es), (iii) any agreement, arrangement or commitment, written or oral, relating to the employment of a consultant, independent contractor or agent, or the em-ployment, election or retention in office of any present or former director or officer, which cannot be terminated within less than 30 days after the Closing Date by Virginia Capital or any Virginia Capital Subsidiary (without payment of any penalty or cost), or that provides benefits which are contingent, or the application of which is altered, upon the occurrence of a transaction involving Virginia Capital of the nature contemplated by this Agreement or the BB&T Op-tion Agreement, or (iv) any agreement or plan, written or oral, including any stock option plans, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the BB&T Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the BB&T Option Agreement. Each matter Disclosed pursuant to this Section 3.15(a) is in full force and effect as of the date hereof.

  (b) Neither Virginia Capital nor any Virginia Capital Subsidiary is in de-fault under any agreement, commitment, arrangement, lease, insurance policy, or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

3.16 Legal Proceedings; Regulatory Approvals

  There are no actions, suits, claims, governmental investigations or proceed-ings instituted, pending or, to the best knowledge of Virginia Capital, threat-ened against Virginia Capital or any Virginia Capital Subsidiary or against any asset, interest, Plan or right of Virginia Capital or any Virginia Capital Sub-sidiary, or, to the best knowledge of Virginia Capital, against any officer, director or employee of any of them in their capacity as such. There are no ac-tions, suits or proceedings instituted, pending or, to the best knowledge of Virginia Capital, threatened against any present or former director or officer of Virginia Capital or any Virginia Capital Subsidiary that would reasonably be expected to give rise to a claim against Virginia Capital or any Virginia Capi-tal Subsidiary for indemnification. There are no actual or, to the best knowl-edge of Virginia Capital, threatened actions, suits or proceedings that present a claim to restrain or prohibit the transactions contemplated herein or in the BB&T Option Agreement. To the best knowledge of Virginia Capital, no fact or condition relating to Virginia Capital or any Virginia Capital Subsidiary ex-ists (including, without limitation, noncompliance with the CRA) that would prevent Virginia Capital or BB&T from obtaining all of the federal and state regulatory approvals contemplated herein.

3.17 Compliance with Laws; Filings

  Each of Virginia Capital and each Virginia Capital Subsidiary is in compli-ance with all statutes and regulations (including, but not limited to, the CRA, the TILA and regulations promulgated thereunder, and other consumer banking laws), and has obtained and maintained all permits, licenses and registrations applicable to the conduct of its business, and neither Virginia Capital nor any Virginia Capital Subsidiary has received written or, to the best knowledge of Virginia Capital, oral notification that has not lapsed, been withdrawn or abandoned by any agency or department of federal, state or local government (i) asserting a violation or possi-ble violation of any such statute or regulation, (ii) threatening to revoke any permit, license, registration, or other government authorization or (iii) re-stricting or in any way limiting its operations. Neither Virginia Capital nor any Virginia Capital Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and none of them has received any communication requesting that it enter into any of the foregoing. Since December 31, 1998, Virginia Capital and each of the Virginia Capital Subsidiaries has filed all reports, registrations, notices and statements, and any amendments thereto, that it was required to file with federal and state regulatory authorities, including, without limita-tion, the Commission, FDIC, OTS, Federal Reserve Board and applicable state regulators. Each such report, registration, notice and statement, and each amendment thereto, complied with applicable legal requirements.

3.18 Brokers and Finders

  Neither Virginia Capital nor any Virginia Capital Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commis-sions in connection with the transactions contemplated herein, in the Plan of Merger or in the BB&T Option Agreement, except for an obligation to the Finan-cial Advisor for investment banking services, the nature and extent of which has been Disclosed, and except for fees to accountants and lawyers.

3.19 Repurchase Agreements; Derivatives

  (a) With respect to all agreements currently outstanding pursuant to which Virginia Capital or any Virginia Capital Subsidiary has purchased securities subject to an agreement to resell, Virginia Capital or the Virginia Capital Subsidiary has a valid, perfected first lien or security interest in the secu-rities or other collateral securing such agreement, and the value of such col-lateral equals or exceeds the amount of the debt secured thereby. With respect to all agreements currently outstanding pursuant to which Virginia Capital or any Virginia Capital Subsidiary has sold securities subject to an agreement to repurchase, neither Virginia Capital nor the Virginia Capital Subsidiary has pledged collateral in excess of the amount required to secure the debt. Neither Virginia Capital nor any Virginia Capital Subsidiary has pledged collateral in excess of the amount required under any interest rate swap or other similar agreement currently outstanding.

  (b) Neither Virginia Capital nor any Virginia Capital Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its bal-ance sheets in the Financial Statements, which is a financial derivative con-tract (including various combinations thereof), except for options and forwards entered into in the ordinary course of its mortgage lending business consistent with past practice and current policy.

3.20 Deposit Accounts

  The deposit accounts of the Virginia Capital Subsidiaries that are depository institutions are insured by the FDIC to the maximum extent permitted by federal law, and the Virginia Capital Subsidiaries have paid all premiums and assess-ments and filed all reports required to have been paid or filed under all rules and regulations applicable to the FDIC.

3.21 Related Party Transactions

  Virginia Capital has Disclosed all existing transactions, investments and loans, including loan guarantees existing as of the date hereof, to which Vir-ginia Capital or any Virginia Capital Subsidiary is a party with any director, executive officer or 5% shareholder of Virginia Capital or any person, corpora-tion, or enterprise controlling, controlled by or under common control with any of the foregoing. All such transactions, investments and loans are on terms no less favorable to Virginia Capital than could be obtained from unrelated par-ties.

3.22 Certain Information

  When the Proxy Statement/Prospectus is mailed, and at the time of the meeting of shareholders of Virginia Capital to vote on this Agreement and the Plan of Merger, the Proxy Statement/Prospectus and all amendments or supplements there-to, with respect to all information set forth therein provided by Virginia Cap-ital, (i) shall comply with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

3.23 Tax and Regulatory Matters

  Neither Virginia Capital nor any Virginia Capital Subsidiary has taken or agreed to take any action that would or could reasonably be expected to (i) cause the Merger not to constitute a reorganization under Section 368 of the Code or (ii) materially impede or delay receipt of any consents of regulatory authorities referred to in Section 5.4(b) or result in failure of the condition in Section 6.3(b).

3.24 State Takeover Laws; Corporate Documents

  Virginia Capital and each Virginia Capital Subsidiary have taken all neces-sary action to exempt the transactions contemplated by this Agreement from any applicable moratorium, fair price, business combination, control share or other anti-takeover laws (including, without limitation, those set forth in Section 13.1-725 et seq. and Section 13.1-728.1 et seq. of the VSCA), and no such law shall be activated or applied as a result of such transactions. Neither the Ar-ticles of Incorporation nor the Bylaws of Virginia Capital, nor any other docu-ment of Virginia Capital or to which Virginia Capital is a party, contains a provision that requires more than two-thirds of the shares of Virginia Capital Common Stock entitled to vote, or the vote or approval of any other class of capital stock or voting security, to approve the Merger or any of the other transactions contemplated in this Agreement.

3.25 Labor Relations

  Neither Virginia Capital nor any Virginia Capital Subsidiary is the subject of any claim or allegation that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is Virginia Capital or any Virginia Capital Subsidiary party to any collective bargaining agreement. There is no strike or other labor dispute involving Virginia Capital or any Virginia Capital Subsidi-ary, pending or threatened, or to the best knowledge of Virginia Capital, is there any activity involving any employees of Virginia Capital or any Virginia Capital Subsidiary seeking to certify a collective bargaining unit or engaging in any other organization activity.

3.26 Fairness Opinion

  Virginia Capital has received from the Financial Advisor an opinion that, as of the date hereof, the Merger Consideration is fair to the shareholders of Virginia Capital from a financial point of view.

3.27 No Right to Dissent

  Nothing in the Articles of Incorporation or the Bylaws of Virginia Capital or the similar governing documents of any Virginia Capital Subsidiary provides or would provide to any person, including without limitation the holders of Vir-ginia Capital Common Stock, upon execution of this Agreement or the Plan of Merger and consummation of the transactions contemplated hereby and thereby, rights of dissent and appraisal of any kind.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                    OF BB&T

  BB&T represents and warrants to Virginia Capital as follows (the representa-tions and warranties herein of BB&T are made subject to the applicable standard set forth in Section 6.2(a), and no such representation or warranty shall be deemed to be inaccurate unless it is inaccurate to the extent that Virginia Capital would be entitled to refuse to consummate the Merger pursuant to Sec-tion 7.1(b)(ii) on account of such inaccuracy):

4.1 Capital Structure of BB&T

  The authorized capital stock of BB&T consists of (i) 5,000,000 shares of pre-ferred stock, par value $5.00 per share, of which 2,000,000 shares have been designated as Series B Junior Participating Preferred Stock and the remainder are undesignated, and none of which shares are issued and outstanding, and (ii) 500,000,000 shares of BB&T Common Stock of which 395,951,280 shares were issued and outstanding as of November 30, 2000. All outstanding shares of BB&T Common Stock have been duly authorized and are validly issued, fully paid and nonas-sessable. The shares of BB&T Common Stock reserved as provided in Section 5.3 are free of any Rights and have not been reserved for any other purpose, and such shares are available for issuance as provided pursuant to the Plan of Merger. Holders of BB&T Common Stock do not have preemptive rights.

4.2 Organization, Standing and Authority of BB&T

  BB&T is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, with full corporate power and authority to carry on its business as now conducted and to own, lease and oper-ate its properties and assets, and is duly qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such qualification. BB&T is registered as a financial holding company under the Bank Holding Company Act.

4.3 Authorized and Effective Agreement

  (a) BB&T has all requisite corporate power and authority to enter into and (subject to receipt of all necessary government approvals) perform all of its obligations under this Agreement and the Plan of Merger. The execution and de-livery of this Agreement and the Plan of Merger and consummation of the trans-actions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BB&T. This Agreement and the Plan of Merger attached hereto constitute legal, valid and binding obligations of BB&T, and each is enforceable against BB&T in accordance with its terms, in each case subject to (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws in effect from time to time relating to or affecting the enforcement of the rights of creditors; and (ii) general principles of equity (whether applied in a court of law or in equity).

  (b) Neither the execution and delivery of this Agreement, the Plan of Merger or the Articles of Merger, nor consummation of the transactions contemplated hereby or thereby, nor compliance by BB&T with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation or bylaws of BB&T or any BB&T Subsidiary, (ii) con-stitute or result in a breach of any term, condition or provision of, or con-stitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of BB&T or any BB&T Subsidiary pursu-ant to, any note, bond, mortgage, indenture, license, agreement or other in-strument or obligation, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to BB&T or any BB&T Subsidiary.

  (c) Other than consents or approvals required from, or notices to, regula-tory authorities as provided in Section 5.4(b), no notice to, filing with, or consent of, any public body or authority is necessary for the consummation by BB&T of the Merger and the other transactions contemplated in this Agreement.

4.4 Organization, Standing and Authority of BB&T Subsidiaries

  Each of the BB&T Subsidiaries is duly organized, validly existing and in good standing under applicable laws. BB&T owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the BB&T Subsid-iaries. Each of the BB&T Subsidiaries (i) has full power and authority to carry on its business as now conducted and (ii) is duly qualified to do busi-ness in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.5 Securities Documents; Financial Statements; Statements True

  (a) BB&T has timely filed all Securities Documents required by the Securi-ties Laws to be filed since December 31, 1997. As of their respective dates of filing, such Securities Documents complied with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (b) The Financial Statements of BB&T fairly present or will fairly present, as the case may be, the consolidated financial position of BB&T and the BB&T Subsidiaries as of the dates indicated and the consolidated statements of in-come, changes in shareholders' equity and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to the absence of notes and to normal year-end audit adjustments that are not material in amount or effect) in conformity with GAAP applied on a consistent basis.

  (c) No statement, certificate, instrument or other writing furnished or to be furnished hereunder by BB&T or any BB&T Subsidiary to Virginia Capital con-tains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6 Certain Information

  When the Proxy Statement/Prospectus is mailed, and at all times subsequent to such mailing up to and including the time of the meeting of shareholders of Virginia Capital to vote on the Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein relating to BB&T, (i) shall comply with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a ma-terial fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circum-stances in which they were made, not misleading.

4.7 Tax and Regulatory Matters

  Neither BB&T nor any BB&T Subsidiary has taken or agreed to take any action which would or could reasonably be expected to (i) cause the Merger not to constitute a reorganization under Section 368 of the Code, or (ii) materially impede or delay receipt of any consents of regulatory authorities referred to in Section 5.4(b) or result in failure of the condition in Section 6.3(b).

4.8 Share Ownership

  As of the date of this Agreement, BB&T does not own (except in a fiduciary capacity) any shares of Virginia Capital Common Stock.

4.9 Legal Proceedings; Regulatory Approvals

  There are no actual or, to the best knowledge of BB&T, threatened actions, suits or proceedings that present a claim to restrain or prohibit the transac-tions contemplated herein. To the best knowledge of BB&T, no fact or condition relating to BB&T or any BB&T Subsidiary exists (including, without limitation, noncompliance with the CRA) that would prevent BB&T or Virginia Capital from obtaining all of the federal and state regulatory approvals contemplated here-in.

4.10 Adverse Change

  Since September 30, 2001 there has been no adverse change or any event that has resulted in, or is reasonably likely to result in, an adverse change in the business, financial condition or results of operations of BB&T or any of its Subsidiaries.

                                   ARTICLE V
                                   COVENANTS

5.1 Virginia Capital Shareholder Meeting

  Virginia Capital shall submit this Agreement and the Plan of Merger to its shareholders for approval at a meeting to be held as soon as reasonably prac-ticable following the effectiveness of the Registration Statement. By approv-ing this Agreement and authorizing its execution, the Board of Directors of Virginia Capital agrees that it shall, at the time the Proxy Statement/Prospectus is mailed to the shareholders of Virginia Capital, recom-mend that Virginia Capital's shareholders vote for such approval; provided, that the Board of Directors of Virginia Capital may withdraw, modify, condi-tion or refuse to make such recommendation only if the Board of Directors shall determine in good faith that such recommendation should not be made in light of its fiduciary duty to Virginia Capital's shareholders after consider-ation of (i) written advice of legal counsel that such recommendation or the failure to withdraw or modify such recommendation could reasonably be expected to constitute a breach of the fiduciary duty of the Board of Directors to the shareholders of Virginia Capital, and (ii) a written determination from the Financial Advisor that the Merger Consideration is not fair or is inadequate to the Virginia Capital shareholders from a financial point of view, accompa-nied by a detailed analysis of the reasons for such determination.

5.2 Registration Statement; Proxy Statement/Prospectus

  As promptly as practicable after the date hereof, BB&T shall prepare and file the Registration Statement with the Commission. Virginia Capital will furnish to BB&T the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the Commission and again before any amendments are filed, and shall have the right to review and consult with BB&T on the form of, and any characterizations of such information included in, the Registration Statement prior to the filing with the Commission. BB&T shall prepare such Registration Statement such that, at the time it becomes effective and on the Effective Time, it conforms in all material respects to the requirements of the Securities Act and the applicable rules and regulations of the Commission (provided that no covenant is made by BB&T as to information provided by Virginia Capital for inclusion in the Reg-istration Statement). The Registration Statement shall include the form of Proxy Statement/Prospectus. BB&T and Virginia Capital shall use all reasonable efforts to cause the Proxy Statement/Prospectus to be approved by the Commis-sion for mailing to the Virginia Capital shareholders, and such Proxy Statement/Prospectus shall, on the date of mailing, conform in all material respects to the requirements of the Securities Laws and the applicable rules and regulations of the Commission thereunder. BB&T shall notify Virginia Capi-tal, as promptly as reasonably practicable following BB&T's receipt of notice thereof, if a stop order is issued with respect to the Registration Statement or the Proxy Statement/Prospectus. Virginia Capital shall cause the Proxy Statement/Prospectus to be mailed to its shareholders in accordance with all applicable notice requirements under the Securities Laws, the VSCA and the rules and regulations of the Nasdaq Stock Market.

5.3 Plan of Merger; Reservation of Shares

  At the Effective Time, the Merger shall be effected in accordance with the Plan of Merger. In connection therewith, BB&T acknowledges that it (i) has adopted the Plan of Merger and (ii) will pay or cause to be paid when due the Merger Consideration. BB&T has reserved for issuance such number of shares of BB&T Common Stock as shall be necessary to pay the Merger Consideration and agrees not to take any action that would cause the aggregate number of autho-rized shares of BB&T Common Stock available for issuance hereunder not to be sufficient to effect the Merger. If at any time the aggregate number of shares of BB&T Common Stock reserved for issuance hereunder is not sufficient to ef-fect the Merger, BB&T shall take all appropriate action as may be required to increase the number of shares of BB&T Common Stock reserved for such purpose.

5.4 Additional Acts

  (a) Virginia Capital agrees to take such actions requested by BB&T as may be reasonably necessary to modify the structure of, or to substitute parties to (so long as such substitute is BB&T or a BB&T Subsidiary) the transactions con-templated hereby, provided that such modifications do not change the Merger Consideration or abrogate the covenants and other agreements contained in this Agreement, including, without limitation, the covenant not to take any action that would substantially delay or impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger.

  (b) As promptly as practicable after the date hereof, BB&T and Virginia Capi-tal shall submit notice or applications for prior approval of the transactions contemplated herein to the Federal Reserve Board, and any other federal, state or local government agency, department or body to which notice is required or from which approval is required for consummation of the Merger and the other transactions contemplated hereby. Virginia Capital and BB&T each represents and warrants to the other that all information included (or submitted for inclu-sion) concerning it, its respective Subsidiaries, and any of its respective di-rectors, officers and shareholders, shall be true, correct and complete in all material respects as of the date presented. Virginia Capital and BB&T shall provide promptly to each other copies of all correspondence with regulatory bodies to which notices or applications are submitted.

5.5 Best Efforts

  Each of BB&T and Virginia Capital shall use, and shall cause each of their respective Subsidiaries to use, its best efforts in good faith to (i) furnish such information as may be required in connection with and otherwise cooperate in the preparation and filing of the documents referred to in Sections 5.2 and
5.4 or elsewhere herein, and (ii) take or cause to be taken all action neces-sary or desirable on its part to fulfill the conditions in Article VI, includ-ing, without limitation, executing and delivering, or causing to be executed and delivered, such representations, certificates and other instruments or doc-uments as may be reasonably requested by BB&T's legal counsel for such counsel to issue the opinion contemplated by Section 6.1(e), and to consummate the transactions herein contemplated at the earliest possible date. Neither BB&T nor Virginia Capital shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially delay or impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger.

5.6 Certain Accounting Matters

  Virginia Capital shall cooperate with BB&T concerning (i) accounting and fi-nancial matters necessary or appropriate to facilitate the Merger (taking into account BB&T's policies, practices and procedures), including, without limita-tion, issues arising in connection with record keeping, loan classification, valuation adjustments, levels of loan loss reserves and other accounting prac-tices, and (ii) Virginia Capital's lending, investment or asset/liability man-agement policies; provided, that any action taken pursuant to this Section 5.6 shall not be deemed to constitute or result in the breach of any representa-tion, warranty or covenant of Virginia Capital contained in this Agreement. Virginia Capital shall not be required to modify or change any such policies or practices, however, until the earlier of (A) such time as BB&T acknowledges that all conditions to its obligation to consummate the Merger have been waived or satisfied (other than the delivery of certificates, opinions and other instruments and documents to be delivered at Closing or otherwise to be dated at the Effective Time, the delivery of which shall continue to be a condition to BB&T's obligation to consummate the Merger) or (B) immediately prior to the Effective Time.

5.7 Access to Information

  Virginia Capital and BB&T will each keep the other advised of all material developments relevant to its business and the businesses of its Subsidiaries, and to consummation of the Merger, and each shall provide to the other, upon request, reasonable details of any such development. Upon reasonable notice, Virginia Capital shall afford to representatives of BB&T access, during normal business hours during the period prior to the Effective Time, to all of the properties, books, contracts, commitments and records of Virginia Capital and the Virginia Capital Subsidiaries and, during such period, shall make available all information concerning their businesses as may be reasonably requested. No investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations hereunder of, either party hereto. Each party hereto shall, and shall cause each of its directors, officers, attorneys and advisors to, maintain the confi-dentiality of all information obtained hereunder which is not otherwise pub-licly disclosed by the other party, said undertakings with respect to confiden-tiality to survive any termination of this Agreement pursuant to Section 7.1. In the event of the termination of this Agreement, each party shall return to the other party upon request all confidential information previously furnished in connection with the transactions contemplated by this Agreement.

5.8 Press Releases

  BB&T and Virginia Capital shall agree with each other as to the form and sub-stance of any press release related to this Agreement and the Plan of Merger or the transactions contemplated hereby and thereby, and consult with each other as to the form and substance of other public disclosures related thereto; pro-vided, that nothing contained herein shall prohibit either party, following no-tification to the other party, from making any disclosure which in the opinion of its counsel is required by law.

5.9 Forbearances of Virginia Capital

  Except with the prior written consent of BB&T (which consent shall not be ar-bitrarily withheld or delayed), between the date hereof and the Effective Time, Virginia Capital shall not, and shall cause each of the Virginia Capital Sub-sidiaries not to:

     (a) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, or estab-lish or acquire any new Subsidiary or engage in any new type of activity or expand any existing activities;

     (b) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock, other than regularly scheduled quarterly dividends of $0.11 per share of Virginia Capital Common Stock payable on record dates and in amounts consistent with past practices; provided that any dividend declared or payable on the shares of Virginia Capital Common Stock in the quarterly period during which the Effective Time occurs shall, unless otherwise agreed upon in writing by BB&T and Virginia Capital, be declared with a record date prior to the Effective Time only if the normal record date for payment of the corresponding quarterly dividend to holders of BB&T Common Stock is before the Effective Time;

     (c) issue any shares of its capital stock (including treasury shares), except pursuant to the Stock Option Plan with respect to the options out-standing on the date hereof or pursuant to the BB&T Option Agreement;

     (d) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitaliza-tion;

     (e) amend its Articles of Incorporation or Bylaws;

     (f) impose or permit imposition, of any lien, charge or encumbrance on any share of stock held by it in any Virginia Capital Subsidiary, or permit any such lien, charge or encumbrance to exist; or waive or release any ma-terial right or cancel or compromise any debt or claim, in each case other than in the ordinary course of business;

     (g) merge with any other entity or permit any other entity to merge into it, or consolidate with any other entity; acquire control over any other entity; or liquidate, sell or otherwise dispose of any assets or acquire any assets other than in the ordinary course of its business consistent with past practices;

     (h) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

     (i) increase the rate of compensation of any of its directors, officers or employees (excluding increases in compensation resulting from the exer-cise of compensatory stock options outstanding as of the date of this Agreement), or pay or agree to pay any bonus to, or provide any new em-ployee benefit or incentive to, any of its directors, officers or employ-ees, except for increases or payments made in the ordinary course of busi-ness consistent with past practice pursuant to plans or arrangements in ef-fect on the date hereof;

     (j) enter into or substantially modify (except as may be required by ap-plicable law or regulation) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred com-pensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other em-ployees; provided, however, that this subparagraph shall not prevent re-newal of any of the foregoing consistent with past practice;

     (k) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discus-sions concerning, any acquisition or purchase of all or a substantial por-tion of the assets of, or a substantial equity interest in, Virginia Capi-tal or any Virginia Capital Subsidiary or any business combination with Virginia Capital or any Virginia Capital Subsidiary other than as contem-plated by this Agreement; or authorize any officer, director, agent or af-filiate of Virginia Capital or any Virginia Capital Subsidiary to do any of the above; or fail to notify BB&T immediately if any such inquiries or pro-posals are received, any such information is requested or required, or any such negotiations or discussions are sought to be initiated; provided, that this Section 5.9(k) shall not apply to furnishing information, negotiations or discussions with the offeror following an unsolicited offer if, as a re-sult of such offer, Virginia Capital is advised in writing by legal counsel that the failure to so furnish information or negotiate could reasonably be expected to constitute a breach of the fiduciary duty of Virginia Capital's Board of Directors to the Virginia Capital shareholders;

     (l) enter into (i) any material agreement, arrangement or commitment not made in the ordinary course of business, (ii) any agreement, indenture or other instrument not made in the ordinary course of business relating to the borrowing of money by Virginia Capital or a Virginia Capital Subsidiary or guarantee by Virginia Capital or a Virginia Capital Subsidiary of any obligation, (iii) any agreement, arrangement or commitment relating to the employment or severance of a consultant or the employment, severance, elec-tion or retention in office of any present or former director, officer or employee (this clause shall not apply to the election of directors by shareholders or the reappointment of officers in the normal course), or
  (iv) any contract, agreement or understanding with a labor union;

     (m) change its lending, investment or asset/liability management poli-cies in any material respect, except (i) as may be required by applicable law, regulation, or directives, and (ii) that after approval of the Agree-ment and the Plan of Merger by its shareholders and after receipt of the requisite regulatory approvals for the transactions contemplated by this Agreement and the Plan of Merger, and subject to Section 5.6, Virginia Cap-ital shall cooperate in good faith with BB&T to adopt policies, practices and procedures consistent with those utilized by BB&T, effective on or be-fore the Closing Date;

     (n) change its methods of accounting in effect at December 31, 1999 in any material respect, except as required by changes in GAAP concurred in by BB&T, which concurrence shall not be unreasonably withheld, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1999, except as required by changes in law or regulation;

     (o) incur any commitments for capital expenditures or obligation to make capital expenditures in excess of $25,000, for any one expenditure, or $100,000, in the aggregate;

     (p) incur any indebtedness other than deposits from customers, advances from the Federal Home Loan Bank and reverse repurchase arrangements in the ordinary course of business;

     (q) take any action which would or could reasonably be expected to (i) cause the Merger not to constitute a reorganization under Section 368 of the Code as determined by BB&T, (ii) result in any inaccuracy of a repre-sentation or warranty herein that would allow for a termination of this Agreement, or (iii) cause any of the conditions precedent to the transac-tions contemplated by this Agreement to fail to be satisfied;

     (r) dispose of any material assets other than in the ordinary course of business; or

     (s) agree to do any of the foregoing.

5.10 Employment Agreements

  BB&T (or its specified BB&T Subsidiary) has entered into an employment agree-ment with Samuel C. Harding, Jr. in the form of Annex B hereto and with Peggy
J. Newman in the form of Annex C hereto, both of which shall become effective as of the Effective Time.

5.11 Affiliates

  Virginia Capital shall use its best efforts to cause all persons who are Af-filiates of Virginia Capital to deliver to BB&T promptly following execution of this Agreement, and in any event prior to the Closing Date, a written agreement providing that such person will not dispose of BB&T Common Stock received in the Merger except in compliance with the Securities Act and the rules and regu-lations promulgated thereunder.

5.12 Section 401(k) Plan; Other Employee Benefits

  (a) Effective on the Benefit Plan Determination Date with respect to the 401(k) plan of Virginia Capital, BB&T shall cause such plan to be merged with the 401(k) plan maintained by BB&T and the BB&T Subsidiaries, or to be frozen or terminated, in each case as determined by BB&T and subject to the receipt of all applicable regulatory or governmental approvals. Each employee of Virginia Capital at the Effective Time who (i) is a participant in the 401(k) plan of Virginia Capital, (ii) becomes an employee immediately following the Effective Time of BB&T or of any subsidiary of BB&T ("Employer Entity"), and (iii) con-tinues in the employment of an Employer Entity until the Benefit Plan Determi-nation Date for the 401(k) plan, shall be eligible to participate in BB&T's 401(k) plan as of such Benefit Plan Determination Date. Any other former em-ployee of Virginia Capital who is employed by an Employer Entity on or after such Benefit Plan Determination Date shall be eligible to be a participant in the BB&T 401(k) plan upon complying with eligibility requirements. All rights to participate in BB&T's 401(k) plan are subject to BB&T's right to amend or terminate the plan. Until such Benefit Plan Determination Date, BB&T shall con-tinue in effect for the benefit of participating employees the 401(k) plan of Virginia Capital. For purposes of administering BB&T's 401(k) plan, service with Virginia Capital and the Virginia Capital Subsidiaries shall be deemed to be service with BB&T for participation and vesting purposes, but not for pur-poses of benefit accrual. Each employee of Virginia Capital or a Virginia Capi-tal Subsidiary at the Effective Time who becomes an employee immediately fol-lowing the Effective Time of an Employer Entity is referred to herein as a "Transferred Employee."

  (b) Each Transferred Employee shall be eligible to participate in group hos-pitalization, medical, dental, life, disability and other welfare benefit plans and programs available to employees of the Employer Entity, subject to the terms of such plans and programs, as of the Benefit Plan Determination Date for each such plan or program, conditional upon the Transferred Employ-ee's being employed by an Employer Entity as of such Benefit Plan Determina-tion Date and subject to complying with eligibility requirements of the re-spective plans and programs. With respect to health care coverages, participa-tion in BB&T's plans may be subject to availability of HMO options. In any case in which HMO coverage is not available, substitute coverage will be pro-vided that may not be fully comparable to the HMO coverage. With respect to any welfare benefit plan or program of Virginia Capital that the Employer En-tity determines, in its sole discretion, provides benefits of the same type or class as a corresponding plan or program maintained by the Employer Entity, the Employer Entity shall continue such Virginia Capital plan or program in effect for the benefit of the Transferred Employees so long as they remain el-igible to participate and until they shall become eligible to become partici-pants in the corresponding plan or program maintained by the Employer Entity (and, with respect to any such plan or program, subject to complying with eli-gibility requirements and subject to the right of the Employer Entity to ter-minate such plan or program). For purposes of administering the welfare plans and programs subject to this Section 5.12(b), (A) service with Virginia Capi-tal shall be deemed to be service with the Employer Entity for the purpose of determining eligibility to participate and vesting (if applicable) in such welfare plans and programs, but not for the purpose of computing benefits, if any, determined in whole or in part with reference to service (except as oth-erwise provided in Section 5.12(c)), and (B) each Transferred Employee shall receive credit for any deductibles and out-of pocket expenses paid prior to the applicable Benefit Plan Determination Date (to the same extent such credit was given under the analogous plan prior to such Benefit Plan Determination
Date) in satisfying any applicable deductibles or out-of-pocket expenses.

  (c) Except to the extent of commitments herein or other contractual commit-ments, if any, specifically made or assumed hereunder by BB&T, neither BB&T nor any Employer Entity shall have any obligation arising from the Merger to continue any Transferred Employees in its employ or in any specific job or to provide to any Transferred Employee any specified level of compensation or any incentive payments, benefits or perquisites. Each Transferred Employee who is terminated by an Employer Entity subsequent to the Effective Time shall be en-titled to severance pay in accordance with the general severance policy main-tained by BB&T, if and to the extent that such employee is entitled to sever-ance pay under such policy. Such employee's service with Virginia Capital or a Virginia Capital Subsidiary shall be treated as service with BB&T for purposes of determining the amount of severance pay, if any, under BB&T's severance policy.

  (d) BB&T agrees to honor all employment agreements, severance agreements and deferred compensation agreements that Virginia Capital and the Virginia Capi-tal Subsidiaries have with their current and former employees and directors and which have been Disclosed to BB&T pursuant to this Agreement, except to the extent any such agreements shall be superseded or terminated at the Clos-ing or following the Closing Date. Except for the agreements described in the preceding sentence and except as otherwise provided in this Section 5.12, the employee benefit plans of Virginia Capital shall, in the sole discretion of BB&T, be frozen, terminated or merged into comparable plans of BB&T, effective as BB&T shall determine in its sole discretion.

  (e) Notwithstanding and without limiting the generality of Section 5.12(d), as soon as practicable following the date hereof but, in any event, prior to the Effective Time, Virginia Capital shall take any and all action necessary to terminate the ESOP as of the Effective Time, to repay any outstanding in-debtedness thereof and to allocate shares of Virginia Capital Common Stock held thereby to the participants therein in accordance with the terms thereof. No purchases of shares of Virginia Capital Common Stock shall be made thereun-der after the date hereof.

5.13 Directors and Officers Protection

  BB&T or a BB&T Subsidiary shall provide and keep in force for a period of three years after the Effective Time directors' and officers' liability insur-ance providing coverage to directors and officers of Virginia Capital for acts or omissions occurring prior to the Effective Time. Such insurance shall pro-vide at least the same coverage and amounts as contained in Virginia Capital's policy on the date hereof; provided, that in no event shall the annual premium on such policy exceed 150% of the annual premium payments on Virginia Capital's policy in effect as of the date hereof (the "Maximum Amount"). If the amount of the premiums necessary to maintain or pro-cure such insurance coverage exceeds the Maximum Amount, BB&T shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount. Notwithstanding the foregoing, BB&T further agrees to indemnify all in-dividuals who are or have been officers, directors or employees of Virginia Capital or any Virginia Capital Subsidiary prior to the Effective Time from any acts or omissions in such capacities prior to the Effective Time, to the extent that such indemnification is provided pursuant to the Articles of Incorporation or Bylaws of Virginia Capital on the date hereof and is permitted under the VSCA and the NCBCA. BB&T shall also advance indemnifiable expenses as incurred to the extent permitted by the Articles of Incorporation or Bylaws of Virginia Capital on the date hereof and permitted under the VSCA and the NCBCA.

5.14 Forbearances of BB&T

  Except with the prior written consent of Virginia Capital, between the date hereof and the Effective Time neither BB&T nor any BB&T Subsidiary shall take any action which would or might be expected to (i) cause the business combina-tion contemplated hereby not to constitute a reorganization under Section 368 of the Code; (ii) result in any inaccuracy of a representation or warranty herein that would allow for termination of this Agreement; (iii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied; or (iv) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business.

5.15 Reports

  Each of Virginia Capital and BB&T shall file (and shall cause the Virginia Capital Subsidiaries and the BB&T Subsidiaries, respectively, to file), between the date of this Agreement and the Effective Time, all reports required to be filed by it with the Commission and any other regulatory authorities having ju-risdiction over such party, and shall deliver to BB&T or Virginia Capital, as the case may be, copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the Com-mission, such financial statements will fairly present the consolidated finan-cial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to the absence of notes and to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the Commission will comply in all material re-spects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circum-stances under which they were made, not misleading. Any financial statements contained in any other reports to a regulatory authority other than the Commis-sion shall be prepared in accordance with requirements applicable to such re-ports.

5.16 Exchange Listing

  BB&T shall use its reasonable best efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of BB&T Common Stock to be issued to the holders of Virginia Capital Common Stock pur-suant to the Merger, and BB&T shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

5.17 Advisory Board

  As of the Effective Time, BB&T shall offer to (i) the members of the Board of Directors of Virginia Capital a seat on the BB&T Advisory Board for the Freder-icksburg, Virginia area. For two years following the Effective Time, the Advi-sory Board members appointed pursuant to this Section 5.17 and who continue to serve shall receive, as compensation for service on the Advisory Board, Advi-sory Board member's fees (annual retainer and attendance fees) equal in amount each year (prorated for any partial year) to the annual retainer and schedule of attendance fees for directors of Virginia Capital in effect on December 1, 2000. Following such two-year period, Advisory Board Members, if they continue to serve in such capacity, shall receive fees in accordance with BB&T's standard schedule of fees for service thereon as in effect from time to time. For two years after the Effective Time, no such Advisory Board member shall be prohibited from serving thereon because he or she shall have attained the maximum age for service thereon (currently age 70). Membership of any per-son on any Advisory Board shall be conditional upon execution of an agreement providing that such person will not engage in activities competitive with BB&T for two years following the Effective Time or, if longer, the period that he or she is a member of the Advisory Board.

5.18 Special Payments and Distributions

  Virginia Capital shall not (a) make any distributions or payments to Samuel
C. Harding, Jr. or Peggy J. Newman or accelerate vesting with respect to any benefits distributable or payable to either if BB&T, acting in good faith, de-termines that such distributions, payments or acceleration could constitute ex-cess parachute payments within the meaning of Section 280G of the Code, and (b) in addition to the restrictions in (a), make any cash severance payment to Samuel C. Harding, Jr. in excess of $100,000 or to Peggy J. Newman in excess of $300,000. At least ten days prior to the Closing Date, Virginia Capital shall submit to BB&T schedules showing amounts to be paid or distributed to Samuel C. Harding, Jr. and Peggy J. Newman, and the value of any accelerated benefits distributable or payable to each, and BB&T shall determine if (a) or (b) is po-tentially violated and, if it makes such determination, Virginia Capital shall reduce the amounts as appropriate to the satisfaction of BB&T.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

6.1 Conditions Precedent--BB&T and Virginia Capital

  The respective obligations of BB&T and Virginia Capital to effect the trans-actions contemplated by this Agreement shall be subject to satisfaction or waiver of the following conditions at or prior to the Effective Time:

     (a) All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Plan of Merger, and consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken, including, without limitation, the approval of the shareholders of Virginia Capital of the Agreement and the Plan of Merger;

     (b) The Registration Statement (including any post-effective amendments thereto) shall be effective under the Securities Act, no proceedings shall be pending or, to the best knowledge of BB&T, threatened by the Commission to suspend the effectiveness of such Registration Statement and the BB&T Common Stock to be issued as contemplated in the Plan of Merger shall have either been registered or be subject to exemption from registration under applicable state securities laws;

     (c) The parties shall have received all regulatory approvals required in connection with the transactions contemplated by this Agreement and the Plan of Merger, all notice periods and waiting periods with respect to such approvals shall have passed and all such approvals shall be in effect;

     (d) None of BB&T, any of the BB&T Subsidiaries, Virginia Capital or any of the Virginia Capital Subsidiaries shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Agree-ment; and

     (e) Virginia Capital and BB&T shall have received an opinion of BB&T's legal counsel, in form and substance satisfactory to Virginia Capital and BB&T, substantially to the effect that the Merger will constitute one or more reorganizations under Section 368 of the Code and that the sharehold-ers of Virginia Capital will not recognize any gain or loss to the extent that such shareholders exchange shares of Virginia Capital Common Stock for shares of BB&T Common Stock.

6.2 Conditions Precedent--Virginia Capital

  The obligations of Virginia Capital to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following addi-tional conditions at or prior to the Effective Time, unless waived by Virginia Capital pursuant to Section 7.4:

     (a) All representations and warranties of BB&T shall be evaluated as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writ-ing by Virginia Capital. The representations and warranties of BB&T set forth in Sections 4.1, 4.2 (except as relates to qualification), 4.3(a), 4.3(b)(i), 4.4 (except as relates to qualification) and 4.7 shall be true and correct (except for inaccuracies which are de minimis). There shall not exist inaccuracies in the representations and warranties of BB&T set forth in this Agreement (including the representations and warranties set forth in the Sections designated in the preceding sentence) such that the aggre-gate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on BB&T.

     (b) BB&T shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement.

     (c) BB&T shall have delivered to Virginia Capital a certificate, dated the Closing Date and signed by its Chairman or President or an Executive Vice President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d), 6.2(a) and 6.2(b), to the extent applicable to BB&T, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's knowledge, threatened that reasonably may be ex-pected to have a Material Adverse Effect on BB&T or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger.

     (d) Virginia Capital shall have received opinions of counsel to BB&T in the form reasonably acceptable to Virginia Capital's legal counsel.

     (e) The shares of BB&T Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official no-tice of issuance.

6.3  Conditions Precedent--BB&T

  The obligations of BB&T to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following additional condi-tions at or prior to the Effective Time, unless waived by BB&T pursuant to Sec-tion 7.4:

     (a) All representations and warranties of Virginia Capital shall be evaluated as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by BB&T. The representations and warranties of Vir-ginia Capital set forth in Sections 3.1, 3.2 (except as relates to qualifi-cation), 3.3, 3.4 (except the last sentence thereof), 3.5(a), 3.5(b)(i),
  3.23 and 3.24 shall be true and correct (except for inaccuracies which are de minimis). There shall not exist inaccuracies in the representations and warranties of Virginia Capital set forth in this Agreement (including the representations and warranties set forth in the Sections designated in the preceding sentence) such that the effect of such inaccuracies individually or in the aggregate has, or is reasonably likely to have, a Material Ad-verse Effect on Virginia Capital (evaluated without regard to consummation of the Merger).

     (b) No regulatory approval shall have imposed any condition or require-ment which, in the reasonable opinion of the Board of Directors of BB&T, would so materially adversely affect the business or economic benefits to BB&T of the transactions contemplated by this Agreement as to render con-summation of such transactions inadvisable or unduly burdensome.

     (c) Virginia Capital shall have performed in all material respects all obligations and complied in all material respects with all covenants re-quired by this Agreement.

     (d) Virginia Capital shall have delivered to BB&T a certificate, dated the Closing Date and signed by its Chairman or President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(c), 6.3(a) and 6.3(c), to the extent applicable to Virginia Capital, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's knowl-edge, threatened that reasonably may be expected to have a Material Adverse Effect on Virginia Capital (evaluated without regard to the Merger) or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger.

     (e) BB&T shall have received opinions of counsel to Virginia Capital in the form reasonably acceptable to BB&T's legal counsel.

                                  ARTICLE VII
                  TERMINATION, DEFAULT, WAIVER AND AMENDMENT

7.1 Termination

  This Agreement may be terminated:

     (a) At any time prior to the Effective Time, by the mutual consent in writing of the parties hereto.

     (b) At any time prior to the Effective Time, by either party hereto in writing (i) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement, or (ii) in the event of the inaccuracy of any representation or warranty of the other party con-tained in this Agreement, which inaccuracy would provide the nonbreaching party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 6.2(a) in the case of Virginia Capital and
  Section 6.3(a) in the case of BB&T; and, in the case of (i) or (ii), if such breach or inaccuracy has not been cured by the earlier of thirty days following written notice of such breach to the party committing such breach or the Effective Time.

     (c) At any time prior to the Effective Time, by either party hereto in writing, if any of the conditions precedent to the obligations of the other party to consummate the transactions contemplated hereby cannot be satis-fied or fulfilled prior to the Closing Date, and the party giving the no-tice is not in material breach of any of its representations, warranties, covenants or undertakings herein.

     (d) At any time, by either party hereto in writing, if any of the appli-cations for prior approval referred to in Section 5.4 are denied, and the time period for appeals and requests for reconsideration has run.

     (e) At any time, by either party hereto in writing, if the shareholders of Virginia Capital do not approve the Agreement and the Plan of Merger at a meeting called and held for the purpose of voting thereon.

     (f) At any time following October 31, 2001, by either party hereto in writing, if the Effective Time has not occurred by the close of business on such date, and the party giving the notice is not in material breach of any of its representations, warranties, covenants or undertakings herein.

     (g) At any time prior to the Effective Time, by BB&T in writing, if the Board of Directors of Virginia Capital shall have withdrawn, modified, con-ditioned or refused to make its recommendation to the shareholders of Vir-ginia Capital that they vote to approve this Agreement and the Plan of Merger.

     (h) At any time prior to the Effective Time, by Virginia Capital in writing, under the circumstances described in Section 2.7(b).

7.2 Effect of Termination

  In the event this Agreement and the Plan of Merger is terminated pursuant to
Section 7.1, both this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions hereof relating to confidentiality and expenses set forth in Sections 5.7 and 8.1, re-spectively, shall survive any such termination and (ii) a termination pursuant to Section 7.1(b) shall not relieve the breaching party from liability for a breach of the covenant, agreement, representation or warranty giving rise to such termination. The BB&T Option Agreement shall be governed by its own terms, and no provision contained herein shall limit the ability of BB&T to exercise its rights under the BB&T Option Agreement.

7.3 Survival of Representations, Warranties and Covenants

  All representations, warranties and covenants in this Agreement or the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall ex-pire on, and be terminated and extinguished at, the Effective Time, other than covenants that by their terms are to be performed after the Effective Time (in-cluding Sections 5.13 and 5.17); provided that no such representations, warran-ties or covenants shall be deemed to be terminated or extinguished so as to de-prive BB&T or Virginia Capital (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any share-holder or former shareholder of either BB&T or Virginia Capital, the aforesaid representations, warranties and covenants being material inducements to consum-mation by BB&T and Virginia Capital of the transactions contemplated herein.

7.4 Waiver

  Except with respect to any required regulatory approval, each party hereto, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of the Agreement and the Plan of Merger by the Virginia Capital shareholders) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive
(i) any inaccuracies of the other party in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pur-suant hereto or thereto, (ii) compliance with any of the covenants, undertak-ings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger, or
(iii) the performance by the other party of any of its obligations set out herein or therein; provided that no such extension or waiver, or amendment or supplement pursuant to this Section 7.4, executed after approval by the Vir-ginia Capital shareholders of this Agreement and the Plan of Merger, shall re-duce either the Exchange Ratio or the payment terms for fractional interests.

7.5 Amendment or Supplement

  This Agreement or the Plan of Merger may be amended or supplemented at any time in writing by mutual agreement of BB&T and Virginia Capital, subject to the proviso to Section 7.4.

                                  ARTICLE VIII
                                 MISCELLANEOUS

8.1 Expenses

  Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including, without limitation, fees and expenses of its own financial consultants, accoun-tants and counsel; provided, however, that the filing fees and printing costs incurred in connection with the Registration Statement and the Proxy Statement/Prospectus shall be borne 50% by BB&T and 50% by Virginia Capital.

8.2 Entire Agreement

  This Agreement, including the documents and other writings referenced herein or delivered pursuant hereto, contains the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and su-persedes all arrangements or understandings with respect thereto, written or oral, entered into on or before the date hereof. The terms and conditions of this Agreement and the BB&T Option Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Agreement or the BB&T Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their re-spective successors, any rights, remedies, obligations or liabilities, except for the rights of directors and officers of Virginia Capital to enforce rights in Sections 5.13 and 5.17.

8.3 No Assignment

  Except for a substitution of parties pursuant to Section 5.4(a), none of the parties hereto may assign any of its rights or obligations under this Agreement to any other person, except upon the prior written consent of each other party.

8.4 Notices

  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nation-ally recognized overnight express courier or by facsimile transmission, ad-dressed or directed as follows:

     If to Virginia Capital:

       Samuel C. Harding, Jr.
       President
       Virginia Capital Bancshares, Inc.
       400 George Street
       Fredericksburg, Virginia 22404
       Telephone: 540-899-5500
       Fax: 540-373-7012

     With a required copy to:

       Lori M. Beresford
       Muldoon Murphy & Faucette LLP
       5101 Wisconsin Avenue, N.W.
       Washington, DC 20016
       Telephone: 202-686-4917
       Fax: 202-966-9409

     If to BB&T:

       Scott E. Reed
       150 South Stratford Road
       4th Floor
       Winston-Salem, North Carolina 27104
       Telephone: 336-733-3088
       Fax: 336-733-2296

     With a required copy to:

       William A. Davis, II
       Womble Carlyle Sandridge & Rice, PLLC
       200 West Second Street
       Winston-Salem, North Carolina 27102
       Telephone: 336-721-3624
       Fax: 336-733-8364

  Any party may by notice change the address to which notice or other communi-cations to it are to be delivered.

8.5 Specific Performance

  Virginia Capital acknowledges that the Virginia Capital Common Stock and the Virginia Capital business and assets are unique, and that if Virginia Capital fails to consummate the transactions contemplated by this Agreement such fail-ure will cause irreparable harm to BB&T for which there will be no adequate remedy at law, BB&T shall be entitled, in addition to its other remedies at law, to specific performance of this Agreement if Virginia Capital shall, with-out cause, refuse to consummate the transactions contemplated by this Agree-ment.

8.6 Captions

  The captions contained in this Agreement are for reference only and are not part of this Agreement.

8.7 Counterparts

  This Agreement and the Plan of Merger may be executed in any number of coun-terparts, and each such counterpart shall be deemed to be an original instru-ment, but all such counterparts together shall constitute but one agreement.

8.8 Governing Law

  This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the principles of conflicts of laws, except to the extent federal law may be applicable.

                  [remainder of page intentionally left blank]

  IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed in counterparts by their duly autho-rized officers, all as of the day and year first above written.

                                          BB&T CORPORATION

                                          By: /s/ John A. Allison IV
                                            ___________________________________
                                            Name: John A. Allison IV
                                            Title: Chairman and Chief
                                            Executive Officer

                                          VIRGINIA CAPITAL BANCSHARES, INC.

                                          By: /s/ Samuel C. Harding, Jr.
                                            ___________________________________
                                            Name: Samuel C. Harding, Jr.
                                            Title: President

                               ARTICLES OF MERGER
                                       OF
                       VIRGINIA CAPITAL BANCSHARES, INC.
                                      WITH
                                BB&T CORPORATION

  The undersigned corporations, pursuant to Section 55-11-05 of the North Caro-lina Business Corporation Act (the "NCBCA") and Section 13.1-720 of the Vir-ginia Stock Corporation Act (the "VSCA"), hereby execute the following Articles of Merger.

                                      ONE

  The merger of Virginia Capital Bancshares, Inc., a Virginia corporation ("Virginia Capital"), into BB&T Corporation, a North Carolina corporation ("BB&T"), shall be in accordance with the Agreement and Plan of Merger attached hereto as Exhibit A and incorporated herein by reference (the "Plan of Merg-er").

                                      TWO

  The Plan of Merger was submitted to the shareholders of Virginia Capital by its Board of Directors in accordance with the provisions of Section 13.1-718 of the VSCA and Section 55-11-03 of the NCBCA:

       A. The Plan of Merger was approved by the Board of Directors of Vir-ginia Capital on January 23, 2001 and recommended and submitted to the holders of common stock of Virginia Capital, the only class of capital stock outstanding, at a special meeting of shareholders called and held in
  accordance with the VSCA, on               , 2001. As of the record date of
  that meeting,            shares of Virginia Capital common stock were out-
  standing, of which                  shares were entitled to vote. At that
  meeting,                undisputed shares were voted in favor of the Plan
  of Merger,           shares abstained, and                shares were voted
  against the Plan of Merger. This represented approval by      % of the to-
  tal Virginia Capital common stock issued and outstanding, sufficient for approval by Virginia Capital shareholders.

       B. Pursuant to Section 55-11-03(g) of the NCBCA, approval of the Plan of Merger by shareholders of B&BT was not required.

                                     THREE

  The effective time and date of the Plan of Merger shall be 11:59 p.m. local
time on               , 2001.

  The undersigned, on behalf of BB&T, declares that the facts herein stated are
true as of                 , 2001.

                                          BB&T CORPORATION

                                          By:
                                            :
                                            ___________________________________
                                          Name:
                                            :
                                            ___________________________________
                                          Title:
                                            :
                                            ___________________________________

                                                                       Exhibit A

                          AGREEMENT AND PLAN OF MERGER
                                       OF
                       VIRGINIA CAPITAL BANCSHARES, INC.
                                      WITH
                                BB&T CORPORATION

  Section 1. Corporations Proposing to Merge and Surviving Corporation. Vir-ginia Capital Bancshares, Inc., a Virginia corporation ("Virginia Capital") shall be merged (the "Merger") into BB&T Corporation, a North Carolina corpora-tion ("BB&T"), pursuant to the terms and conditions of this Agreement and Plan of Merger (the "Plan of Merger") and the Agreement and Plan of Reorganization, dated as of January 23, 2001 (the "Agreement"), between Virginia Capital and BB&T. The effective time for the Merger (the "Effective Time") shall be set forth in the Articles of Merger to be filed with the Secretary of State of North Carolina and with the Clerk of the State Corporation Commission of Vir-ginia. BB&T shall continue as the surviving corporation (the "Surviving Corpo-ration") in the Merger and the separate corporate existence of Virginia Capital shall cease.

  Section 2. Effects of the Merger. The Merger shall have the effects set forth in Section 55-11-06 of the North Carolina Business Corporation Act (the "NCBCA") and Section 13.1-721 of the Virginia Stock Corporation Act (the "VSCA").

  Section 3. Articles of Incorporation and Bylaws. The Articles of Incorpora-tion and the Bylaws of BB&T as in effect immediately prior to the Effective Time shall remain in effect as the Articles of Incorporation and Bylaws of the Surviving Corporation following the Effective Time until changed in accordance with their terms and the NCBCA.

  Section 4. Conversion of Shares.

      (a) At the Effective Time, each share of common stock, par value $0.01 per share, of Virginia Capital ("Virginia Capital Common Stock") outstand-ing immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become the right to receive, upon surrender of the certificate repre-senting such share of Virginia Capital Common Stock, shares of common stock, par value $5.00 per share, of BB&T ("BB&T Common Stock"), and cash in lieu of any fractional share interest, as described in Section 5.

     (b) At the Effective Time, each share of the common stock of BB&T issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding.

     (c) Until surrendered, each outstanding certificate which prior to the Effective Time represented one or more shares of Virginia Capital Common Stock shall be deemed upon the Effective Time for all purposes to represent only the right to receive the Merger Consideration (as defined in Section
  5). No interest will be paid or accrued on the Merger Consideration upon the surrender of the certificate or certificates representing shares of Virginia Capital Common Stock. With respect to any certificate for Virginia Capital Common Stock that has been lost or destroyed, BB&T shall pay the Merger Consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity as required in accordance with BB&T's standard policy, and evidence reasonably satisfactory to BB&T of ownership of the shares represented thereby. After the Effective Time, no transfer of the shares of Virginia Capital Common Stock outstanding immedi-ately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

     (d) Promptly after the Effective Time, BB&T shall cause to be delivered or mailed to each Virginia Capital shareholder a form of letter of trans-mittal and instructions for use in effecting the surrender of the certifi-cates that, immediately prior to the Effective Time, represented any shares of Virginia Capital Common Stock. Upon surrender of such certificates or other evidence of ownership meeting the requirements of Section 4(c), to-gether with such letter of transmittal duly executed and completed in ac-cordance with the instructions thereto, and such other documents as may be reasonably requested, BB&T shall promptly cause the transfer to the persons entitled thereto of the Merger Consideration.

     (e) The Surviving Corporation shall pay any dividends or other distribu-tions with a record date prior to the Effective Time which have been de-clared or made by Virginia Capital in respect of shares of Virginia Capital Common Stock in accordance with the terms of the Agreement and which remain unpaid at the Effective Time, subject to compliance by Virginia Capital with Section 5.9(b) of the Agreement. To the extent permitted by law, for-mer shareholders of record of Virginia Capital shall be entitled to vote after the Effective Time at any meeting of BB&T shareholders the number of whole shares of BB&T Common Stock into which their respective shares of Virginia Capital Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Virginia Capital Common Stock for certificates representing BB&T Common Stock in accordance with the provisions of the Agreement. Whenever a dividend or other distri-bution is declared by BB&T on the BB&T Common Stock, the record date for which is at or after the Effective Time, the declaration shall include div-idends or other distributions on all shares of BB&T Common Stock issuable pursuant to the Agreement, but no dividend or other distribution payable to the holders of record of BB&T Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate repre-senting Virginia Capital Common Stock until such holder surrenders such certificate for exchange as provided in this Section 4. Upon surrender of such certificate, both the BB&T Common Stock certificate and any undeliv-ered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to the shares of Virginia Capital Common Stock represented by such certificate.

  Section 5. Merger Consideration. As used herein, the term "Merger Considera-tion" shall mean the number of shares of BB&T Common Stock (to the nearest one-hundredth of a share) to be exchanged for each share of Virginia Capital Common Stock issued and outstanding as of the Effective Time, cash (without interest) to be payable as provided in Section 5(b) and cash (without inter-
est) to be payable in exchange for any fractional share of BB&T Common Stock which would otherwise be distributable to a Virginia Capital shareholder, de-termined as follows:

     (a) Except as provided in Section 5(b), the number of shares of BB&T Common Stock to be issued for each issued and outstanding share of Virginia Capital Common Stock (the "Exchange Ratio") shall be determined in accor-dance with this Section 5(a). If the BB&T Average Price (as defined below) is:

      (1) equal to or greater than $37.31, the Exchange Ratio shall be .4958;

      (2) less than $37.31 but greater than $30.53, the Exchange Ratio shall be the result obtained by dividing $18.50 by the BB&T Average Price; or

      (3) $30.53 or less, the Exchange Ratio shall be .6060.

The "BB&T Average Price" shall mean the average 4:00 p.m. eastern time closing price per share of BB&T Common Stock on the NYSE for the ten trading days (de-termined by excluding days on which the NYSE is closed) ending on the day pre-ceding the date of the special meeting of the Virginia Capital shareholders to vote on the merger.

     (b) Notwithstanding the provisions of Section 5(a), in the event that the value of the Merger Consideration, based on the Exchange Ratio deter-mined under Section 5(a) and BB&T Average Price, is less than $16.53, Vir-ginia Capital may terminate the Agreement unless, not later than the fifth business day following the close of the period for determining the BB&T Av-erage Price as provided in Section 5(a), BB&T shall have provided written notice to Virginia Capital that it agrees, in its sole and absolute discre-tion, to provide additional Merger Consideration in the form of cash, BB&T Common Stock (valued at the BB&T Average Price) or a combination thereof in an amount so that the value of the Merger Consideration shall equal $16.53.

     (c) The amount of cash payable with respect to any fractional share of BB&T Common Stock shall be determined by multiplying the fractional part of such share by the 4:00 p.m. eastern time closing price per share on the New York Stock Exchange on the closing date, as reported on NYSEnet.com.

  Section 6. Conversion of Stock Options. At the Effective Time, each option to acquire shares of Virginia Capital Common Stock ("Stock Option") granted under the Virginia Capital Bancshares, Inc. 1999 Stock Based Incentive Plan (the "Stock Option Plan") then outstanding (and which by its terms does not lapse on or before the Effective Time), whether or not then exercisable, shall be converted into and become rights with respect to BB&T Common Stock, and BB&T shall assume each such Stock Option in accordance with the terms of the Stock Option Plan, except that from and after the Effective Time (i) BB&T and its Compensation Committee shall be substituted for Virginia Capital and the Committee of Virginia Capital's Board of Directors administering the Stock Op-tion Plans, (ii) each Stock Option assumed by BB&T may be exercised solely for shares of BB&T Common Stock, (iii) the number of shares of BB&T Common Stock subject to each such Stock Option shall be the number of whole shares of BB&T (omitting any fractional share) determined by multiplying the number of shares of Virginia Capital Common Stock subject to such Stock Option immediately prior to the Effective Time by the Exchange Ratio, and (iv) the per share ex-ercise price under each such Stock Option shall be adjusted by dividing the per share exercise price under each such Stock Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the foregoing, BB&T may at its election substitute as of the Effective Time options under the BB&T Corporation 1995 Omnibus Stock Incentive Plan (the "BB&T Option Plan") for all or a part of the Stock Options, subject to the following conditions: (A) the requirements of (iii) and (iv) above shall be met; (B) such substitution shall not constitute a modification, extension or renewal of any of the Stock Op-tions which are incentive stock options; and (C) the substituted options shall continue in effect on the same terms and conditions as provided in the Stock Options and the Stock Option Plan. Each grant of a converted or substitute op-tion to any individual who subsequent to the Merger will be a director or of-ficer of BB&T as construed under Rule 16b-3 shall, as a condition to such con-version or substitution, be approved in accordance with the provisions of Rule 16b-3. Each Stock Option which is an incentive stock option shall be adjusted as required by Section 424 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Regulations promulgated thereunder, so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option within the meaning of Section 424(h) of the Code. With respect to those individuals, if any, who subsequent to the Merger may be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), BB&T shall administer the Stock Option Plan (or the BB&T Op-tion Plan, if applicable) in a manner that complies with Rule 16b-3 promul-gated under the Exchange Act to the extent necessary to preserve for such in-dividuals the benefits of Rule 16b-3 to the extent such benefits were avail-able to them prior to the Effective Time.

  Section 7. No Fractional Shares. Notwithstanding any other term or provision hereof, no fraction of a share of BB&T Common Stock, and no certificates or scrip therefor or other evidence of ownership thereof, will be issued in con-nection with the conversion of Virginia Capital Common Stock in the Merger, and no right to receive cash in lieu thereof shall entitle the holder thereof to any voting or other rights of a holder of shares or fractional share interests of the Surviving Corporation. In lieu of such fractional shares, any holder of shares who would otherwise be entitled to fractional shares of BB&T Common Stock will, upon receipt by the Surviving Corporation of the letter of trans-mittal and other documents described in Section 2.8(d) of the Agreement, be paid the cash value of each such fraction, computed in accordance with Section 5(c).

  Section 8. Amendment. At any time before the Effective Time, this Plan of Merger may be amended, provided that: (i) any such amendment is approved by the Boards of Directors of Virginia Capital and BB&T; and (ii) no such amendment made subsequent to the submission of this Plan of Merger to the shareholders of Virginia Capital shall reduce either the Exchange Ratio or the payment terms for fractional interests, or otherwise have any of the effects prohibited in
Section 13.1-718.I of the VSCA without the approval of the shareholders af-fected thereby.

                           [FORM OF FAIRNESS OPINION]

Board of Directors
Virginia Capital Bancshares, Inc.
400 George Street
Fredericksburg, Virginia 22401

Members of the Board:

  You have requested our opinion with respect to the fairness, from a financial point of view, as of the date hereof, to the holders of the common stock, par value of $0.01 per share ("Virginia Capital Common Stock"), of Virginia Capital Bancshares, Inc. ("Virginia Capital"), of the Exchange Ratio, as set forth in the Agreement and Plan of Reorganization dated as of January 23, 2001 (the "Agreement"), between Virginia Capital and BB&T Corporation ("BB&T").

  The Agreement provides for the merger (the "Merger") of Virginia Capital with and into BB&T. Pursuant to the Agreement, at the Effective Time (as defined in the Agreement) each outstanding share of Virginia Capital Common Stock will be converted into the right to receive shares of common stock, par value of $5.00 per share, of BB&T ("BB&T Common Stock"), at a rate initially determined by di-viding $18.50 per share by the closing price of the BB&T Common Stock on the date immediately prior to the announcement of the proposed Merger (the "Ex-change Ratio"). The Exchange Ratio is subject to upward adjustment in certain events as provided in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement.

  Trident Securities, a division of McDonald Investments Inc., as part of its investment banking business, is customarily engaged in the valuation of busi-nesses and their securities in connection with mergers and acquisitions, nego-tiated underwritings, secondary distributions of listed and unlisted securi-ties, private placements and valuations for estate, corporate and other purpos-es.

  We have acted as Virginia Capital's financial advisor in connection with, and have participated in certain negotiations leading to, the Agreement. In connec-tion with rendering our opinion set forth herein, we have among other things:

     (i) Reviewed Virginia Capital's Annual Reports to Shareholders and An-nual Reports on Form 10-K for each of the years ended December 31, 1999, December 31, 1998 and December 31, 1997, including the audited financial statements contained therein, and Virginia Capital's Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

     (ii) Reviewed BB&T's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 1999, December 31, 1998 and December 31, 1997, including the audited financial statements con-tained therein, BB&T's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 and BB&T's Cur-rent Reports on Form 8-K dated April 28, 2000 and October 27, 2000, includ-ing the restated audited financial statements contained therein;

     (iii) Reviewed certain other information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Virginia Capital and BB&T provided to us or publicly available;

     (iv) Participated in meetings and telephone conferences with members of senior management of Virginia Capital and BB&T concerning the financial condition, business, assets, financial forecasts and prospects of the re-spective companies, as well as other matters we believed relevant to our inquiry;

     (v) Reviewed certain stock market information for Virginia Capital Com-mon Stock and BB&T Common Stock, and compared it with similar information for certain companies, the securities of which are publicly traded;

     (vi) Compared the results of operations and financial condition of Vir-ginia Capital and BB&T with that of certain companies which we deemed to be relevant for purposes of this opinion;

     (vii) Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which we deemed to be relevant for pur-poses of this opinion;

     (viii) Reviewed the Agreement and certain related documents; and

     (ix) Performed such other reviews and analyses as we have deemed appro-priate.

  In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have relied upon the accuracy and completeness of the representations, warranties and covenants of Virginia Capital and BB&T contained in the Agreement. We have not been engaged to undertake, and have not assumed any responsibility for, nor have we conducted, an independent investi-gation or verification of such matters. We have not been engaged to and we have not conducted a physical inspection of any of the assets, properties or facili-ties of either Virginia Capital or BB&T, nor have we made or obtained or been furnished with any independent valuation or appraisal of any such assets, prop-erties or facilities or any of the liabilities of either Virginia Capital or BB&T. With respect to financial forecasts used in our analysis, we have assumed that such forecasts reflect the best currently available estimates and judgements of the management of Virginia Capital and BB&T, as to the future performance of Virginia Capital, BB&T, and Virginia Capital and BB&T combined, as the case may be. We have not been engaged to and we have not assumed any re-sponsibility for, nor have we conducted any independent investigation or veri-fication of such matters, and we express no view as to such financial forecasts or the assumptions on which they are based. We have also assumed that all of the conditions to the consummation of the Merger, as set forth in the Agree-ment, including the tax-free treatment of the Merger to the holders of Virginia Capital Common Stock, would be satisfied and that the Merger would be consum-mated on a timely basis in the manner contemplated by the Agreement.

  We will receive a fee for our services as financial advisor to Virginia Capi-tal and for rendering this opinion, a substantial portion of which is contin-gent upon closing of the Merger. In the past, we have also provided certain other investment banking services for Virginia Capital and BB&T and have re-ceived compensation for such services.

  In the ordinary course of business, we may actively trade securities of Vir-ginia Capital and BB&T for our own account and for the accounts of customers and, accordingly, we may at any time hold a long or short position in such se-curities.

  This opinion is based on economic and market conditions and other circum-stances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Exchange Ratio to be received by the holders of Virginia Capital Common Stock, and does not address the under-lying business decision of Virginia Capital's Board of Directors to effect the Merger, does not compare or discuss the relative merits of any other terms of the Merger, and does not constitute a recommendation to any Virginia Capital shareholder as to how such shareholder should vote with respect to the Merger. This opinion does not represent an opinion as to what the value of Virginia Capital Common Stock or BB&T Common Stock may be at the Effective Time of the Merger or as to the prospects of Virginia Capital's business or BB&T's busi-ness.

  This opinion is directed to the Board of Directors of Virginia Capital and may not be reproduced, summarized, described or referred to or given to any other person without our prior consent. Notwithstanding the foregoing, this opinion may be included in the proxy statement to be mailed to the holders of Virginia Capital Common Stock in connection with the Merger, provided that this opinion will be reproduced in such proxy statement in full, and any description of or reference to us or our actions, or any summary of the opinion in such proxy statement, will be in form reasonably acceptable to us and our counsel.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Virginia Capital Com-mon Stock from a financial point of view.

                                          Very truly yours,

                                          TRIDENT SECURITIES
                                          A Division of McDonald Investments
                                           Inc.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

  Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that: (i) a corporation must indemnify a director or officer who is wholly suc-cessful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense if it is determined as provided by statute that the director or officer meets a certain standard of conduct, except that when a director or of-ficer is liable to the corporation or is adjudged liable on the basis that per-sonal benefit was improperly received by him, the corporation may not indemnify him. A director or officer of a corporation who is a party to a proceeding may also apply to a court for indemnification, and the court may order indemnifica-tion under certain circumstances set forth in statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution of the board of directors, provide indemnification in addition to that provided by statute, subject to certain conditions.

  The registrant's bylaws provide for the indemnification of any director or officer of the registrant against liabilities and litigation expenses arising out of his status as such, excluding: (i) any liabilities or litigation ex-penses relating to activities that were at the time taken known or believed by such person to be clearly in conflict with the best interest of the registrant and (ii) that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy.

  The registrant's articles of incorporation provide for the elimination of the personal liability of each director of the registrant to the fullest extent permitted by law.

  The registrant maintains directors' and officers' liability insurance that, in general, insures: (i) the registrant's directors and officers against loss by reason of any of their wrongful acts and (ii) the registrant against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.

  Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated de-pository institution holding companies to indemnify affiliated parties, includ-ing institution directors. In general, subject to the ability to purchase di-rectors and officers liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemni-fying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the af-fairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C.(S) 1818(b)).

Item 21. Exhibits and Financial Statement Schedules

  (a) The following documents are filed as exhibits to this registration state-ment on Form S-4:

 Exhibit No.                            Description
 -----------                            -----------
  2          Agreement and Plan of Reorganization dated as of January 23, 2001 between BB&T Corporation and Virginia Capital Bancshares, Inc.
             (included as Appendix A to the proxy statement/prospectus)

  4(a)       Articles of Amendment to Amended and Restated Articles of
             Incorporation of the Registrant related to Junior Participating
             Preferred Stock (Incorporated herein by reference to Exhibit 3(a)
             to the Registrant's Annual Report on Form 10-K filed March 17,
             1997)

 Exhibit No.                             Description
 -----------                             -----------
  4(b)       Rights Agreement dated as of December 17, 1996 between the
             Registrant and Branch Banking and Trust Company, Rights Agent
             (Incorporated herein by reference to Exhibit 1 to the Registrant's
             Form 8-A filed January 10, 1997)

  4(c)       Subordinated Indenture (including Form of Subordinated Debt
             Security) between the Registrant and State Street Bank and Trust
             Company, Trustee, dated as of May 24, 1996 (Incorporated herein by reference to Exhibit 4(d) to Registration No. 333-02899)

  4(d) Senior Indenture (including Form of Senior Debt Security) between the Registrant and State Street Bank and Trust company, Trustee, dated as of May 24, 1996 (Incorporated herein by reference to Exhibit 4(c) to Registration No. 333-02899)

  5          Form of Opinion of Womble Carlyle Sandridge & Rice, PLLC

  8          Form of Opinion of Womble Carlyle Sandridge & Rice, PLLC

 23(a)       Consent of Womble Carlyle Sandridge & Rice, PLLC (included in
             Exhibit 5)*

 23(b)       Consent of Womble Carlyle Sandridge & Rice, PLLC (included in
             Exhibit 8)*

 23(c)       Consent of Arthur Andersen LLP*

 23(d)       Consent of KPMG LLP*

 23(e)       Consent of Cherry, Bekaert & Holland, L.L.P.*

 23(f)       Consent of Trident Securities, a Division of McDonald Investments,
             Inc.*

 24          Power of Attorney

 99(a)       Form of Virginia Capital Bancshares, Inc. Proxy Card

 99(b)       Option Agreement dated as of January 23, 2001 between BB&T
             Corporation and Virginia Capital Bancshares, Inc.

--------
*to be filed by amendment

  (b)Financial statement schedules: Not applicable.

  (c)Reports, opinion or appraisals: The opinion Trident Securities, a division of McDonald Investments, Inc., is included as Appendix B to the proxy statement/prospectus.*

Item 22. Undertakings

  A. The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggre-gate, represent a fundamental change in the information set forth in the registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration state-ment.

     2. That, for the purpose of determining any liability under the Securi-ties Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termina-tion of the offering.

  B. The undersigned registrant hereby undertakes that, for purposes of deter-mining any liability under the Securities Act of 1933, each filing of the reg-istrant's annual report pursuant to section 13(a) or section 15(d) of the Se-curities Exchange Act of 1934 (and, where applicable, each filing of an em-ployee benefit plan's annual report pursuant to section 15(d) of the Securi-ties Exchange Act of 1934) that is incorporated by reference in the registra-tion statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  C. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the infor-mation called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the in-formation called for by the other Items of the applicable form.

  D. The registrant undertakes that every prospectus (i) that is filed pursu-ant to Paragraph (C) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the regis-trant has been advised that in the opinion of the Securities and Exchange Com-mission such indemnification is against public policy as expressed in the Se-curities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or control-ling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling pre-cedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Secu-rities Act of 1933 and will be governed by the final adjudication of such is-sue.

  F. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  G. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and in-cluded in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on March 6, 2001.

                                          BB&T CORPORATION

                                          By:    /s/ Jerone C. Herring
                                                 _______________________________
                                          Name:  Jerone C. Herring
                                          Title: Executive Vice President and
                                                  Secretary

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on March 6, 2001.

    /s/ John A. Allison IV*                      /s/ Scott E. Reed*
_____________________________________      _____________________________________
Name:  John A. Allison IV                  Name:  Scott E. Reed
Title: Chairman of the Board and           Title: Senior Executive Vice
       Chief Executive Officer                    President and Chief Financial
       (principal executive officer)              Officer (principal financial
                                                  officer)

    /s/ Sherry A. Kellett*                      /s/ Paul B. Barringer*
_____________________________________      _____________________________________
Name:  Sherry A. Kellett                   Name:  Paul B. Barringer
Title: Executive Vice President and        Title: Director
       Controller (principal
       accounting officer)

    /s/ Nelle Ratrie Chilton*                   /s/ Alfred E. Cleveland*
_____________________________________      _____________________________________
Name:  Nelle Ratrie Chilton                Name:  Alfred E. Cleveland
Title: Director                            Title: Director

    /s/ W. R. Cuthbertson, Jr.*                 /s/ Ronald E. Deal*
_____________________________________      _____________________________________
Name:  W. R. Cuthbertson, Jr.              Name:  Ronald E. Deal
Title: Director                            Title: Director

    /s/ A. J. Dooley, Sr.*                      /s/ Tom D. Efird*
_____________________________________      _____________________________________
Name:  A. J. Dooley, Sr.                   Name:  Tom D. Efird
Title: Director                            Title: Director

    /s/ Paul S. Goldsmith*                      /s/ L. Vincent Hackley*
_____________________________________      _____________________________________
Name:  Paul S. Goldsmith                   Name:  L. Vincent Hackley
Title: Director                            Title: Director

    /s/ Jane P. Helm*                           /s/ Richard Janeway, M.D.*
_____________________________________      _____________________________________
Name:  Jane P. Helm                        Name:  Richard Janeway, M.D.
Title: Director                            Title: Director

                                                /s/ James H. Maynard*
_____________________________________      _____________________________________
Name:  J. Ernest Lathem, M.D.              Name:  James H. Maynard
Title: Director                            Title: Director

    /s/ Joseph A. McAleer, Jr.*
_____________________________________      _____________________________________
Name:  Joseph A. McAleer, Jr.              Name:  Albert O. McCauley
Title: Director                            Title: Director

    /s/ J. Holmes Morrison*                     /s/ Richard L. Player, Jr.*
_____________________________________      _____________________________________
Name:  J. Holmes Morrison                  Name:  Richard L. Player, Jr.
Title: Director                            Title: Director

    /s/ C. Edward Pleasants*
_____________________________________      _____________________________________
Name:  C. Edward Pleasants                 Name:  Nido R. Qubein
Title: Director                            Title: Director

    /s/ E. Rhone Sasser*                        /s/ Jack E. Shaw*
_____________________________________      _____________________________________
Name:  E. Rhone Sasser                     Name:  Jack E. Shaw
Title: Director                            Title: Director

    /s/ Jerone C. Herring                       /s/ Harold B. Wells*
*By _________________________________      _____________________________________
    Jerone C. Herring                      Name:  Harold B. Wells
    Attorney-in-Fact                       Title: Director